                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY





                            ASSET PURCHASE AGREEMENT

                                 By and Between

                               AETHER SYSTEMS INC.

                                       and

                           @TRACK COMMUNICATIONS, INC.




                       made effective as of March 15, 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE 1 ASSET PURCHASE AND CLOSING...........................................1

         1.1      Definitions..................................................1
         1.2      Acquired Assets.............................................10
         1.3      Retained Assets.............................................11
         1.4      Assumed Liabilities.........................................11
         1.5      Retained Liabilities........................................11
         1.6      Proration and Post-Closing Payments.........................11
         1.7      Purchase Price Adjustment...................................13

ARTICLE 2 PURCHASE PRICE; CLOSING.............................................13

         2.1      Purchase Price..............................................13
         2.2      Allocation of Consideration.................................13
         2.3      Accounting Terms............................................14
         2.4      Location and Date...........................................14

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER............................14

         3.1      Due Organization............................................14
         3.2      Authorization; Validity.....................................14
         3.3      No Conflicts................................................15
         3.4      Private Sale................................................15
         3.5      Environmental Matters.......................................16
         3.6      Acquired Assets and Retained Assets.........................17
         3.7      Leased Real Property........................................18
         3.8      Intellectual Property.......................................18
         3.9      Books and Records...........................................21
         3.10     Licenses and Permits........................................21
         3.11     Liabilities.................................................21
         3.12     Material Contracts..........................................22
         3.13     Backlog.....................................................24
         3.14     Governmental Consents.......................................24
         3.15     Insurance...................................................24
         3.16     Labor and Employment Matters................................25
         3.17     Employee Benefit Plans......................................25
         3.18     Conformity with Law.........................................26
         3.19     Litigation..................................................27
         3.20     Warranties; Products........................................27
         3.21     Taxes.......................................................28
         3.22     Solvency....................................................28
         3.23     Absence of Changes..........................................29
         3.24     Inventories.................................................30
         3.25     Unlawful Payments...........................................30
         3.26     Brokers' Fees...............................................30

         3.27     Disclosure..................................................31
         3.28     Accounts Receivable and Accounts Payable....................31
         3.29     SEC Documents; Financials...................................31
         3.30     Diligence Disclosure........................................32

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE BUYER.........................32

         4.1      Due Organization............................................32
         4.2      Authorization; Validity.....................................33
         4.3      No Conflicts................................................33
         4.4      Capitalization..............................................33
         4.5      SEC Documents; Financials...................................34
         4.6      Governmental Consents.......................................34
         4.7      Litigation..................................................35
         4.8      Solvency....................................................35
         4.9      Brokers Fees................................................35
         4.10     Disclosure..................................................35

ARTICLE 5 COVENANTS...........................................................36

         5.1      Further Assurances..........................................36
         5.2      Notification of Certain Matters.............................36
         5.3      Cooperation in Litigation...................................36
         5.4      Tax Matters.................................................36
         5.5      Cooperation in Transfer of Web Site Content.................37
         5.6      Customer Inquiries; Internet Link...........................37
         5.7      Transition Assistance.......................................37
         5.8      Employees...................................................38
         5.9      Buyer Preferred Stock Transfer Restrictions.................38
         5.10     Public Disclosure; Press Announcements......................39
         5.11     Third Party Consents........................................39
         5.12     Brokerage Services Agreement................................40
         5.13     Future Marketing Arrangement................................40
         5.14     Inventory Inspection........................................41
         5.15     Covenant Not to Sue.........................................41
         5.16     No Use of Marks.............................................42

ARTICLE 6 CLOSING DELIVERIES..................................................42

         6.1      Closing Deliveries of the Buyer.............................42
         6.2      Closing Deliveries of the Seller............................43

ARTICLE 7 INDEMNIFICATION.....................................................45

         7.1      General Indemnification by the Seller.......................45
         7.2      General Indemnification by the Buyer........................46
         7.3      Survival and Expiration of Representations, Warranties
                  and Covenants...............................................47
         7.4      Indemnification Procedures..................................47
         7.5      Remedies....................................................49
         7.6      Right to Setoff.............................................49
         7.7      Basket and Cap for Damages..................................50

ARTICLE 8 NONCOMPETITION AND CONFIDENTIALITY..................................50

         8.1      Prohibited Activities.......................................50
         8.2      Confidentiality.............................................51
         8.3      Reasonable Restraint........................................51
         8.4      Severability; Reformation...................................52
         8.5      Independent Covenant........................................52
         8.6      Materiality.................................................52

ARTICLE 9 GENERAL PROVISIONS..................................................52

         9.1      Successors and Assigns......................................52
         9.2      Entire Agreement............................................52
         9.3      Counterparts................................................52
         9.4      Expenses and Fees...........................................53
         9.5      Specific Performance; Remedies..............................53
         9.6      Notices.....................................................53
         9.7      Governing Law...............................................54
         9.8      SELECTION OF A FORUM........................................54
         9.9      Severability................................................54
         9.10     Absence of Third Party Beneficiary Rights...................55
         9.11     Further Representations.....................................55
         9.12     Amendment; Waiver...........................................55
         9.13     Schedules...................................................55
         9.14     Interpretation..............................................55

                                  Exhibit Index
                                  -------------

Exhibit                    Title
-------                    -----

A                          Assignment and Assumption Agreement

B                          Bill of Sale

C                          Transition Services Agreement

D-1                        Opinion of Counsel to the Seller

D-2                        Opinion of Counsel to the Buyer

E                          Escrow Agreement

F                          Note

G                          Certificate of Designation

H                          Registration Rights Agreement

I                          License Agreement(s)

J                          Intellectual Property Transfer Instrument

K                          Transfer Agent Instructions

L                          Form of Contracts

M                          Preferred Stock Conversion Agreement

N                          Transition Consulting Reimbursement Agreement

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT this ("Agreement") is made, entered into and effective this 15th day of March, 2002, by and between Aether Systems, Inc., a Delaware corporation (the "Buyer") with its principal place of business located at 11460 Cronridge Drive, Owings Mills, Maryland 21117, and @Track Communications, Inc., a Delaware corporation with its principal place of business located at 1155 Kas Drive, Suite 100, Richardson, Texas 75081 (the "Seller").

                                    RECITALS

         WHEREAS, Seller is in the business of providing wireless mobile communications, emergency dispatch, fleet management and mobile asset tracking services and Seller desires to sell certain of the assets used in certain of its business activities; and

         WHEREAS, this Agreement contemplates a transaction in which: (i) the Buyer will purchase from Seller, and Seller will sell to the Buyer, certain assets of Seller and, (ii) the Buyer will assume certain liabilities of Seller, all on the terms as set forth herein.

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                           ASSET PURCHASE AND CLOSING
                           --------------------------

                  1.1 Definitions. The capitalized terms used in this Agreement and not otherwise defined shall have the following meanings (unless the context otherwise requires, such capitalized terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined):

         "Acquired Assets" shall have the meaning set forth in Section 1.2.

         "Adjustment Notice" shall have the meaning set forth in Section 1.6.

         "Affiliate" means, with respect to any Person, (i) any Person that, directly or indirectly through one or more entities, Controls or is Controlled by, or is under common Control with, such Person, (ii) any director, officer, partner, member, manager or trustee of such Person or (iii) any Person who is an officer, director, partner, member, manager or trustee of any Person described in clauses (i) or (ii) of this sentence.

         "Agreement" shall have the meaning set forth in the introductory paragraph.

         "Assigned Marks" shall have the meaning set forth in Section 5.16.

         "Assumed Liabilities" shall have the meaning set forth in Section 1.4.

         "Books and Records" means all books, records, ledgers, files, documents, correspondence, lists, plats, drawings, creative materials, advertising and promotional materials, studies, reports, sales order files, engineering order files, purchase order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, books of account, invoices, surveys, analyses, strategies, plans, forms, designs, diagrams, specifications, technical data, production and quality control records, manufacturing records and formulations.

         "Burlington Contract" means the Information Management Services Agreement, dated April 25, 1997, by and between Burlington Motor Carriers Incorporated and HighwayMaster Corporation (predecessor in interest to Seller) and any amendments and exhibits attached thereto.

         "Business" means manufacturing, selling, marketing, distributing, servicing and developing the Product Lines and the HM5000 Acquired Business.

         "Buyer" shall have the meaning set forth in the introductory paragraph.

         "Buyer Common Stock" means the Buyer's common stock, par value $0.01 per share.

         "Buyer Indemnified Party" and "Buyer Indemnified Parties" shall have the meaning set forth in Section 7.1.

         "Buyer Internet Site" shall have the meaning set forth in Section 5.6.

         "Buyer Material Adverse Effect" shall have the meaning set forth in
         Section 4.1.

         "Buyer Preferred Stock" means the Buyer's Series A Convertible Redeemable Preferred Stock, par value $0.01 per share, with the rights, preferences and obligations set forth in the Certificate of Designation.

         "Buyer Reports" shall have the meaning set forth in Section 4.5

         "Buyer Shares" means the shares of the Buyer Preferred Stock issued upon conversion of the Note, and shares of the Buyer Common Stock issued upon conversion of the Buyer Preferred Stock.

         "Cash Payment" shall have the meaning set forth in Section 2.1(a).

         "Certificate of Designation" means the certificate regarding the rights and preferences of the Buyer Preferred Stock a copy of which is attached hereto as Exhibit G.

         "Charter Documents" with respect to any Person, means the certificate of incorporation, bylaws, and all comparable organizational documents of such Person in each case as amended from time to time.

         "Chosen Court" shall have the meaning set forth in Section 9.8.

         "Claim" shall have the meaning set forth in Section 7.4.

         "Claim Notice" shall mean any Claim for Indemnification hereunder, which notice shall include a good faith estimate of the dollar amount of the Claim and a description of the basis for that Claim that provides reasonable detail.

         "Closing" shall have the meaning set forth in Section 2.4.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Competitive Product Lines" shall have the meaning set forth in Section 8.1(a).

         "Confidential Information" means, without limitation, information that none of the Seller or the Buyer has disclosed to the public or to the trade with respect to present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs, or profits associated with any products or services of the Seller or the Buyer), business plans, lease structure, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other information not generally known outside the Seller or the Buyer that may be of value to the Seller or the Buyer, respectively, but excludes any information already properly in the public domain. "Confidential Information" also includes confidential and proprietary information and trade secrets that third parties entrust to the Seller or to the Buyer in confidence.

         "Conforming Board" shall have the meaning set forth in Section 5.14.

         "Contracts" means all contracts, contractual rights, understandings, commitments, notes, bonds, indentures, deeds of trust, mortgages, pledges, conditional sale or title retention agreements, equipment obligations, purchase agreements, loan or credit agreements, instruments of indebtedness, distributor agreements, representative or agent agreements, supply agreements, and all other documents, instruments, obligations and agreements, whether oral or written.

         "Controls," "Control" and "Controlled" means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of 50% or more of the voting interests of such Person or otherwise.

         "Damages" means all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including, reasonable attorneys' fees and expenses disbursements of every kind, nature and description).

         "Environmental Permits" shall have the meaning set forth in Section 3.5(c).

         "Escrow Agreement" shall have the meaning set forth in Section 2.1(a).

         "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

         "Governmental Authority" means a foreign, United States, state, local or other governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality.

         "GAAP" means United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated.

         "Governmental Consents" shall have the meaning set forth in Section
         3.14.

         "Hazardous Material" shall have the meaning set forth in Section
         3.5(a).

         "HM5000 Acquired Business" means (i) all rights (but not the obligations) under the HM5000 Contracts, including the right to all revenue received thereunder, and (ii) the right to perform the HM5000 Non-Airtime Services.

         "HM5000 Airtime Services" means Enhanced Services (as defined in the HM5000 Contracts) and Enhanced Cellular Roaming (as defined in the HM5000 Contracts) provided by Seller under the HM5000 Contracts.

         "HM5000 Customers" means those parties with whom Seller has entered into an HM5000 Contract in their capacities as such.

         "HM5000 Contract" means those contracts set forth on Schedule 1.2(e), which are the corporate customer contracts for the HM5000 products and services.

         "HM5000 Non-Airtime Services" means the following services performed for the HM5000 Customers: (i) warranty services (including shipping and receiving of return material authorizations); (ii) non-warranty repair services; (iii) provisioning and activation of the HM5000 mobile units: and (iv) customer care and technical support.

         "HM5000 Marks" shall have the meaning set forth in Section 5.15.

         "HM5000 Retained Business" means (i) the obligation to perform all obligations under the HM5000 Contracts, including the obligation to provide the HM5000 Airtime Services and (ii) the right to provide the HM5000 Airtime Services.

         "Indebtedness" shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (f) all capitalized lease obligations of such Person, (g) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof),
         (i) all letters of credit issued for the account of such Person, (j) all obligations of such Person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (k) all guarantees and arrangements having the economic effect of a guarantee by such Person of any indebtedness of any other person.

         "Indemnified Party" or "Indemnified Parties" shall have the meaning set forth in Section 7.4

         "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary or confidential information, formulas, compositions, ideas, know-how, technology, products, processes, techniques, methods, research and development information, plans, proposals, technical data and financial, marketing, business, customer, prospect and supplier lists and date pricing and cost information, business and marketing plans, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, (viii) domain names, web-sites and the content thereof, uniform resource locators and other names and locators associated with the Internet; (ix) all software, computer programs, computer systems, modules, and related data including workpapers, and user documentation, (x) all goodwill relating to any of the foregoing, and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world and any other intellectual property (including all rights and remedies against any past, current or future infringement of any of the foregoing and rights of protection of interest therein under the laws of all jurisdictions).

         "Inventory or Inventories" means all inventories, including inventories of products, work-in-process, finished goods, raw materials, supplies, equipment, parts, labels and packaging (including rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory) and all returned products, samples and obsolete and nonsalable inventory.

         "Knowledge" with respect to an individual, an individual will be deemed to have Knowledge of a particular fact or other matter if: (a) that individual is actually aware of the fact or matter; or (b) an individual exercising reasonable care could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is currently serving as a director, the President, Chief Executive Officer, Chief Financial Officer or Secretary or any other Person in any similar capacity has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person.

         "Laws" means all applicable laws, orders, judgments, rules, codes, regulations, requirements, variances, decrees or ordinances of any Governmental Authority.

         "Leased Real Property" means all interests in real property not owned by the Seller, including leaseholds and sub-leaseholds, and all buildings and other improvements thereon, together with any additions thereto or replacements thereof that relate to or are affected by the Business, the Seller Services, HM5000 Retained Business, the Acquired Assets or the Assumed Liabilities.

         "Liability" means any indirect or direct liability, indebtedness, guaranty, endorsement, claim, loss, Damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         "License" means a license, franchise, concession, certificate, or registration that relates to or affects the Business, the Seller Services, HM5000 Retained Business, the Acquired Assets or the Assumed Liabilities.

         "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, right, conversion right, put, call or other similar claim or right, restriction on transfer, or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under any applicable Law).

         "Long Haul Trucking Business" shall mean the universe of Persons licensed by a Governmental Authority to operate Class VIII over the road tractor-trailers (gross vehicle weight in excess of 33,001 lbs) to commercially engage in the interstate transport of freight and averaging more than 400 miles per delivery. The Long Haul Trucking Business also includes private fleets of vehicles engaged in the Long Haul Trucking Business, including by way of example, companies such as Wal-Mart.

         "Material Adverse Effect" shall have the meaning set forth in Section 3.1.

         "Material Contracts" shall have the meaning set forth in Section 3.12.

         "Material Licenses" shall have the meaning set forth in Section 3.10.

         "Material Permits" shall have the meaning set forth in Section 3.10.

         "Neutral Accountant" means the Washington, D.C. office of Deloitte & Touche.

         "New Buyer Employees" shall have the meaning set forth in Section 5.8.

         "Note" shall have the meaning set forth in Section 2.1(b).

         "Non-Conforming Inventory Notice" shall have the meaning set forth in
         Section 5.14.

         "Notice Period" shall have the meaning set forth in Section 7.4.

         "North American Market" shall have the meaning set forth in Section
         5.13.

         "Permit" means any permit, consent, authorization, approval or License, from or with a Governmental Authority (including the, permits, titles, Licenses, franchises or import permits) necessary for the present conduct of the Seller Services, HM5000 Retained Business or Business and for the conduct of the Seller Services, HM5000 Retained Business or Business during the preceding two year period.

         "Permitted Liens" shall have the meaning set forth in Section 1.2.

         "Person" means a corporation (either stock or non-stock, for or non-profit), limited liability company, association, partnership, organization, trust, joint venture or other legal entity, any individual natural person, group of individual natural persons or a Governmental Authority.

         "Personal Property" means all of the equipment, office furniture, furnishings, office equipment, computer hardware and software, machinery, motorized and non-motorized equipment, tools, dies, spare parts, castings, forklifts, fixtures, promotional and advertising materials (including all catalogs, brochures, videos, plans, manuals, handbooks, and equipment), tangible forms of website content, leasehold and other improvements and all other tangible personal property.

         "Platinum Service Product Line" means the Spirit software acquired from Burlington Motor Carriers, Inc. pursuant to that certain Software Transfer Agreement, dated April 25, 1997, between HighwayMaster Corporation (predecessor in interest to the Seller) and Burlington Motor Carriers, Inc. as modified, which consists of an IBM AS/400 based outsourcing (ASP) solution utilizing databases to provide dispatching, driver recruiting, rating and billing, accounts receivable, customer service, driver settlement/payroll, DOT compliance/driver logs, electronic data interchange (EDI), fuel management, vehicle maintenance, driver personnel management, safety/claims, and sales and marketing modules.

         "Preferred Stock Conversion Agreement" means an agreement between the parties setting forth the terms and conditions related to the mechanics of the conversion of the Buyer Preferred Stock into Buyer Common Stock and certain damages the Seller may be entitled to in connection therewith, substantially in the form attached hereto as Exhibit M.

         "Product Lines" means collectively, the Platinum Service Product Line, the TrackWare Product Line and the 20/20V Product Line.

         "Purchase Price" shall have the meaning set forth in Section 2.1.

         "Registration Rights Agreement" shall have the meaning set forth in
         Section 6.1(c).

         "Replacement Boards" shall have the meaning set forth in Section 5.14.

         "Retained Assets" shall have the meaning set forth in Section 1.3.

         "Retained Liabilities" shall have the meaning set forth in Section 1.5.

         "Securities" shall mean, with respect to any non-individual Person, all membership interests, units, capital stock, equity interests or other evidence of ownership in or of such Person, and all rights and interests convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such membership interests, units, capital stock, equity interests or other evidence of ownership.

         "Securities Act" shall mean the U.S. Securities Act of 1933, as amended.

         "SEC" means the U.S. Securities Exchange Commission.

         "Seller" shall have the meaning set forth in the introductory paragraph.

         "Seller Hazardous Materials Activities" shall have the meaning set forth in Section 3.5(b).

         "Seller Indemnified Party" and "Seller Indemnified Parties" shall have the meaning set forth in Section 7.2.

         "Seller Internet Site" shall have the meaning set forth in Section 5.6.

         "Seller Services" means those services (which service shall include providing access to and use of Seller's assets where applicable) provided by Seller to the Buyer pursuant to the Transition Services Agreement.

         "Seller's Intellectual Property" shall have the meaning set forth in
         Section 3.8.

         "Seller's Registered Intellectual Property" means, with respect to the Seller's Intellectual Property, all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

         "Service Boards" has the meaning set forth in Section 3.24.

         "Seller Reports" has the meaning set forth in Section 3.29.

         "Significant Customers" shall have the meaning set forth in Section 3.12(a)(iv).

         "Significant Vendors" shall have the meaning set forth in Section 3.12(a)(v).

         "Tax" means any tax or similar charge, impost, or levy imposed by a Governmental Authority (including, any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever) together with any interest, penalties, fines, or additions thereto, whether disputed or not.

         "Tax Return" means any return (including information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

         "Third Party Consents" shall have the meaning set forth in Section 3.12(d).

         "Threshold" shall have the meaning set forth in Section 7.7.

         "TrackWare Product Line" means Seller's TrackWare Remote Unit which is comprised of a GPS satellite receiver, a Cellemetry(R)-enabled cellular transceiver, microprocessor, antenna, batter, cables, Webhost, host software and utilizes the Cellemetry Data Service Network to deliver and receive short data messages through use of the existing forward and reverse overhead control channels and the existing IS-41 capabilities of the AMPS cellular telephone network.

         "Transition Services Agreement" shall have the meaning set forth in
         Section 5.7.

         "VMI Product Line" shall have the meaning set forth in Section 5.13(a).

         "20/20V Product Line" means Seller's 20/20V On-Board Tracking Unit product which is comprised of a GPS satellite receiver, a Cellemetry(R)-enabled cellular transceiver, microprocessor, antenna, cables, and Webhost software and utilizes the Cellemetry Data Service Network to deliver and receive short data messages through use of the existing forward and reverse overhead control channels and the existing IS-41 capabilities of the AMPS cellular telephone network.

                  1.2 Acquired Assets. Upon and subject to the terms and conditions of this Agreement, at the Closing, Seller shall convey, sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from Seller, all of the assets used in the Business, excluding the assets set forth on Schedule 1.3 (the "Acquired Assets") free and clear of all Liens, except as set forth on Schedule 1.4 (collectively, the "Permitted Liens"). Without limiting the generality of the foregoing, the Acquired Assets shall include all of the Seller's:

                  (a) accounts receivable, notes receivable and other receivables, related to the Business that accrue after Closing pursuant to
Section 1.6;

                  (b) right, title and interest to the Inventory used in connection with the Business, including the items listed on Schedule 1.2(b);

                  (c) right, title, and interest to the Seller's Intellectual Property, used in connection with the Business, including the items listed on
Schedule 1.2(c);

                  (d) rights and interests under all Contracts (including all Material Contracts), other than the HM5000 Contracts, including all outstanding offers or solicitations made by or to Seller to enter into any Contract, used in the Business, including those listed on Schedule 1.2(d); provided, however, if a Third Party Consent listed on Schedule 3.12(d)-2 is not obtained as required under Section 5.11, such Contract or Contracts shall not become an Acquired Asset and shall remain a Retained Asset;

                  (e) rights and interests (but not the obligations), other than the right to provide the HM5000 Airtime Services, under the HM5000 Contracts, including those listed on Schedule 1.2(e);

                  (f) right title and interest to equipment, supplies, furniture, fixtures, tools, materials, cellular telephones, computers, prototypes, vehicles, improvements and other tangible assets leased by the Seller used in the Business, including those listed on Schedule 1.2(f);

                  (g) right, title and interest to equipment, supplies, furniture, fixtures, tools, materials, cellular telephones, computers, prototypes, vehicles, improvements and other tangible assets owned by the Seller used in the Business, including those listed on Schedule 1.2(g);

                  (h) claims (including claims for past infringement of Intellectual Property to the extent that an ownership interest or exclusive license is transferred to Buyer hereunder and including all warranty claims ) and causes of action related to any of the Acquired Assets or Business against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable) relating to any of the Acquired Assets or the Business;

                  (i) Governmental Consents, Licenses and Permits used in the Business including those listed on Schedule 1.2(i);

                  (j) rights relating to deposits and prepaid expenses and claims for refunds related to the Business;

                  (k) rights and interests to the Leased Real Property used in the Business including those listed on Schedule 1.2(k), subject to the Seller obtaining any required Third Party Consents;

                  (l) books, records, files and data, including service and warranty records, equipment logs, operating guides and manuals, creative materials and referral sources used in the Business; and

                  (m) goodwill associated with the Business.

                  1.3 Retained Assets. Notwithstanding any other provision of this Agreement, Seller shall retain all of its assets other than the Acquired Assets, and the Acquired Assets shall not include those assets specifically listed on Schedule 1.3 that relate to the Seller Services, HM5000 Retained Business or Business (such assets being collectively referred to hereinafter as the ("Retained Assets").

                  1.4 Assumed Liabilities. At the Closing, the Buyer shall assume only the liabilities and obligations of the Seller as set forth on
Schedule 1.4 which accrue after the Closing (collectively, the "Assumed Liabilities"); provided, however, if a Third Party Consent listed on Schedule 3.12(d)-2 is not obtained as provided in Section 5.11, such Contract or Contracts shall not become an Assumed Liability and shall remain a Retained Liability. Notwithstanding the foregoing the Buyer shall not assume or be responsible for any Tax Liabilities or for such Liabilities or obligations which arise from defaults or breaches thereof by the Seller or any of its respective Affiliates on or prior to the Closing (whether known or unknown and whether a claim for any such default or breach is made before or after the Closing).

                  1.5 Retained Liabilities. Notwithstanding anything herein to the contrary, except for the Assumed Liabilities, Seller shall retain all, and the Buyer shall not have any responsibility for, any Liabilities of the Seller, whether or not relating to the Acquired Assets, Seller Services, HM5000 Retained Business or the Business and regardless of when such Liabilities arise (collectively referred to hereinafter as the "Retained Liabilities").

                  1.6 Proration and Post-Closing Payments. The parties acknowledge that following the Closing, there will be credits, adjustments and payments as set forth in Sections (a) and (b) below, pertaining to the Acquired Assets and Assumed Liabilities, and agree to work together to resolve such adjustments and make such payments equitably and promptly in accordance with this Section 1.6.

                  (a) Prorations. All general utility charges, all real property, personal property, and other similar Taxes, any rents, prepaid items, accounts payable and accounts receivable and similar proratable items levied with respect to the Assumed Liabilities or the Acquired Assets for a period that includes but does not end on the date of the Closing shall be apportioned among the

Buyer and Seller as follows: any item that relates to the portion of the period prior to or on the date of the Closing shall be apportioned to and paid by Seller, and any such item which relates to the portion of the period after the date of the Closing shall be apportioned to and paid by the Buyer; provided, however, that any special assessments or similar charges in effect or payable prior to the Closing shall be paid by the Seller prior to or at the Closing. The Seller shall assign to the Buyer all unused deposits with respect to the Acquired Assets and/or Assumed Liabilities and shall receive a credit in the amount thereof.

                  (b) Payables and Receivables. Except as set forth on Schedule 1.6(b), any payables pertaining to the Acquired Assets, Assumed Liabilities or Business, that exist or accrue on or before Closing, shall be Retained Liabilities of the Seller. Any receivables pertaining to the Acquired Assets, Acquired Liabilities and Business that exist or accrue on or before Closing, shall be Retained Assets of the Seller. Notwithstanding the foregoing, the Buyer shall have the right to pay any payables pertaining to the Acquired Assets, Assumed Liabilities or Business that exist or accrue on or before Closing and shall receive a credit in such amount from the Seller so long as such payment does not otherwise prejudice any rights of the Seller. All payables pertaining to the Acquired Assets, Assumed Liabilities or Business that arise or accrue after the date of the Closing shall be Assumed Liabilities of the Buyer. All receivables pertaining to the Acquired Assets, Assumed Liabilities or Business that arise after the date of the Closing shall be Acquired Assets of the Buyer. In the event the Seller incorrectly receives an invoice for any payable pertaining to the Acquired Assets, Assumed Liabilities or Business that arise or accrue after the date of the Closing, the Seller shall promptly provide such invoice to the Buyer for payment. In the event the Seller incorrectly receives a payment for a receivable pertaining to the Acquired Assets, Assumed Liabilities or Business that arise or accrue after the date of the Closing, the Seller shall credit the Buyer for such amount. In the event the Buyer incorrectly receives a payment for a receivable pertaining to the Acquired Assets, Assumed Liabilities or Business that arise or accrue prior to the date of the Closing, the Buyer shall credit the Seller for such amount.

                  (c) Procedure. After sixty (60) days but not more than ninety
(90) days after Closing, and as necessary thereafter, the Buyer and the Seller shall each prepare in good faith and provide the other party with a written notice detailing the total amount of credits, debits and prorations it has accrued pursuant to this Section 1.6 (each an "Adjustment Notice"). The Buyer and Seller shall determine in good faith, based upon the two Adjustment Notices, the party entitled to payment, if any, and the amount of such payment. The party entitled to payment shall be paid the amount in cash within thirty (30) days of the parties agreeing to such determination (or the Neutral Accountant's determination in the case of a dispute). In the event of a dispute, the party claiming the dispute shall send a written notice to the other party stating in reasonable detail the item or items in dispute and shall state the amount, if any, of the adjustment requested. The parties will use their reasonable efforts to resolve any such objections and any resolution by them shall be final and binding on them. If the Buyer and Seller do not resolve any such dispute within thirty (30) days after receipt of the written notice of dispute, then the parties shall, within five (5) business days, submit any such unresolved dispute to the Neutral Accountant which firm shall, within thirty (30) days of such submission, resolve such remaining dispute and such resolution shall be binding and conclusive on the parties. The fees and expenses of the Neutral Accountant shall be shared equally by the parties. If issues in dispute are submitted to the Neutral Accountant for resolution, each party will furnish to the Neutral Accountant such workpapers and other documents and information relating to the disputed issues as the Neutral Accountant may request and are reasonably available to that party, and each party will be afforded the opportunity to present to the Neutral Accountant (with a copy to the other party) any material relating to the determination and to discuss the determination with the Neutral Accountant (with the other party present). The determination by the Neutral Accountant as set forth in a written notice delivered by the Neutral Accountant to both parties will be final and binding on the parties hereto.

                  1.7 Purchase Price Adjustment. The Purchase Price shall be reduced by the amount, if any, determined under:

                  (a) Section 5.11, in the event that Seller fails to obtain a Third Party Consent as required thereunder; and/or

                  (b) Section 5.14, in the event that Seller fails to deliver the replacement Inventory as required under Section 5.14.

The remedy set forth in this Section 1.7, shall be in addition to all other remedies available to Buyer, including the remedy of setoff pursuant to Section 7.6.


                                    ARTICLE 2
                             PURCHASE PRICE; CLOSING

                  2.1 Purchase Price. In reliance on the representations, warranties and covenants set forth herein and in full consideration of the sale, assignment, transfer and delivery of the Acquired Assets by the Seller to the Buyer, the Buyer shall pay to the Seller aggregate consideration of fifteen million United States dollars ($15,000,000.00) payable as follows ("Purchase Price"):

                  (a) At Closing, the Buyer shall pay to the Seller two million United States dollars ($2,000,000.00) by wire transfer of immediately available funds to an account designated in writing by the Seller (the "Cash Payment"), and in consideration of the Seller's indemnification obligations, the Buyer shall deliver to a mutually agreed upon escrow agent an escrow agreement in the form of Exhibit E (the "Escrow Agreement") executed by the Buyer, the Seller and the escrow agent, together with the delivery of one million United States dollars ($1,000,000.00) of the total, aggregate Purchase Price by wire transfer of immediately available funds to an account specified by the escrow agent. The amounts in such account shall be released from Escrow and paid to the Seller pursuant to and in accordance with the terms of the Escrow Agreement.

                  (b) At Closing, the Buyer shall deliver to the Seller a convertible promissory note executed by the Buyer and payable to the Seller in the principal amount of twelve million United States dollars ($12,000,000.00) in the form of Exhibit F attached hereto (the "Note").

                  2.2 Allocation of Consideration. Within sixty (60) days after Closing, the Buyer and the Seller shall mutually agree in writing to the manner in which the consideration referred to in Section 2.1 and the Assumed Liabilities are to be allocated among the Acquired Assets. In the event that the Buyer and the Seller are unable to reach a mutual agreement as to the allocation of the consideration among the Acquired Assets by the end of the prescribed period, the parties shall adhere to the determinations of one of the following valuation firms to be selected by Buyer: (i) Houlihan Lokey Howard & Zukin, (ii) Standard & Poor's or (iii) Ernst & Young, unless otherwise required by GAAP. Such valuation firm shall be retained by the Buyer at Buyer's expense.

                  2.3 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used in this Agreement shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP consistently applied.

                  2.4 Location and Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wilmer, Cutler & Pickering, 2445 M Street, N.W., Washington, D.C. 20037, on March__, 2002, or such other time and place mutually agreeable to the Buyer and the Seller, provided that all conditions to Closing shall have been satisfied or waived. The Closing shall take place by exchange of documents via facsimile and email. No person shall be required to attend in person.


                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

         To induce the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Seller represents and warrants to the Buyer as follows:

                  3.1 Due Organization. The Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly authorized and qualified to do business under all applicable Laws to own, lease and operate its properties and to carry on its business in the places and manner now conducted and presently planned to be conducted, except where the failure to be so authorized or qualified would have a material adverse effect (i) on any of the rights of the Buyer hereunder and all agreements and instruments delivered in connection herewith, on the Acquired Assets or Assumed Liabilities or on the operations, properties, assets, liabilities or condition (financial or otherwise) of the Seller Services, HM5000 Retained Business or Business taken as a whole or (ii) on the ability of the Seller to consummate the transactions contemplated hereby and all agreements and instruments delivered in connection herewith or to perform its obligations hereunder and all agreements and instruments delivered in connection herewith (a "Material Adverse Effect"). Schedule 3.1 hereto contains a list of all jurisdictions in which the Seller is authorized or qualified to do business. The Seller is in good standing as a foreign corporation in each jurisdiction in which it does business, except where the failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Seller has delivered to the Buyer true, complete and correct copies of its Charter Documents. The Seller is not in violation of, in conflict with or in default under any of its Charter Documents, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation, conflict or default.

                  3.2 Authorization; Validity. The Seller has full legal right and all requisite corporate power and authority to operate and carry on its business as presently conducted. The Seller has the full legal right, power and authority to enter into, make and perform this

Agreement and all agreements and instruments delivered in connection herewith and the transactions contemplated hereby and thereby. This Agreement and all agreements and instruments delivered in connection herewith, when executed and delivered by the Seller, shall have been duly and validly authorized, executed and delivered, with no further action required. The execution and delivery of this Agreement and all agreements and instruments delivered in connection herewith and the performance of the obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by the Seller have been duly and validly approved by the Board of Directors of the Seller and upon delivery in accordance herewith shall constitute, the valid and binding obligations of the Seller, enforceable in accordance with their respective terms except as such enforceability is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  3.3 No Conflicts. The execution, delivery and performance of this Agreement, and all agreements and instruments delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby will not:

                  (a) Conflict with, result in a breach or violation of, or require any consent, approval or authorization under the Seller's Charter Documents;

                  (b) Except as disclosed on Schedule 3.3(b), conflict with, result in a default or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit under, or require any consent, approval or authorization under, any Contract to which the Seller is a party or by which the Seller or any of its properties, rights or assets are bound, or any License or Permit that belongs to the Seller or is included in the Acquired Assets;

                  (c) Result in the creation or imposition of any Lien on the Seller Services, HM5000 Retained Business, or the Business, or the Acquired Assets or the Assumed Liabilities;

                  (d) Violate any Law to which the Seller or any of its properties, rights or assets are subject or by which the Seller or any of its properties, rights or assets are bound that would individually or in the aggregate have a Material Adverse Effect; or

                  (e) Constitute an event which, after notice or lapse of time or both, would result in any conflict, breach, violation, default, requirement, loss, termination or impairment or similar event described in Section 3.3(a) through (d) that would individually or in the aggregate have a Material Adverse Effect.

                  3.4      Private Sale.

                  (a) The Seller is an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                  (b) The Seller acknowledges that the Buyer Shares and Note have not been registered under the Securities Act upon issuance, that the Buyer Shares and Note will be issued on the basis of the statutory exemption provided by Section 4(2) of the Securities Act or

Regulation D promulgated thereunder, Section 3(a)(9) of the Securities Act, or other available exemption from the registration requirements of Section 5 of the Securities Act, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Buyer's reliance thereon is based in part upon the representations made by the Seller in this Agreement. The Seller acknowledges that it is familiar with the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities;

                  (c) The Seller is acquiring the Buyer Shares and Note for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws.

                  (d) By reason of its business or financial experience, the Seller has the capacity to protect its own interest in connection with the proposed acquisition of the Note and the Buyer Shares.

                  3.5      Environmental Matters.

                  (a) Hazardous Material. To the Seller's Knowledge, no underground storage tanks and no amount of any substance that has been designated by any Governmental Authority or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, defined as a hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, covered by the Occupational Safety and Health Act, the regulations promulgated pursuant to said laws, and addressed by the analogous state and local laws and the regulations promulgated thereunder, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present in, on or under any Real Property, including the land and the improvements, ground water and surface water thereof, that the Seller has at any time owned, operated, occupied or leased.

                  (b) Hazardous Materials Activities. To the Seller's Knowledge, the Seller has not transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any Law in effect on or before the Closing, nor to the Seller's Knowledge, has the Seller disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Seller Hazardous Materials Activities") in violation of any Laws in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Seller Hazardous Material Activity.

                  (c) Permits. The Seller holds all environmental, health and safety Permits (the "Environmental Permits"), if any, necessary for the conduct of the Seller's business as such activities and business are currently being conducted. All Environmental Permits, if any, are in full force and effect. The Seller (i) is in compliance in all material respects with all terms and conditions of the Environmental Permits and (ii) to the Seller's Knowledge, is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Laws relating to pollution or protection of health or the environment or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. To the Seller's Knowledge, there are no circumstances that may prevent or interfere with such compliance in the future. Schedule 3.5(c) includes a listing and description of all Environmental Permits currently held by the Seller.

                  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Seller's Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Seller Hazardous Materials Activity. To the Seller's Knowledge, there are no past or present actions, activities, circumstances, conditions, events, or incidents that could involve the Seller (or any Person whose Liability the Seller has retained or assumed, either by contract or operation of law) in any environmental, health or safety litigation, or impose upon the Seller (or any Person whose Liability the Seller has retained or assumed, either by contract or operation of law) any material environmental, health or safety Liability, including, common law tort liability.

                  3.6 Acquired Assets and Retained Assets.(a) The Seller has good, valid, marketable and insurable title to all of the Acquired Assets, free and clear of all Liens, except as set forth on Schedule 1.4. The Acquired Assets when combined with the Seller Services, constitute all of the assets, properties, rights, privileges, claims, contracts and interests of every kind and description, real or personal, tangible or intangible, absolute or contingent, wherever situated, whether or not carried or reflected on the Books and Records of the Seller used in connection with the Business, (i) now owned by, registered in the name of or used or held for use by the Seller in connection with the Business, (ii) necessary for the conduct of the Business after the date of the Closing substantially in the same manner as conducted prior to the date of Closing, but subject to the Transition Services Agreement and the Transition Consulting Reimbursement Agreement and the transactions contemplated herein and therein, and (iii) are sufficient to perform Buyer's obligations under the Transition Services Agreement.

                  (b) The Retained Assets constitute all of the assets, properties, rights, privileges, claims, contracts and interests of every kind and description, real or personal, tangible or intangible, absolute or contingent, wherever situated, whether or not carried or reflected on the Books and Records of the Seller used in connection with the Seller Services and HM5000 Retained Business, (i) now owned by, registered in the name of or used or held for use by the Seller in connection with the Seller Services and HM5000 Retained Business, and (ii) necessary for the conduct of the Seller Services and HM5000 Retained Business after the date of the Closing substantially in the same manner as conducted prior to the date of Closing subject to the Transition Services Agreement and the Transition Consulting Reimbursement Agreement and the transactions contemplated herein and therein.

                  (c) All of the tangible Acquired Assets have been maintained in a reasonably prudent manner, are in good operating condition and repair, and no maintenance with respect thereto has been deferred or delayed, except in each case where the failure to so maintain or such deferral or delay, as applicable, has not resulted in and is not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect.

                  3.7      Leased Real Property.

                  (a) Schedule 3.7(a) contains a complete and accurate description of all Leased Real Property (i) leased by the Seller in connection with the Seller Services, HM5000 Retained Business or Business or the Acquired Assets, or (ii) necessary for the conduct of the Seller Services, HM5000 Retained Business or Business after the Closing substantially in the same manner as conducted prior to the Closing except as provided herein, in the Transition Services Agreement or any other document contemplated hereby (collectively, the "Seller's Leased Real Property").

                  (b) With respect to each item of the Seller's Leased Real
Property: (i) true and complete copies of all Contracts relating to the Seller's Leased Real Property (or summaries if oral leases) have been provided to the Buyer; (ii) the Seller has a valid and existing lease or sublease for each property subsumed within the Seller's Leased Real Property, free and clear of all Liens, other than the Permitted Liens and subject to the Third Party Consents; and (iii) all Contracts covering any of the Seller's Leased Real Property are valid and enforceable in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), are in full force and effect, and there is not under any such Contract any default by the Seller or any of its Affiliates or, to the Seller's Knowledge, any other Person under any such Contract, or any condition, event or act which would constitute such a default with the giving of notice or the passage of time, or both.

                  3.8      Intellectual Property.

                  (a) The term "Seller's Intellectual Property" shall mean all of the Intellectual Property (i) now owned by, registered in the name of or used or held for use by the Seller in connection with the Seller Services, HM5000 Retained Business or Business or the Acquired Assets, or (ii) necessary for the conduct of the Seller Services, HM5000 Retained Business or Business after the Closing substantially in the same manner as conducted prior to the Closing, except, with respect to subsection (ii), as provided herein, in the Transition Services Agreement or the Transition Consulting Reimbursement Agreement or the transactions contemplated herein or therein. No material Seller's Intellectual Property or product or service of the Seller is, or has been, subject to any litigation, proceeding or order restricting in any manner the use, transfer, or licensing thereof by the Seller, or which may affect the validity, use or enforceability of such Seller's Intellectual Property except as set forth on
Schedule 3.8(a).

                  (b) Schedule 3.8(b) sets forth a complete and accurate list of all the Seller's Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of the Seller's Registered Intellectual Property has been issued or registered along with the serial number or registration number, the title and/or subject matter, the registration or issue date and lists any proceedings or actions before any Governmental Authority (including the United States Patent and Trademark Office or equivalent Governmental Authority anywhere in the world) related to the Seller's Registered Intellectual Property.

                  (c) To the Seller's Knowledge, each item of the Seller's Registered Intellectual Property that has been allowed and is no longer pending, is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Seller's Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Seller's Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining or prosecuting such Seller's Registered Intellectual Property. There are no pending, or to the Seller's Knowledge, threatened interferences, re-examinations, oppositions, cancellation proceedings or the foreign equivalent thereof of the Seller's Intellectual Property. To the Seller's Knowledge, the Seller's Intellectual Property that has been allowed and is no longer pending, is in full force and effect and is enforceable. None of Seller's Intellectual Property that has been allowed and is no longer pending, has been cancelled, adjudicated invalid, lapsed or is subject to any outstanding judgment, order, decree, ruling, injunction, writ or consent restricting their use or adversely affecting the Seller's rights thereto. No claim is pending, or to the Seller's Knowledge, threatened, and no notice or invitation to license has been received that questions the Seller's title to, claims any ownership of or any rights to any Seller's Intellectual Property, or claims or at all indicates that the present or past operations of the Seller Services, HM5000 Retained Businesses or the Business infringes upon or conflicts with the rights of any third party intellectual property, except as set forth on Schedule 3.8(c). Except as set forth on Schedule 3.8(c), no claim is pending, or to the Seller's Knowledge, threatened, to the effect that any Seller Intellectual Property is invalid or unenforceable.

                  (d) The Seller owns and has good title to, or possesses legally enforceable and transferable rights to use under valid and subsisting written license agreements, each item of Seller's Intellectual Property which is an Acquired Asset and not a Retained Asset of the Seller, in each case free and clear of any Liens (excluding licenses with assignability and/or sublicensing restrictions), other than the Permitted Liens, and such title and rights will continue to be valid title and rights of the Buyer following the execution, delivery and performance of this Agreement and all agreements and instruments delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby. With respect to each item of Seller's Intellectual Property not owned by the Seller: (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable except as such enforceability is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and in full force and effect with respect to the Seller and each other party thereto; (ii) neither Seller, nor to the Seller's Knowledge, any other party thereto is in breach or default thereunder, and, to the Seller's Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default thereunder or permit termination, modification or acceleration thereunder by the other party thereto; (iii) to the Seller's Knowledge, such item is not subject to any Lien that materially interferes with or may reasonably be expected to materially interfere with the rights granted to the Seller with respect to such item; and
(iv) there are no royalty, commission or other executory payment agreements, arrangements or understandings relating to any such item except as otherwise expressly set forth herein.

                  (e) The Seller has not transferred ownership of, or granted any exclusive license or sublicense with respect to, any Intellectual Property that is or was part of Seller's Intellectual Property, to any third party, or knowingly permitted the rights of the Seller in such material Seller's Intellectual Property to lapse or enter the public domain.

                  (f) To the Seller's Knowledge, neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by the Seller of any Seller's Intellectual Property, as the same is or was, or is currently contemplated to be sold, licensed, leased, transferred, used or otherwise exploited by such Persons, does, did or will (i) infringe on any Intellectual Property of any Person, (ii) constitute a misuse or misappropriation of any Intellectual Property of any other Person, or (iii) entitle any other Person to any interest therein, or right to compensation from the Seller or any of its successors or assigns, by reason thereof. To the Seller's Knowledge, none of the operations of the Seller relating to the Business, Seller Services or HM5000 Retained Business, as now or presently contemplated to be conducted, or performance of any Contract as it has been, or as is currently being conducted, infringes or, will infringe, upon any third party's Intellectual Property. The Seller has not received any complaint, assertion, threat or allegation or otherwise received notice of any claim, litigation or proceeding involving matters of the type contemplated by the immediately preceding sentence or has Knowledge of any facts or circumstances that could reasonably be expected to give rise to any such claim, litigation or proceeding.

                  (g) To the Seller's Knowledge, no Person has infringed or misappropriated or is infringing or misappropriating any Seller's Intellectual Property, and no claim, litigation or proceeding brought by the Seller with respect to the Seller's Intellectual Property is pending against any Person. To the Seller's Knowledge, there has been no unauthorized disclosure of or use of any proprietary rights of the Seller.

                  (h) The Seller has taken reasonable steps to protect, maintain and safeguard the Seller's rights in the Seller's Intellectual Property, and has executed and required appropriate nondisclosure agreements and made appropriate filings and registrations, if necessary, in connection with the foregoing. All directors, officers, employees and consultants who have had or do have access to Confidential Information have executed appropriate nondisclosure and assignment agreements.

                  (i) Neither this Agreement and all agreements and instruments delivered in connection herewith nor the transactions contemplated by this Agreement or the agreements and instruments delivered in connection herewith, including the assignment to the Buyer of any Contracts to which the Seller is a party, will result in (i) either the Seller granting to any Person any right to or with respect to any material Intellectual Property right owned by, or licensed to Seller, (ii) the Buyer being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its businesses, or (iii) impairment of any Intellectual Property.

                  (j) Seller has no obligation to compensate any third party for any Seller Intellectual Property rights except as set forth on Schedule 3.8(j). Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other violation with respect to any Seller's Intellectual Property except as set forth on Schedule 3.8(j) and except that the Seller has agreed in the ordinary course of business to indemnify certain licensees of Seller's Intellectual Property against claims made by third parties against such licensee arising from Seller's interference, infringement or other violation with respect to such Seller's Intellectual Property.

                  3.9 Books and Records. Seller has maintained Books and Records which, in reasonable detail, accurately and fairly reflect all material transactions to which Seller is a party and which relate to the Seller Services, HM5000 Retained Business, Business or the Acquired Assets. The Seller has not engaged in any transaction, maintained any bank account or used any corporate funds, in each case with respect to the Seller Services, HM5000 Retained Business, the Business or the Acquired Assets, except for transactions, bank accounts and funds which have been and are reflected in its normally maintained Books and Records. Complete copies of the Books and Records of Seller have been made available to the Buyer.

                  3.10 Licenses and Permits. The Seller owns or holds all Licenses and Permits the absence or loss of any of which, individually or in the aggregate, would have a Material Adverse Effect (respectively, the "Material Licenses" and "Material Permits"). Each of the Material Licenses and Material Permits is set forth on Schedule 3.10(a). All fees required to be paid in connection with the Material Licenses and Material Permits have been paid. The Material Licenses and Material Permits are valid, and Seller has no notice or Knowledge that any Governmental Authority intends to modify, cancel, terminate or not renew any of the Material Licenses or Material Permits. No present or former stockholder, officer, manager, member or employee of the Seller, or any other Person other than a Seller, owns or has any proprietary, financial or other interest (direct or indirect) in any of the Material Licenses or Material Permits. The Seller has conducted and is conducting the Seller Services, HM5000 Retained Business and Business, and has owned and now owns the Acquired Assets, in compliance with all of the requirements, standards, criteria and conditions set forth in the Material Licenses and Material Permits and is not in violation of any of the foregoing. The transactions contemplated by this Agreement and all agreements and instruments delivered in connection herewith, will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Seller by, any of the Material Licenses and Material Permits. Except as disclosed on Schedule 3.10(b), following the Closing, the Buyer will have the right to own, without any material restrictions or expense, the Business and the Acquired Assets in substantially the same manner as the same were owned prior to the Closing. The Buyer will have the right to operate, without any material restrictions or expense, the Business and the Acquired Assets in substantially the same manner as the same were operated prior to Closing, subject to the Transition Services Agreement and the Transition Consulting Reimbursement Agreement and the transactions contemplated herein and therein.

                  3.11     Liabilities.

                  (a) Except a set forth on Schedule 3.11(a), or on Schedule 3.28, there are no Liabilities, other than the Retained Liabilities, regarding the Seller Services or HM5000 Retained Business.

                  (b) Except as set forth on Schedule 3.11(b), there are no Liabilities, other than the Assumed Liabilities, regarding the Business or any of the Acquired Assets.

                  3.12     Material Contracts.

                  (a) Schedule 3.12(a) sets forth a true and complete list of all Contracts which are material to the Seller Services, HM5000 Retained Business or Business and condition (financial or otherwise), results of operations, assets, liabilities, properties or commercial relationships of the Business, the Seller Services, HM5000 Retained Business or the Acquired Assets, and to which the Seller or any of its Affiliates is a party or by which the Acquired Assets are bound (collectively, "Material Contracts"), including any
Contracts:

                           (i)      for which the absence or termination of
could have, individually or in the aggregate, a Material Adverse Effect;

                           (ii)     to which a current or former officer,
director, stockholder, manager, member or employee of the Seller or any current or former Affiliate of such Persons or of the Seller is the other or another party;

                           (iii)    pursuant to which the Seller sells or
distributes the products relating to the Seller Services, HM5000 Retained Business, the Business or the Acquired Assets;

                           (iv)     with the twenty (20) largest customers by
gross purchases, related to the Seller Services, HM5000 Retained Business or the Business, during the twelve (12) month period preceding the Closing (the "Significant Customers");

                           (v)      with the twenty (20) largest vendors or
suppliers (including all those vendors or suppliers that are the sole source of such supply) by gross sales, related to the Seller Services, HM5000 Retained Business or the Business, during the twelve (12) month period preceding the Closing (the "Significant Vendors");

                           (vi)     which contain any non-solicitation,
non-competition, confidentiality or similar obligations or which otherwise prohibit the Seller from freely providing services or supplying products to any customer or potential customer;

                           (vii)    which are for the cleanup, abatement or
other actions in connection with any Hazardous Material, the remediation of any existing environmental liabilities, violation of any environmental Laws or relating to the performance of any environmental audit or study;

                           (viii)   which relate to joint ventures, partnerships
or similar Contracts;

                           (ix)     which relate to any license obtained by
Seller related to the Acquired Assets or for the purposes of conducting the Seller Services, HM5000 Retained Business or Business;

                           (x)      which relate to all network services
provided to Seller; and

                           (xi)     which relate to any Leased Real Property.

Prior to the date hereof, the Seller has delivered to the Buyer true, complete and correct copies of each of the Material Contracts that are in written form and all material correspondence related thereto.

                  (b) Each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of or against each of the parties thereto, except as such enforceability is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither the Seller, nor to the Seller's Knowledge, any other party to any Material Contract, is currently in breach of or in default in any material respect under, or has improperly terminated any Material Contract, and there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach, default or termination. The Seller has not received notice of default under any Material Contract, and there are no material maintenance or capital improvement obligations thereon in an amount over $5,000 (or the equivalent value in the applicable currency). No Material Contract is subject or subordinate to any Lien except the Permitted Liens, subject to the Third Party Consents listed on Schedule 3.12(d)-1 and Schedule 3.12(d)-2. To Seller's Knowledge, there are no Material Contracts that were not negotiated at arm's length.

                  (c) Each HM5000 Contract that Seller has not provided to Buyer has substantially the same terms and conditions as set forth in the applicable form of contract, attached hereto as Exhibit L.

                  (d) Except as set forth on Schedule 3.12(d)-1 and Schedule 3.12(d)-2, no consents, waivers or approvals from any Persons are (i) required in connection with the execution, delivery or performance of this Agreement and all agreements and instruments delivered in connection herewith, by the Seller or the consummation by the Seller of the transactions contemplated herein or therein or (ii) necessary in order that any Material Contract remain in effect without modification after the transactions contemplated hereby and not give rise to any right to termination, cancellation, or acceleration or loss of any right or benefit of the Seller (the consents set forth on Schedule 3.12(d)-1 and Schedule 3.12(d)-2 are hereafter referred to as the "Third Party Consents"). The Seller has obtained, or will obtain prior to the Closing, all Third Party Consents listed on Schedule 3.12(d)-1.

                  (e) Except as disclosed on Schedule 3.12(e), the Seller is not a party to any Contract with any of the current or former officers, directors, stockholders, managers or members of the Seller or any current or former Affiliate of such Persons or of the Seller, except in the ordinary course of business. The outstanding balance on all loans, credit agreements, guarantees, and similar Contracts between the Seller, on the one hand, and any current or former officer, director, stockholder, manager, member or employee of the Seller or any current or former Affiliate of any such Person or of the Seller, on the other hand, is set forth in Schedule 3.12(e).

                  (f) Except as disclosed on Schedule 3.12(f), all Contracts with dealers, distributors and/or manufacturers' representatives of the Business which are included in the Acquired Assets can be terminated by Seller upon no more than sixty (60) days' prior written notice, with or without cause, without liability, penalty or premium of any nature and such termination will not cause a violation of any Law.

                  (g) Except as disclosed on Schedule 3.12(g), no Significant Customer or Significant Vendor has: (i) stopped or indicated an intention to stop trading with or supplying the Seller, (ii) reduced, or indicated an intention to reduce, its trading with or provision of goods or services to the Seller, or (iii) changed, or indicated an intention to change, materially the terms and conditions on which it is prepared to trade with or supply the Seller. Seller has no reason to believe that a Significant Customer or Significant Vendor is reasonably likely or will, as a result of the transactions contemplated by this Agreement and all agreements and instruments delivered in connection herewith: (x) not trade with or supply the Seller, (y) reduce substantially its trading with or provision of goods or services to the Seller, or (z) change the terms and conditions on which it is prepared to trade with or supply the Seller. Seller has no Knowledge of any facts, conditions or events which might give rise to a claim by the Seller against any Significant Customer or Significant Vendor or any claim by a Significant Customer or Significant Vendor against the Seller.

                  3.13     Backlog.

                  (a) Schedule 3.13(a) lists all pending customer orders for Seller related to the HM5000 Retained Business as of the date set forth on
Schedule 3.13(a).

                  (b) Schedule 3.13(b) lists all pending customer orders for Seller related to the Business or Acquired Assets as of the date set forth on
Schedule 3.13(b). All such customer orders and contracts were entered into in the ordinary course of business, consistent with past practice.

                  3.14     Governmental Consents. Except as disclosed on
Schedule 3.14, no consent, waiver, approval, order or authorization of or from, or registration, notification, declaration or filing with any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement and all agreements and instruments delivered in connection herewith by the Seller or the consummation by the Seller of the transactions contemplated herein or therein (collectively, the "Governmental Consents"). The Seller has obtained, or will obtain prior to the Closing, all Governmental Consents.

                  3.15 Insurance. Schedule 3.15 sets forth an accurate list of all insurance policies carried by the Seller related to the Seller Services, HM5000 Retained Business, Business and Acquired Assets. No product liability claims in excess of $25,000 under such insurance policies have been made or pending since January 1, 1997. All premiums payable under all such policies have been paid, the Seller is otherwise in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by Persons conducting businesses similar to the Seller Services, HM5000 Retained Business or Business, provide adequate insurance for the Acquired Assets and Seller's Real Property and comply with all applicable Laws. To the Seller's Knowledge, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

                  3.16 Labor and Employment Matters. With respect to employees of and service providers of the Seller with respect to the Business:

                  (a) The Seller is and has been in compliance with all applicable domestic and foreign Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws respecting employment discrimination, employee classification, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, other than as such non-compliance will not result in any liability for Buyer;

                  (b) The Seller has delivered to the Buyers prior to the date hereof true and complete copies of all employment contracts with those employees set forth on Schedule 5.8, individual labor contracts, collective labor contracts and similar agreements, whether written or oral, to which the Seller is a party;

                  (c) No labor union represents or has ever represented the Seller's employees and no collective bargaining agreement is or has been binding against the Seller. No grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims therefore exist or have, to the Seller's knowledge, been threatened; no labor strike, lock-out, slowdown, or work stoppage is or has ever been pending or, to the Seller's Knowledge, threatened against or directly affecting the Seller; and

                  (d) Schedule 5.8 sets forth the amounts of total compensation received by each employee for the years 2000 and 2001. For purposes of this
Section 3.16(d), total compensation shall be defined as those amounts that are required to be reported by Seller as "earnings" on each such employee's Form W-2.

                  3.17     Employee Benefit Plans.

                  (a) Definitions.

                           (i)      "Benefit Arrangement" means any benefit
arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits (other than merely as salary or under a Benefit Plan), as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, including, but not limited to, employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, sick leave, vacation pay, plant closing benefits, salary continuation for disability, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Code Section 125, and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

                           (ii)     "Benefit Plan" has the meaning given in
ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (A) otherwise exempt from ERISA by that or another section, (B) maintained outside the United States, or (C) individually negotiated or applicable only to one person.

                           (iii)    "Seller Plan" means any Benefit Plan that
the Seller maintains or has previously maintained or to which the Seller is obligated to make payments or has or may have any liability, in each case with respect to any present or former employees of the Seller.

                           (iv)     "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

                           (v)      "ERISA Affiliate" means any person or entity
that, together with the entity referenced, would be or was at any time treated as a single employer under Code Section 414 or ERISA Section 4001 and any general partnership of which the entity is or has been a general partner.

                           (vi)     "Multiemployer Plan" means any Benefit Plan
described in ERISA Section 3(37).

                           (vii)    "Pension Plan" means any Benefit Plan
subject to Code Section 412 or ERISA Section 302 or Title IV (including any Multiemployer Plan) or any comparable plan not covered by ERISA.

                           (viii)   "Qualified Plan" means any Benefit Plan
intended to meet the requirements of Code Section 401(a), including any already terminated plan.

                  (b) With respect, as applicable, to Benefit Plans and Benefit
Arrangements:

                           (i)      The Buyer will have no liability with
respect to any Seller Benefit Arrangement or Seller Plan;

                           (ii)     Neither the Seller nor any ERISA Affiliate
has ever sponsored or maintained or had any liability (whether actual or contingent) with respect to any Pension Plan; the Seller has no liability (whether actual or contingent) with respect to any Pension Plan maintained by any predecessor entity (or any of their ERISA Affiliates); the Seller has no liability (whether actual or contingent) with respect to any Benefit Plan or Benefit Arrangement other than the Seller Plans or with respect to any Benefit Plan maintained, now or in the past (or that should have been maintained), by any ERISA Affiliate or predecessor; and

                  (c) Seller has provided an accurate list, as of the date hereof, of all employees of the Seller with respect to the employees listed on
Schedule 5.8, and all employment agreements with such employees, and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such person as of the date of this Agreement. The list also shows totals accrued for vacation, sick leave, and incentive bonuses for all employees.

                  3.18 Conformity with Law. The Seller is and has been in compliance with, and has conducted the Seller Services, HM5000 Retained Business or Business and owned, used, operated and maintained its respective properties, rights and assets (including the Acquired

Assets) in full compliance with, all applicable Laws, except for such non-compliance that shall not, individually or in the aggregate, have a Material Adverse Effect. Neither the Seller nor the Seller Services, HM5000 Retained Business or Business (a) is now in violation of any applicable Laws that would individually or in the aggregate, have a Material Adverse Effect, or (b) has notice of any alleged or threatened claims, violation of, liability or potential responsibility under any Law.

                  3.19 Litigation. There are no claims, actions, suits, proceedings, arbitrations, governmental investigations or inquiries pending or, to the Seller's Knowledge, threatened against or affecting the Seller Services, HM5000 Retained Business or Business, or the Acquired Assets, or seeking to prevent or delay the transactions contemplated under this Agreement and all agreements and instruments delivered in connection herewith and no notice of any claim, action, suit, proceeding, governmental investigation or inquiry, whether pending or threatened, has been received by the Seller that would individually or in the aggregate, have a Material Adverse Effect. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority, by arbitration or otherwise) against the Seller Services, HM5000 Retained Business or Business, or any of the Acquired Assets. All litigation, claims and other matters identified on Schedule 3.19 are covered in full by the liability insurance of the Seller (subject to applicable deductibles, which have been reserved for in the financial statements in accordance with GAAP) and are being defended by and at the sole cost of the liability insurance carrier of the Seller.

                  3.20 Warranties; Products. Schedule 3.20(a) sets forth a description of all product warranties and guarantees given by the Seller to any customer in connection with the sale or distribution of any products related to the Business or any of the Acquired Assets. Each of the products sold by the Seller directly related to the Acquired Assets meets, in all material respects, all standards for quality and workmanship prescribed by Law, industry standards, contractual agreements or the product literature of the Seller, in each case, if any. Except as described on Schedule 3.20(b), (i) no claims have been made or are, to the Seller's Knowledge, threatened under the product warranties of the Seller related to the Acquired Assets, (ii) to the Seller's Knowledge, there exists no event or circumstance, which after notice or the passage of time or both, might create or result in liabilities or obligations under any of the product warranties of the Seller related to the Acquired Assets in excess of the liabilities and obligations incurred under such product warranties on average, during the past two years, (iii) there are no statements, citations or decisions by any Governmental Authority or any product testing laboratory stating that any product of the Seller related to the Acquired Assets is unsafe or fails to meet any standards promulgated by such Governmental Authority or testing laboratory,
(iv) there is no design, manufacturing or other defect in any model or type of product or product specification of the Seller related to the Acquired Assets, and, (v) there have not been any mandatory or voluntary product recalls with respect to any products of the Seller related to the Acquired Assets and there is no fact relating to any product of the Seller that may impose a duty on the Seller to recall any product or warn customers of a defect in any product of the Seller related to the Acquired Assets. All product liability claims relating to the Seller Services, HM5000 Retained Business or Business or any of the Acquired Assets involving amounts in excess of $10,000 (or the equivalent value in the applicable currency) that have occurred and for which notice has been received by the Seller within the past five years are listed on Schedule 3.20(c) attached hereto.

                  3.21     Taxes.

                  (a) All Tax Returns required to be filed by, on behalf of, or with respect to Seller that relate to the Acquired Assets or the Business have been timely filed, and all such Tax Returns are true, correct, and complete. All Taxes owed by or with respect to Seller that relate to the Acquired Assets or the Business (whether or not shown on any Tax Return) have been paid in full on a timely basis.

                  (b) Except as set forth on Schedule 3.21(b), no unpaid deficiencies for any Taxes that relate to the Acquired Assets or the Business, have been asserted in writing or assessed against the Seller that have not been adequately provided for in the financial statements of the Seller according to GAAP. The provisions made for Taxes on the Seller Reports reflect all unpaid Taxes that relate to the Acquired Assets or the Business of Seller or for which Seller is liable, as of the date thereof, whether or not disputed, and are in conformity with GAAP. The Seller is not under audit or investigation with respect to any Taxes that relate to the Acquired Assets or the Business, and no notice has been received of the expected commencement of such an audit or investigation. No claim has ever been made by a Governmental Authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Acquired Assets or the Business. The Seller is not presently bound by any agreements extending or waiving the statute of limitations with respect to any Taxes. The Seller has duly and timely withheld or otherwise collected and paid over to the proper Governmental Authority all Taxes that relate to the Acquired Assets or the Business or amounts it was required to withhold or collect and pay over in connection with amounts paid to any employee, independent contractor, creditor or third party.

                  (c) There are (and immediately following the Closing there will be) no Liens or similar encumbrances on the Acquired Assets relating to or attributable to Taxes, except for Taxes that relate to the Acquired Assets or the Business not yet due and payable. The Seller has no Knowledge of any basis for the assertion of any claims that, if adversely determined, would result in a Lien or similar encumbrance on the Acquired Assets or otherwise adversely affect the Buyer or the Acquired Assets or otherwise result in, individually or in the aggregate, a Material Adverse Effect.

                  (d) Seller has collected all sales and use Taxes that relate to the Acquired Assets or the Business required to be collected, and has remitted, or will remit when due, all Taxes as required by all applicable statutes and regulations, and has maintained all required records and supporting documents in compliance with all applicable sales and use Tax statutes and regulations.

                  (e) Seller has made available to the Buyer true, correct and complete copies of all Tax rulings, closing agreements, exemption certificates, audit or examination reports, notices of deficiency, assessments or similar documents that relate to the Acquired Assets or the Business.

                  (f) None of the Acquired Assets is "tax exempt use property" within the meaning of section 168(h) of the Code.

                  3.22     Solvency.

                  (a) Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereunder. As used in this section "insolvent" shall have the meaning assigned to such term under applicable state Law.

                  (b) Immediately after giving effect to the consummation of the transactions contemplated hereunder: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Retained Liabilities; and (iv) taking into account all pending and, to the Seller's Knowledge, threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

                  3.23 Absence of Changes. Since September 30, 2001, the Seller has conducted the Seller Services, HM5000 Retained Business or Business and owned and operated the Acquired Assets in the ordinary course consistent with past practice and, except as set forth on Schedule 3.23, there has not been:

                  (a) Any change that by itself or together with other changes, has had or could have, individually or in the aggregate, a Material Adverse Effect;

                  (b) Any damage, destruction or loss (whether or not covered by insurance) that has had or could have, individually or in the aggregate, a Material Adverse Effect;

                  (c) Any sale or transfer, or any agreement to sell or transfer, any or all of the Seller Services, HM5000 Retained Business or Business or the Acquired Assets to any Person, including the Seller or any Affiliates thereof;

                  (d) Any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any material property, rights or assets of, or securities or other interests in, any Person that, individually or in the aggregate, has a Material Adverse Effect;

                  (e) Any breach, amendment (except for amendments made to wireless carrier contracts in the ordinary course of business), termination or non-renewal of any Material Contract, Material License or Material Permit;

                  (f) Any transaction by the Seller outside the ordinary course of business relating to the Seller Services, HM5000 Retained Business or Business ;

                  (g) Any incurrence, creation, or placement of any Lien on all or any part of the Seller Services, HM5000 Retained Business or Business or the Acquired Assets, or the allowance or permission of the same, that has had or is likely to have individually or in the aggregate a Material Adverse Effect;

                  (h) Except as set forth on Schedule 3.23(h), any change in accounting or tax accounting methods or practices (including any change in depreciation or amortization or capitalization rates or policies) by the Seller or the revaluation by the Seller of any of the Business or the Acquired Assets;

                  (i) Any change in the financial statements or SEC filings that are related to the Seller, Acquired Assets, Assumed Liabilities, Seller Services, HM5000 Retained Business or Business not otherwise disclosed or available to the Buyer;

                  (j) The commencement of or notice to or, to the Seller's Knowledge, the threat of commencement of, any lawsuit or proceeding against or investigation of the Seller, the Seller Services, HM5000 Retained Business or Business or the Acquired Assets, except in the ordinary course of business and to the extent not material, individually or in the aggregate; or

                  (k) Except as set forth on Schedule 3.23(k), negotiation or agreement by the Seller or any officer, director, employee or agent thereof to do any of the things described in the preceding clauses (a) through (j) (other than negotiations with the Buyers and their representatives regarding the transactions contemplated by this Agreement and all agreements and instruments delivered in connection herewith).

                  3.24 Inventories. Except as set forth on Schedule 3.24, all CVDM-2000 printed circuit board assembly held by the Seller in Inventory and used in the 20/20V Product Line and the TrackWare Product Line (the "Service Boards") (net of the reserves for obsolete, slow moving and defective inventory shown in the Seller Reports and determined in the ordinary course of business consistent with past practice) consist of items of merchantable quality usable or salable in the ordinary course of business, conform to the specifications established therefor, and have been manufactured in accordance with applicable regulatory requirements. Except as set forth on Schedule 3.24, the quantities of all the Service Boards (net of the reserves for obsolete, slow moving and defective inventory shown in the Seller Reports and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged or defective. All other Inventory related to the Business or Acquired Assets exists, as set forth on Schedule 1.2(b) and is transferred to Buyer on an "as is" basis with no further representation or warranty.

                  3.25 Unlawful Payments. Neither the Seller nor any officer, employee, stockholder, agent or representative of Seller, nor, any Person associated with or acting for or on behalf of Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for the Seller Services, HM5000 Retained Business or Business or contracts secured, (ii) to pay for favorable treatment for business or contracts secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any legal requirement, or (b) established or maintained any fund or asset that has not been recorded in the Books or Records of Seller.

                  3.26 Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  3.27 Disclosure. All written agreements, lists, Schedules, instruments, exhibits, documents, certificates, reports, statements, writings and other information furnished or made available to the Buyer pursuant hereto or in connection with this Agreement and all agreements and instruments delivered in connection herewith, or the transactions contemplated hereby or thereby, are complete and accurate in all material respects. No representation or warranty by the Seller contained in this Agreement and all agreements and instruments delivered in connection herewith, in the Schedules attached hereto, furnished or to be furnished by the Seller to the Buyer in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact within the Seller's Knowledge that has specific application to the Seller Services, HM5000 Retained Business or Business or any of the Acquired Assets (other than general economic, industry conditions or acts of war or terrorism) and that materially adversely affects or, as far as the Seller can reasonably foresee, materially threatens, the assets, liabilities, condition (financial or otherwise), or results of operations of the Seller Services, HM5000 Retained Business or Business, or the Acquired Assets that has not been set forth in this Agreement and all agreements and instruments delivered in connection herewith or any Schedule hereto.

                  3.28 Accounts Receivable and Accounts Payable. Except as set forth on Schedule 3.28, Seller has no accounts receivable or accounts payable outstanding that pertain to the Acquired Assets, Assumed Liabilities or Business. There are no services for which the customer has prepaid and for which the service has not yet been provided to the customer.

                  3.29 SEC Documents; Financials.(a) Seller has made all filings with the SEC required under the Exchange Act or the Securities Act, on a timely basis. Seller has previously made available to the public complete and accurate copies, as amended or supplemented through the date hereof, of the following forms filed with the SEC: (i) Form 10-Q under the Exchange Act for the period ended March 31, 2001, (ii) Form 10-Q under the Exchange Act filed for period ended June 30, 2001, (iii) Form 10-Q under the Exchange Act for the period ended September 30, 2001; (iv) Form 10-K, as amended, for the fiscal year ended December 31, 2000, and (v) each Form 8-K filed during fiscal year 2001 prior to the Closing (such reports are collectively referred to herein as the "Seller Reports"). As of their respective dates, the Seller Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Seller included in the Seller Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly presented in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments, none of which will be material) the consolidated financial condition, results of operations and cash flows of the Seller as of the respective dates thereof and for the periods referred to therein. The Seller has filed all reports required under the Exchange Act.

                  (b) Seller has delivered to Buyer an unaudited draft consolidated balance sheet of Seller as of December 31, 2002, and the related unaudited draft consolidated statement of income for the three months then ended. The amounts and classifications contained within the unaudited balance sheet of Seller as of December 31, 2001, and the related unaudited draft consolidated statement of income for the three months then ended are presented, in all material respects, in accordance with GAAP. In the opinion of management, all of the adjustments have been made which include normal recurring adjustments necessary to present fairly the amounts and classifications in the unaudited balance sheet of Seller as of December 31, 2001, and the related unaudited draft consolidated statement of income for the three months then ended. The unaudited balance sheet of Seller as of December 31, 2001, and the related unaudited draft consolidated statement of income for the three months then ended do not include any footnote disclosure required by GAAP. The unaudited balance sheet of Seller as of December 31, 2001, and the related unaudited draft consolidated statement of income for the three months then ended have been prepared from and are in accordance with the accounting records of Seller. Seller has no Knowledge of any fact or circumstance that would (i) cause Seller to become or adjudged insolvent (meaning the inability to meet is obligations as and when due); (ii) cause Seller to make an assignment for the benefit of its creditors or file a petition in bankruptcy; or (iii) cause an involuntary petition in bankruptcy (or other similar statue) to be filed against Seller.

                  (c) As of the close of business on the date that is two (2) days prior to the date of Closing, the Seller had cash and cash equivalents of Fifteen Million Three Hundred and Eighty-Seven Thousand Three Hundred and Thirty-One United States dollars ( $15,387,331). The Seller has not taken any action outside the ordinary course of business consistent with past practice to reduce the total cash and cash equivalents or total current assets set forth above.

                  3.30 Diligence Disclosure. Seller has (i) delivered (when it has so represented herein) and (ii) made available (when it has so represented herein), to Buyer complete and accurate copies of all documents, reports, charts, agreements, consents, contracts and all other items, requested by Buyer and which pertain to the Seller Services, HM5000 Retained Business, Business or Acquired Assets and the transactions contemplated by this Agreement and all agreements and instruments delivered in connection herewith.


                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                   -------------------------------------------

         To induce Seller to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer hereby represents and warrants to Seller as follows:

                  4.1      Due Organization

                  (a) The Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer is duly authorized and qualified to do business under all applicable Laws, regulations, ordinances and orders of public authorities to own its properties and to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on, the rights of the Seller hereunder including the Seller's right to receive the Purchase Price and any agreement or instrument delivered in connection herewith taken as a whole (a "Buyer Material Adverse

Effect"). The Buyer is in good standing as a foreign corporation in each jurisdiction it which it does business, except where the failure to be in good standing would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

                  (b) The Buyer has delivered to the Seller true, complete and correct copies of each of the Buyer's Charter Documents. The Buyer is not in violation of, in conflict with or in default under any of the Buyer's Charter Documents, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation, conflict or default.

                  4.2 Authorization; Validity. The Buyer has the full legal right and all requisite corporate power and authority to operate and carry on its business as presently conducted. The Buyer has the full legal right, power and authority to enter into, make and perform this Agreement and all agreements and instruments delivered in connection herewith and the transactions contemplated hereby and thereby. This Agreement and all agreements and instruments delivered in connection herewith when executed and delivered by the Buyer, shall have been duly and validly authorized, executed and delivered with no further action required. The execution and delivery of this Agreement and all agreements and instruments delivered in connection herewith, and the performance of the obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly and validly approved by the Board of Directors of the Buyer, and constitute, or shall constitute, the valid and binding obligations of the Buyer, enforceable in accordance with their respective terms except as such enforceability is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  4.3 No Conflicts. The execution, delivery and performance of this Agreement and all agreements and instruments delivered in connection herewith, by the Buyer, and the consummation of the transactions contemplated hereby and thereby by the Buyer, will not:

                  (a) Conflict with, result in a breach or violation of, or require any consent, approval or authorization under, any of the Buyer's Charter Documents;

                  (b) Violate any Law to which the Buyers or any of their properties, rights or assets are subject or by which the Buyer or any of its properties, rights or assets are bound that would individually or in the aggregate have a Buyer Material Adverse Effect;

                  (c) Result in violations of or conflict with any agreement which would result in the Buyer being unable to perform its obligation under this Agreement or any agreement or instrument delivered in connection herewith; or

                  (d) Constitute an event which, after notice or lapse of time or both, would result in any conflict or violation or similar event described in
Section 4.3(a) or (b) that would individually or in the aggregate have a Buyer Material Adverse Effect.

                  4.4      Capitalization.

                  (a) As of the date hereof, the entire authorized capital stock of the Buyer consists of (i) 1,000,000 shares of preferred stock, $0.01 par value, of which 3,000 shares have been designated as Series A Convertible Redeemable Preferred Stock, of which no shares are issued and outstanding or held in treasury immediately prior to Closing, and (ii) 1,000,000,000 shares of the Buyer Common Stock, $0.01 par value of which 42,012,077 shares were issued and outstanding and no shares were held in treasury as of March 1, 2002. All of the issued and outstanding shares of the Buyer Common Stock are duly authorized, validly issued, fully paid and nonassessable. Assuming the accuracy of the Seller's representations and warranties, the Note, the Buyer Common Stock and the Buyer Preferred Stock are being issued in a transaction exempt from the registration requirements of the Securities Act. The Buyer has reserved a sufficient number of shares of the Buyer Common Stock for issuance upon the conversion of the Buyer Preferred Stock, and has reserved for issuance 3,000 shares of the Buyer Preferred Stock for issuance upon the conversion of the Note.

                  (b) The Buyer Shares are duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and non assessable.

                  4.5      SEC Documents; Financials. Except as set forth on
Schedule 4.5, the Buyer has made all filings with the SEC required under the Exchange Act or the Securities Act, on a timely basis. The Buyer has previously made available to the public (including the Seller) complete and accurate copies, as amended or supplemented through the date hereof, of the following forms filed with the SEC: (i) Form 10-Q under the Exchange Act for the period ended March 31, 2001, (ii) Form 10-Q under the Exchange Act filed for period ended June 30, 2001, (ii) Form 10-K, as amended, for the fiscal year ended December 31, 2000, and (iv) each Form 8-K filed during fiscal year 2001 prior to the Closing (such reports are collectively referred to herein as the "Buyer Reports"). As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and
(iii) fairly presented in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments, none of which will be material) the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein. The Buyer has filed all reports required under the Exchange Act.

                  4.6      Governmental Consents. Except as disclosed on
Schedule 4.6, no Governmental Consent is required in connection with the execution, delivery or performance of this Agreement and all agreements and instruments delivered in connection herewith by the Buyer or the consummation by the Buyer of the transactions contemplated herein or therein. The Buyer has obtained, or will obtain prior to the Closing, all Governmental Consents.

                  4.7 Litigation. There are no claims, actions, suits, proceedings, arbitrations, governmental investigations or inquiries pending or, to the Buyer's Knowledge, threatened against or affecting the Buyer or seeking to prevent or delay the transactions contemplated under this Agreement and all agreements and instruments delivered in connection herewith, and no notice of any claim, action, suit, proceeding, governmental investigation or inquiry, whether pending or threatened, has been received by the Buyer that would individually or in the aggregate, have a Buyer Material Adverse Effect. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority, by arbitration or otherwise) against the Buyer. All litigation, claims and other matters identified on Schedule 4.7 are covered in full by the liability insurance of the Buyer (subject to applicable deductibles and any reservation of rights by the carrier, which have been reserved for in the financial statements in accordance with GAAP) and are being defended by and at the sole cost of the liability insurance carrier of the Buyer, unless otherwise indicated on Schedule 4.7.

                  4.8      Solvency.

                  (a) Buyer is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereunder. As used in this section "insolvent" shall have the meaning assigned to such term under applicable state Law.

                  (b) Immediately after giving effect to the consummation of the transactions contemplated hereunder: (i) Buyer will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Buyer will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Buyer will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and, to the Buyer's Knowledge, threatened litigation, final judgments against Buyer in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Buyer will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Buyer. The cash available to Buyer, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

                  4.9 Brokers Fees. Except as set forth in Section 5.12 and on Schedule 4.9, the Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  4.10 Disclosure. No representation or warranty by the Buyer contained in this Agreement and all agreements and instruments delivered in connection herewith, in the Schedules attached hereto, furnished or to be furnished by the Buyer to the Seller in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.

                                    ARTICLE 5
                                    COVENANTS

                  5.1 Further Assurances. From time to time after the Closing, upon request of either party and without further consideration, each party hereto shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the transactions contemplated by this Agreement and all agreements and instruments delivered in connection herewith. Without limiting the foregoing sentence, in connection therewith, if required, the President or Chief Financial Officer of either party will execute any factually accurate documentation reasonably required by the other party or its independent public accountants. Each party will also cooperate and use its commercially reasonable efforts to have its present officers, directors and employees cooperate with the other party hereto on and after the Closing in furnishing information, evidence, testimony and other assistance. Seller shall not be liable for any Damages resulting from or arising out of a failure of the Buyer, through no fault of the Seller, to successfully convert or otherwise transition the HM5000 Customers to a similar service provided solely by the Buyer.

                  5.2 Notification of Certain Matters. Each party shall give prompt notice to the other party of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained herein to be untrue or inaccurate in any material respect at or prior to the Closing, or which, individually or in the aggregate, could result in a Material Adverse Effect, and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. The delivery of any notice pursuant to this Section 5.2 shall not, without the express written consent of the other party (which consent may be withheld in its sole discretion) be deemed to (x) modify the representations, warranties, covenants or agreements hereunder of the party delivering such notice, (y) cure or prevent any such inaccuracy or failure, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  5.3 Cooperation in Litigation. From and after the Closing, each party hereto shall cooperate with the other in the defense or prosecution of any litigation or examination, audit, or other proceeding already instituted or which may be instituted hereafter against or by such other party relating to or arising out of the conduct of the Seller Services, HM5000 Retained Business or Business or use and operation of the Acquired Assets prior to or during the effectiveness of the Transition Services Agreement (other than litigation among the parties and/or their respective Affiliates arising out of the transactions contemplated by this Agreement and all agreements and instruments delivered in connection herewith). The party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including, reasonable legal fees and disbursements) by the party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such party or its officers, directors, employees and agents, for their time spent in such cooperation.

                  5.4      Tax Matters.

                  (a) Any transfer, documentary, sales, use, value-added, excise or other Taxes assessed upon or with respect to the transfer of the Acquired Assets to the Buyer and any recording or filing fees with respect thereto shall be the responsibility of and timely paid by the Seller.

                  (b) All real property, personal property and other similar Taxes levied with respect to the Acquired Assets for a taxable period that includes but does not end on the Closing Date shall be apportioned ratably on a daily basis between the Seller and the Buyer as provided in Section 1.6(a) of this Agreement. The parties shall cooperate to ensure the timely filing of Tax Returns with respect to, and the timely payment of, Taxes described in the preceding sentence.

                  (c) To the extent relevant to the Acquired Assets or the Business, each party shall (i) provide the other party with such assistance as may reasonably be requested in connection with the preparation of any Tax Returns, the conduct of any audit or other examination by any taxing authority or judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other party with all records or other information that may reasonably be relevant to the preparation of any Tax Returns, or the conduct of any audit, examination or other Tax proceeding.

                  5.5 Cooperation in Transfer of Web Site Content. As soon as practicable, and in any event no later than sixty (60) days, after the Closing, Seller will transfer all web site content included in the Acquired Assets and Business to the Buyer at no additional cost to the Buyer, electronically or in such other form as the Buyer shall reasonably request.

                  5.6 Customer Inquiries; Internet Link. For a period of two (2) years following the Closing:

                  (a) Seller shall notify the Buyer of all customer inquiries, requests and orders, whether received telephonically, electronically or through the mail, relating to the Acquired Assets and Business and refer such customers inquiries directly to the Buyer; and

                  (b) Seller shall maintain a hypertext link on the Seller Internet Site (as defined below) that links customers directly to the Buyer Internet Site (as defined below). The size, design, and location of the hypertext link shall be mutually agreed upon by Seller and the Buyer. For purposes of this Section 5.6, "Buyer Internet Site" shall mean the site operated by the Buyer on the World Wide Web portion of the Internet at www.aethersystems.com or such other address as the Buyer may designate upon notice to Seller. For purposes of this Section 5.6, "Seller Internet Site" shall mean the site operated by Seller on the World Wide Web portion of the Internet at www.at-track.com or such subsequent address as Seller may use as its primary web site on the World Wide Web.

                  5.7 Transition Assistance. Without payment of any further consideration other than the consideration expressly set forth in this Agreement and all agreements and instruments delivered in connection herewith, Seller shall provide to the Buyer and its Affiliates such reasonable assistance as the Buyer shall request in order to effect the transition of the Acquired Assets to the Buyer. The specific agreements of the parties in this connection are set forth in the Transition Services Agreement attached hereto as Exhibit C (the "Transition Services Agreement"). Seller will keep and maintain all of the assets necessary to provide to Buyer the Seller Services, HM5000 Retained Business, including the primary and secondary cellular services, the licenses, billing, servicing and other services contemplated by the Transition Services Agreement and all other agreements and instruments contemplated thereby.

                  5.8 Employees. The Buyer may offer employment at will, to all the employees of the Seller identified by the Buyer on Schedule 5.8, including those on vacation, leave of absence or disability, who were employed by the Seller with respect to the Business immediately prior to Closing. Those persons who accept the Buyer's offer of employment and commence working with the Buyer shall thereafter be referred to as the "New Buyer Employees." The parties hereto agree that nothing in this Agreement and all agreements and instruments delivered in connection herewith shall limit the Buyer's ability after the Closing to modify or terminate (A) the employment of any New Buyer Employee or
(B) any benefit policy, plan or program of the Buyer offered to or covering any New Buyer Employee. At the end of the Employment Transition Period, as defined in the Transition Services Agreement, Seller shall promptly pay each employee identified on Schedule 5.8 all amounts owing to such employee as a result of obligations imposed by law, contract and/or consistent with past practice, including any severance payments owed to any employee of the Business, if any, provided, that the Seller may hold back those amounts that the Seller is in good faith contesting, provided that such hold back is allowed under applicable Law, provided, further, that Seller shall hold Buyer harmless from any claims made by any employees relating to such hold back. Seller shall not interfere with Buyer's efforts to hire any of the employees identified on Schedule 5.8. Seller will be solely liable for any and all Liabilities relating to the employees of the Seller. Seller shall comply with all requirements of the WARN Act in connection with any discharge or lay off of employees (other than New Buyer Employees) effected after the date of Closing, to the extent such law is applicable to such discharge or layoff.

                  5.9 Buyer Preferred Stock Transfer Restrictions. (a) Seller acknowledges and agrees to abide by the following transfer restrictions regarding the shares of the Buyer Preferred Stock and Note, and that the certificates representing shares of such Buyer Preferred Stock and Note may bear the following legends:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE U.S. SECURITIES ACT OF 1933 OR ANY OTHER APPLICABLE SECURITIES LAW.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE, AND THE SALE, PLEDGE, CONVERSION OR OTHER DISPOSITION THEREOF, ARE SUBJECT TO THE TERMS OF AN ASSET PURCHASE AGREEMENT DATED MARCH 15, 2002 AND A PREFERRED STOCK CONVERSION AGREEMENT DATED MARCH 15, 2002 ENTERED INTO BETWEEN AETHER SYSTEMS, INC. AND @TRACK COMMUNICATIONS, INC. A

COPY OF SUCH AGREEMENTS IS ON FILE AT THE OFFICES OF AETHER SYSTEMS, INC. IN OWINGS MILLS, MARYLAND AND MAY BE INSPECTED BY ANY PERSON UPON REQUEST DURING NORMAL BUSINESS HOURS.

                  (b) Any attempted transfer of the Buyer Preferred Stock or
Note is null and void ab initio.

                  5.10     Public Disclosure; Press Announcements.

                  (a) The Seller shall not, and shall cause each Affiliate thereof not to, at any time after the Closing, divulge, disclose or communicate to others in any manner whatsoever, information or statements which disparage or are intended to disparage the Buyer or any of its Affiliates and their respective business reputations.

                  (b) No party to this Agreement shall make any public announcement or press release concerning the transactions contemplated by this Agreement and all agreements and instruments delivered in connection herewith without the prior written approval of the other party (which consent shall not be unreasonably withheld), except as may be required by Law or by obligations pursuant to any listing agreement with NASDAQ or any other national securities exchange.

                  (c) In the event that a party files with the SEC or otherwise makes public this Agreement and all agreements and instruments delivered in connection herewith, it shall notify the other party of such disclosure and the parties agree to cooperate with each other in redacting certain information from such documents prior to the filing, subject to each party's and its respective counsel's judgment as to compliance with applicable Laws.

                  (d) The Seller shall not, and shall cause each Affiliate thereof not to, at any time after the Closing, divulge, disclose or communicate to others in any manner whatsoever, information or statements, including in any filing or release, whether public or otherwise, except as required under applicable Law, that Seller or its Affiliates receive any revenue under the HM5000 Contracts. The Seller shall only refer to the HM5000 Customers as Seller's "network services subscribers."

                  5.11     Third Party Consents.

                  (a) All Third Party Consents listed on Schedule 3.12(d)-2 shall be obtained within thirty (30) days of the date of this Agreement. If Seller fails to obtain valid written consent for a Third Party Consent listed on
Schedule 3.12(d)-2 within thirty (30) days of the date of this Agreement, Seller shall pay to Buyer the amount listed on Schedule 5.11 that corresponds to the applicable Third Party Consent. All amounts due under this Section 5.11 shall be paid to Buyer in cash within thirty five (35) days of the date of this Agreement.

                  (b) In the event Seller is unable to obtain a Third Party Consent and such failure to obtain consent does not require an adjustment to the Purchase Price set forth on Schedule 5.11, Seller shall: (i) continue to use all commercially reasonable efforts to obtain such Third Party Consents as soon as possible; and (ii) if any such consent is not obtained, or if an attempted assignment thereof would be ineffective or would have, individually or in the aggregate, a

Material Adverse Effect on the rights of Seller thereunder such that Buyer would not in fact receive all such rights, cooperate with Buyer to reach a mutually agreeable arrangement under which Buyer would obtain substantially the same economic benefits that would be obtained under an assignment thereof and assume the obligations thereunder, including subcontracting, sub-licensing or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against a third party thereto.

                  (c) In addition to the obligations of Seller in Sections 5.11(a) and 5.11(b) above, Seller shall be obligated to manufacture or procure the manufacture of the Service Boards and deliver the same to Buyer at Buyer's request, unless and until the Seller obtains the consent of Wireless Link Corporation to assign to Buyer that certain License Agreement, dated as of January 5, 2001, by and between Seller and Wireless Link Corporation. Seller shall sell such Service Boards to Buyer at or below historic costs without mark-up. Such Service Boards shall be of like or better quality and functionality as those obtained in the Acquired Assets and shall otherwise satisfy the standards set forth in Section 3.24. Seller shall deliver such Service Boards within a commercially reasonable time, allowing for required manufacturing lead times.

                  (d) Notwithstanding Section 5.11(a), Seller shall have ten
(10) business days after Closing to obtain the consent of Siebel to the assignment of the Scopus licenses. In the event that Seller is unable to obtain such consent, Seller shall provide Buyer all current and historical customer data stored in the Scopus database and Buyer shall have such other rights, in each case as more fully set forth in the Transition Services Agreement.

                  5.12 Brokerage Services Agreement. Buyer agrees to enter into an agreement with a nationally-recognized provider of brokerage services selected by Buyer that is reasonably acceptable to Seller, to provide brokerage services to the Seller in connection with the transactions contemplated under this Agreement and all agreements and instruments delivered in connection herewith. Buyer will pay all brokerage commission for the sale of the Buyer's Common Stock by Seller pursuant to the Registration Rights Agreement, including the brokerage fees incurred in connection a Rule 10b5-1 plan.

                  5.13     Future Marketing Arrangement.

                           No later than [TEXT HAS BEEN OMITTED PURSUANT TO A
REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.] before Seller expects to begin marketing its new VMI product line (a.k.a. the "Mini-Navigator" product line) (the "VMI Product
                                                              -----------
Line"), which is currently in the design and development phase, Seller and Buyer
----
shall begin good faith negotiations for Buyer to become a distributor of the VMI Product Line to the Long Haul Trucking Business in the United States (including its territories), Canada and Mexico (collectively, the "North American Market").
                                                        ---------------------
During the period between the Closing and the date that is [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.] after the date Seller and Buyer begin the above-described good faith negotiations, Seller shall not negotiate or discuss with any party other than Buyer, or offer to any party other than Buyer, any distribution rights (whether or not exclusive) with respect to the VMI Product Line to the extent that such distribution rights cover the Long-Haul Trucking Business in the North American Market, or any part thereof.

                  (b) If, after [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.] of good faith negotiation in accordance with paragraph (a), Seller and Buyer shall not have reached an agreement with respect to the foregoing distribution relationship, Seller shall be free to negotiate with other parties; provided, however, that in the event Seller offers any other party the right to distribute the VMI Product Line and such distribution rights include the Long-Haul Trucking Business in the North American Market, or any part thereof, regardless of whether such distribution rights are exclusive or non-exclusive, Seller shall first offer Buyer the same distribution rights as it has offered to such other party on the same terms and conditions. Buyer shall have thirty (30) days to consider such offer and only if Buyer has not accepted such offer after such thirty (30) day period shall Seller be free to enter into such an agreement with such third party; provided, however, that (i) Seller must enter into such agreement with such third party within sixty (60) days after Buyer has rejected such offer and (ii) any agreement with such third party must be on substantially similar terms and conditions offered to Buyer, or else Buyer's right of first refusal hereunder shall be reinstated. In addition, to the extent that Seller's agreement with such third party is non-exclusive or does not cover the entire Long-Haul Trucking Business or the entire North American Market, Buyer's right of first refusal shall also apply to any additional third parties to whom Buyer offers the right to distribute the VMI Product Line if such distribution rights include the Long-Haul Trucking Business in the North American Market, or any part thereof, regardless of whether such distribution rights are exclusive or non-exclusive. Buyer's right of first refusal under this Section 5.13 shall survive until the earlier of [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]

                  5.14 Inventory Inspection.(a) Within fifteen (15) days from the date of Closing, one or more representatives of Buyer (with a representative of Seller if Seller elects to have a representative present) shall conduct an on site physical inspection of the Inventory that is an Acquired Asset for the purpose of counting the Service Boards. Buyer will notify Seller (such notice being referred to as the "Non-Conforming Inventory Notice") within ten (10) days after the date on which the inspection is completed if the number of service boards used in the 20/20V Product Line and TrackWare Product Line that fully satisfy the Seller's representations and warranties hereunder (including in terms model type, quality and the like) ("Conforming Board") is less than the number set forth on Schedule 1.2(b), in which case Seller shall have thirty (30) days after Buyer has delivered the Non-Conforming Inventory Notice to purchase and deliver to Buyer that number Conforming Boards needed to equal (along with the Conforming Boards previously delivered by Seller) the number set forth on Schedule 1.2(b) (such number being the "Replacement Boards"). If Buyer has not received the Replacement Boards within thirty (30) days after delivering the Non-Conforming Inventory Notice, Seller shall become immediately obligated to pay to Buyer an amount in cash equal to the replacement cost of buying the Replacement Boards from the vendor.

                  5.15 Covenant Not to Sue. The Parties recognize that Seller will retain a number of marks related to both the HM5000 Retained Business and the HM5000 Acquired Business, specifically those foreign and domestic marks with the name "Highway Master" as set forth under Schedule 1.3 (the "HM5000 Marks"). Seller agrees that it shall not, and shall ensure no other party shall, bring any suit, cause of action, or other claim against Buyer or its Affiliates alleging that Buyer's or its Affiliates' use of the HM5000 Marks pursuant to Buyer's or its Affiliates' operation of the HM5000 Acquired Business, infringes the proprietary rights associated with the HM5000 Marks. The foregoing sentence shall apply only to any use, be it incidental or otherwise, to the extent such use is pursuant to and in accordance with Buyer's or its Affiliates' operation of the HM5000 Acquired Business in substantially the same manner as operated by Seller prior to the Closing. In no event, however, will the Buyer or its Affiliates license the use or display of the HM5000 Marks to any third party.

                  5.16 No Use of Marks. For a period of eighteen (18) months following Closing, Seller shall not, and shall cause each of its Affiliates not to, at any time after the Closing, use the HM5000 Marks in competition with Buyer or its Affiliates. Seller shall not, and shall cause each Affiliate thereof not to, register any domain name that incorporates the trademark or service mark or applications therefore set forth on Schedule 1.2(c) (the "Assigned Marks") or that incorporates any words that are confusingly similar to the Assigned Marks, be it a top-level domain name (e.g., .com, .net, .biz, or ..info) or otherwise. Seller shall not register or attempt to register any trademarks or service marks that are confusingly similar to the Assigned Marks.


                                    ARTICLE 6
                               CLOSING DELIVERIES

                  6.1 Closing Deliveries of the Buyer. The Buyer has delivered to Seller the following at the Closing (or prior to if so specified):

                  (a) Assignment and Assumption Agreement. A duly executed Assignment and Assumption Agreement in the form attached hereto as Exhibit A;

                  (b) Escrow Agreement. A duly executed Escrow Agreement in the form attached hereto as Exhibit E;

                  (c) Registration Right Agreement. A duly executed Registration Rights Agreement in the form attached hereto as Exhibit H (the "Registration Rights Agreement").

                  (d) Preferred Stock Conversion Agreement. A duly executed Preferred Stock Conversion Agreement in the form attached hereto as Exhibit M.

                  (e) Cash Payment. The Cash Payment plus one million United States dollars ($1,000,000.00) to the escrow agent;

                  (f) Note. A duly executed Note in the form attached hereto as Exhibit F.

                  (g) Certificate of Designation. The Certificate of Designation in the form attached hereto as Exhibit G indicating that it has been filed and accepted with the appropriate Governmental Authorities;

                  (h) Licenses. A duly executed license in the form attached hereto as Exhibit I;

                  (i) Transition Services Agreement. A duly executed Transition Services Agreement in the form of Exhibit C attached hereto regarding the provision of transition services from one party to the other;

                  (j) Transition Consulting Reimbursement Agreement. A duly executed Transition Consulting Reimbursement Agreement in the form of Exhibit N attached hereto;

                  (k) Opinion of counsel. An opinion from counsel to the Buyer reasonably acceptable to the Seller, dated as of the date of Closing, substantially in the form set forth as Exhibit D-2 attached hereto;

                  (l) Transfer Agent Instructions. A letter from Buyer that has been delivered to the transfer agent regarding the transfer of the Buyer's Shares, in the form set forth as Exhibit K attached hereto;

                  (m) Good Standing Certificate. A good standing certificate of the Buyer certifying as of a recent date that Buyer is in good standing under the laws of the jurisdiction of its incorporation;

                  (n) Secretary's Certificate. Certificates executed by the Secretary of Buyer certifying (i) copies of the certificate of incorporation, bylaws and other organizational documents of Buyer as in effect as of the date of Closing, which certificate of incorporation shall also be certified by an appropriate authority in Buyer's jurisdiction of incorporation, (ii) duly enacted resolutions of the directors of Buyer approving this Agreement and all agreements and instruments delivered in connection herewith and the transactions contemplated hereby and thereby and authorizing the execution and delivery thereof, and (iii) specimen signatures of the officers of Buyer authorized to sign this Agreement and all agreements and instruments delivered in connection herewith;

                  (o) Other Documents All consents, certificates, documents, instruments and other items required to be delivered by the Buyer pursuant to this Agreement and all agreements and instruments delivered in connection herewith and all such other documents, certificates and instruments as shall be reasonably requested by the Seller in order to give effect to the transactions contemplated hereby.

                  6.2 Closing Deliveries of the Seller. The Seller has delivered to the Buyer at or prior to the Closing (or prior to if so specified):

                  (a) Assignment and Assumption Agreement. A duly executed Assignment and Assumption Agreement in the form attached hereto as Exhibit A;

                  (b) Bill of Sale. A duly executed bill of sale and assignment conveying, selling, transferring and assigning the Acquired Assets to the Buyer, free and clear of any and all Liens, other than the Assumed Liabilities, in the form attached hereto as Exhibit B;

                  (c) Registration Right Agreement. A duly executed Registration Rights Agreement in the form attached hereto as Exhibit H.

                  (d) Preferred Stock Conversion Agreement. A duly executed Preferred Stock Conversion Agreement in the form attached hereto as Exhibit M.

                  (e) Escrow Agreement. A duly executed Escrow Agreement in the form attached hereto as Exhibit E;

                  (f) Lien Releases. Such releases and termination statements as are necessary for the termination and release of any and all Liens, other than the Assumed Liabilities, on the Acquired Assets;

                  (g) Opinion of Counsel. An opinion from counsel to the Seller reasonably acceptable to the Buyer, dated as of the date of Closing, substantially in the form set forth as Exhibit D-1 attached hereto;

                  (h) Consents and approvals. Except for those Third Party Consents set forth on Schedule 3.12(d)-2, evidence of all necessary consents of and filings with any Person required or advisable in connection with the consummation by the Seller of the transactions contemplated hereby;

                  (i) Secretary's Certificate. Certificates executed by the Secretary of Seller certifying (i) copies of the certificate of incorporation, bylaws and other organizational documents of Seller as in effect as of the date of Closing, which certificate of incorporation shall also be certified by an appropriate authority in Seller's jurisdiction of incorporation, (ii) duly enacted resolutions of the directors of Seller, including the directors of Seller designated by Minorplanet Systems, PLC, approving this Agreement and all agreements and instruments delivered in connection herewith and the transactions contemplated hereby and thereby and authorizing the execution and delivery thereof, and (iii) specimen signatures of the officers of Seller authorized to sign this Agreement and all agreements and instruments delivered in connection herewith;

                  (j) Good Standing Certificate. A good standing certificate of the Seller certifying as of a recent date that Seller is in good standing under the laws of the jurisdiction of its incorporation;

                  (k) Tax Certificates. A properly executed certificate for purposes of satisfying the Buyer's obligations under section 1.1445-2(b)(2) of the Treasury Regulations;

                  (l) Licenses. A duly executed license in the form attached hereto as Exhibit I;

                  (m) Intellectual Property. The validly executed instruments, substantially in the form attached hereto as Exhibit J, assigning all right and title to trademarks and trademark applications with respect to all Intellectual Property that is an Acquired Asset;

                  (n) Cellemetry Reseller Agreement Assignment. An assignment of Limited Usage Value-Added Reseller Agreement with Cellemetry LLC to allow the Buyer to purchase Cellemetry Data Service from Cellemetry LLC and manufacture, market, distribute and sell 20/20V Product Line and TrackWare Product Line which utilize Cellemetry Data Service technology.

                  (o) Cellemetry Reseller Agreement Consent. A consent from Cellemetry to allow Seller to resell the Cellemetry services to Buyer for the period of time and under the terms and conditions set forth in the Transition Services Agreement.

                  (p) Transition Services Agreement. A duly executed Transition Services Agreement in the form of Exhibit C attached hereto regarding the provision of transition services from one party to the other;

                  (q) Form of Contract. A form of contract setting forth the terms and conditions of any contract for which Buyer was not provided a copy, substantially in the form set forth as Exhibit L;

                  (r) Other Documents. All other consents, certificates, documents, instruments and other items required to be delivered by the Seller pursuant to this Agreement and all agreements and instruments delivered in connection herewith and all such other documents, certificates and instruments as shall be reasonably requested by the Buyer in order to give effect to the transactions contemplated hereby.


                                    ARTICLE 7
                                 INDEMNIFICATION
                                 ---------------

                  7.1 General Indemnification by the Seller. Seller covenants and agrees to indemnify, defend, protect and hold harmless the Buyer and its respective directors, officers, managers, employees, agents, members, assigns, successors and Affiliates (individually, a "Buyer Indemnified Party" and collectively, "Buyer Indemnified Parties") from, against and in respect of:

                  (a) Any and all Damages suffered, sustained, incurred or paid by any of the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                           (i)      any misrepresentation, breach or inaccuracy
of any representation or warranty of the Seller set forth in this Agreement and all agreements and instruments delivered in connection herewith by or on behalf of the Seller in connection herewith;

                           (ii)     any nonfulfillment or breach of any covenant
or agreement on the part of the Seller, in this Agreement and all agreements and instruments delivered in connection herewith delivered by or on behalf of the Seller in connection herewith;

                           (iii)    the business (including the Seller Services,
HM5000 Retained Business or Business), operations or assets (including the Acquired Assets) of the Seller whether known or unknown arising or accruing prior to the Closing;

                           (iv)     the actions or omissions of the Seller or
its respective directors, officers, stockholders, employees or agents prior to the Closing;

                           (v)      the violation, conflict, breach of or
default under (or omission or commission of any action, condition or event which, after notice or lapse of time or both, would result in any such violation, conflict or breach of or default under) any Contract, Lease, License, Permit or Law by the Seller prior to the Closing, except as otherwise provided herein;

                           (vi)     the termination or suspension of the Seller
Services, including the HM5000 Airtime Services, other than termination or suspension of the Seller Services as provided in the Transition Services Agreement;

                           (vii)    the Retained Liabilities and/or Retained
Assets;

                           (viii)   any alleged or actual claims of Intellectual
Property infringement arising out of the (A) conduct of the Business, the HM5000 Retained Business, the HM5000 Acquired Business, or the Seller Services, whether arising before or after the Closing, but excluding any alleged or actual claims of Intellectual Property infringement brought by Cellemetry LLC or its successors in interest subsequent to the Closing for Intellectual Property infringement based upon the Buyer's use of the TrackWare Product Line and the 20/20V Product Line (B) failure to obtain or delay in obtaining any consents required pursuant to Section 5.11;

                           (ix)     any and all claims arising out of or related
to the termination of any Employees by Seller;

                           (x)      any and all claims arising out of or related
to bulk sales compliance; and

                           (xi)     except for Taxes apportioned to the Buyer
pursuant to Section 1.6(a), any liability of the Seller for Taxes or any liability for Taxes relating to the Acquired Assets or the Business for any taxable period (or portion thereof) ending on or before the date of Closing.

                  (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 7.1.

                  7.2 General Indemnification by the Buyer. The Buyer covenants and agrees to indemnify, defend, protect and hold harmless Seller and its officers, directors, employees, stockholders, members, agents, assigns, successors and Affiliates (individually, a "Seller Indemnified Party" and collectively, "Seller Indemnified Parties") from and against:

                  (a) All Damages suffered, sustained, incurred or paid by the Seller's Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                           (i)      any misrepresentation, inaccuracy or breach
of any representation or warranty of the Buyer set forth in this Agreement and all agreements and instruments delivered in connection herewith by or on behalf of the Buyer in connection herewith;

                           (ii)     any nonfulfillment or breach of any covenant
or agreement on the part of the Buyer in this Agreement and all agreements and instruments delivered in connection herewith by or on behalf of the Buyer in connection herewith;

                           (iii)    the Business, the Acquired Assets and the
Assumed Liabilities that arise or occur after the Closing in connection with this Agreement and all agreements or instrument delivered in connection herewith (except to the extent Buyer would also have a claim for Damages);

                           (iv)     from any claims brought by a New Buyer
Employee that arises or occurs after such New Buyer Employee is hired by Aether in connection with this Agreement and all agreements and instruments delivered in connection herewith (except to the extent Buyer would also have a claim for Damages);

                  (b) Any and all Damages incident to any of the foregoing or the enforcement of this Section 7.2.

                  7.3 Survival and Expiration of Representations, Warranties and Covenants.

                  (a) All representations, warranties and covenants made by the Buyer or Seller in or pursuant to this Agreement and all agreements and instruments delivered in connection herewith shall be deemed to have been made on the date of this Agreement (except for those that are as of a specific date);

                  (b) The representations and warranties of Seller and the Buyer shall survive the Closing and shall expire on the later to occur of (x) the second anniversary of the Closing or;

                           (i)      with respect to 3.21 (taxes), on (A) the
date that is sixty days (60) days after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, five (5) years after the Closing; or

                           (ii)     the final resolution of Claims pending as of
the relevant dates described in clause (i) of this Section 7.3(b).

                  (c) All covenants and indemnification obligations of the parties that shall survive the Closing, continue in effect and expire in accordance with their respective terms.

                  (d) Notwithstanding anything to the contrary herein, the right of any party hereto to indemnification, payment of Damages or other remedies will not be affected in any way by any investigation conducted or knowledge acquired at any time by such party with respect to the accuracy or inaccuracy of or compliance with or performance of, any representation, warranty, covenant, agreement or obligation or by the waiver of any condition.

                  7.4 Indemnification Procedures. All claims or demands for indemnification under this ARTICLE 7 ("Claims") shall be asserted and resolved as follows:

                  (a) In the event that any Person entitled to indemnification hereunder (the "Indemnified Party") has a Claim against any party obligated to provide indemnification pursuant to Section 7.1 or 7.2 hereof (the "Indemnifying Party") which does not involve a Claim being sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such Claim to each Indemnifying Party. If the

Indemnifying Party does not notify the Indemnified Party within fifteen (15) days from receipt of the Claim Notice (the "Notice Period") that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 7.4(a), the Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection. If after such fifteen (15) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for fifteen (15) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

                  (b) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, by delivery of a Claim Notice. The Indemnifying Party shall, within the Notice Period, notify the Indemnified Party (i) whether or not such Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to such Claim and (ii) if such Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim, provided that such Indemnifying Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such Claim and except as hereinafter provided, such Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by such party to a final conclusion, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement (A) includes a complete and unconditional release of the Indemnified Party, and (B) excludes any injunctive or non-monetary relief applicable to the Indemnified Party or any of its subsidiaries or Affiliates. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by failure of such party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all Damages of the Indemnified Party with respect thereto, including interest from the date such Damages were incurred. All reasonable costs and expenses incurred by the Indemnified Party in so defending a Claim shall constitute Damages.

                  (c) If at any time any Claim described in Section 7.4(b) seeks material prospective relief which is reasonably likely to have: (i) in the case of the Seller as the Indemnified Party, a materially adverse effect on the assets, liabilities, financial condition, results of operations or business prospects of the Seller Services, HM5000 Retained Business, and (ii) in the case of the Buyer as the Indemnified Party, a materially adverse effect on the assets, liabilities, financial condition, results of operations or business prospects of the Business, the

Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.

                  (d) Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and to the extent such a claim or demand is reasonably likely to be made.

                  (e) The Indemnified Party's failure to give reasonably prompt notice as required by this Section 7.4 of any actual, threatened or possible Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party except to the extent the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

                  (f) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under Section 7.1 or 7.2.

                  7.5 Remedies. The remedies set forth in this ARTICLE 7 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

                  7.6 Right to Setoff. Notwithstanding anything to the contrary herein, the Buyer shall have the right, but not the obligation, to setoff against the following portion of the Purchase Price: (i) $1,000,000 held in escrow pursuant to the Escrow Agreement, (ii) $2,000,000 of the $4,000,000 due and payable sixty (60) days after Closing pursuant to the Note; and (iii) $4,000,000 due and payable 90 days after Closing pursuant to the Note, in whole or in part, for any claims pursuant to this ARTICLE 7 that in Buyer's good faith and reasonable estimate could be expected to result in Damages to the Business in excess of one million United States dollars ($1,000,000). Any amounts set off by Buyer pursuant to this Section 7.6 that are subsequently delivered to Seller shall be paid in cash. Notwithstanding anything to the contrary set forth in this Agreement and all agreements and instruments delivered in connection herewith, the Buyer shall not be entitled to any setoff unless the Buyer provides prior written notice of its intent to setoff to the Seller, which notice shall be effective when sent and state in reasonable detail the Buyer's good faith basis for, and estimate of, the aggregate amount of its total claim for setoff. The Buyer agrees to consult with the Seller for a period of not less than ten (10) days after the delivery of such notice by the Buyer regarding the proposed setoff provided, however, that Buyer shall have the right to withhold payment hereunder during any such period of consultation. The reasonable exercise of such right of setoff by the Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach or event of default under the Note or applicable agreement. Neither the exercise of, nor the failure to exercise such right of setoff, will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it.

                  7.7      Basket and Cap for Damages.

                  (a) Notwithstanding anything to the contrary contained in
ARTICLE 7 or any other provision of this Agreement, the Seller shall not have any liability under Section 7.1 unless and until the aggregate Damages of the Buyer Indemnified Parties exceed one hundred fifty thousand United States dollars ($150,000) (the "Threshold") at which time the Seller will be obligated to indemnify the Buyer Indemnified Parties with respect to the aggregate amount of all such Damages; provided, however, that the Threshold shall not apply to
(i) any proration payment pursuant to Section 1.6 or purchase price adjustment pursuant to Section 1.7; or (ii) any Damages arising out of any misrepresentation, breach or inaccuracy of any representation or warranty by Seller constituting a knowing and intentional misrepresentation by Seller. Notwithstanding anything to the contrary contained in ARTICLE 7 or any other provision of this Agreement, the aggregate amount recoverable from the Seller in satisfaction of claims for payment of Damages under this Agreement or any other agreement delivered in connection with the transactions contemplated hereby, shall not exceed fifteen million United States dollars ($15,000,000).

                  (b) Notwithstanding anything to the contrary contained in
ARTICLE 7 or any other provision of this Agreement, the Buyer shall not have any liability under Section 7.2(a)(i) unless and until the aggregate Damages of the Seller Indemnified Parties exceed the Threshold at which time the Buyer will be obligated to indemnify the Seller Indemnified Parties with respect to the aggregate amount of all such Damages; provided, however, the Threshold shall not apply to (i) any proration payment pursuant to Section 1.6 or purchase price adjustment pursuant to Section 1.7, or (ii) any Damages arising out of any misrepresentation, breach or inaccuracy of any representation or warranty by Buyer constituting a knowing and intentional misrepresentation by Buyer. Notwithstanding anything to the contrary contained in ARTICLE 7 or any other provision of this Agreement, the aggregate amount recoverable from the Buyer in satisfaction of claims for payment of Damages under this Agreement or any other agreement delivered in connection with the transactions contemplated hereby, shall not exceed fifteen million United States dollars ($15,000,000).


                                    ARTICLE 8
                       NONCOMPETITION AND CONFIDENTIALITY
                       ----------------------------------

                  8.1      Prohibited Activities.

                  (a) As further consideration for the purchase and sale of the Acquired Assets and the other transactions contemplated by this Agreement, the Seller agrees that for a period of eighteen (18) months following the Closing, neither it nor its Affiliates, shall, either directly or indirectly, as a stockholder, investor, partner, member, joint venturer, lender, consultant or otherwise, design, develop, manufacture, market, sell or service anywhere in the North American Market any product, device or service that directly competes with the Product Lines or the products and services under the HM5000 Contracts (the "Competitive Product Lines") to a customer in the Long Haul Trucking Business. For a period of eighteen (18) months following the Closing, Seller and its Affiliates shall not, either directly or indirectly,
(i) solicit, call upon or contact any current customer of the Seller, or any former customer of the Seller who within the past six months has used any product included in the Product Lines or provided under an HM5000 Contract, for the purpose of providing such Person with any product, device or service that is either similar to any product, devise or service in any Product Line, provided under an HM5000 Contract or for use in the Long Haul Trucking Business; (ii) solicit, call upon, contact or hire away, any Person who is a New Buyer Employee; or (iii) solicit, call upon, contact or hire away, any Person for the purposes of or with the intent of enticing such Person to provide services in any Competitive Product Line.

                  (b) Seller shall not disparage Buyer or its Affiliates in any way to any employee, including any New Buyer Employee, current or former customer of Seller, or to any other Person.

                  (c) In the event Seller is approached by any Person for services in the Long Haul Trucking Business, Seller shall immediately refer such Person to the Buyer by providing such Person with the name and telephone number of a contact person employed by the Buyer, such name and telephone number to be provided to Seller by the Buyer from time to time.

                  (d) Notwithstanding any other provision of this section 8.1, Seller shall not be prohibited from performing its obligations, including the Seller Services, HM5000 Retained Business under this Agreement, the Transition Services Agreement and any other documents or agreements contemplated thereby.

                  8.2 Confidentiality. The parties recognize that by reason of the information provided to each other in connection with the transactions contemplated hereby, each party has acquired and will acquire Confidential Information of the other party, the use or disclosure of which could cause the other party or its Affiliates or subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each party covenants and agrees with the other party that it will not at any time, except in performance of its obligations to the other party, directly or indirectly, use, disclose or publish, or permit other Persons (including Affiliates) not so authorized to use, disclose or publish, any Confidential Information that it may learn or has learned by reason of its ownership or use of the Acquired Assets, or use any such information in a manner detrimental to the interests the other party, unless (i) such information becomes known to the public generally through no fault of the disclosing party or any of its Affiliates, (ii) disclosure is required by Law or the order of any Governmental Authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; provided, however, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the disclosing party shall give prior written notice thereof to the other party and provide the other party with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

                  8.3 Reasonable Restraint. The parties agree that the covenants in this ARTICLE 8 impose a reasonable restraint on the Seller in light of the activities and business of the Buyer, the Seller and its Affiliates on the date of the execution of this Agreement and the current plans of the Buyer and the Seller, and their respective Affiliates.

                  8.4      Severability; Reformation. The covenants in this
ARTICLE 8 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant nor any other provision of this Agreement. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, this ARTICLE 8 shall thereby be reformed accordingly per the order of the appropriate court.

                  8.5      Independent Covenant. All of the covenants in this
ARTICLE 8 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of a party whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants. It is specifically agreed that the periods set forth in this ARTICLE 8 during which the agreements and covenants of the parties made in this ARTICLE 8 shall be effective, shall be computed by excluding from such computation any time during which the a party is found by a court of competent jurisdiction to have been in violation of any provision of this ARTICLE 8. The covenants contained in ARTICLE 8 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

                  8.6 Materiality. Each of the parties hereto hereby agree that the covenants set forth in this ARTICLE 8 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.


                                    ARTICLE 9
                               GENERAL PROVISIONS
                               ------------------

                  9.1 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other party hereto (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assignees, heirs and legal representatives; provided, however, that either party may assign its rights, obligations or liabilities hereunder to any party that merges with or acquires all of its stock or all or substantially all of its assets.

                  9.2 Entire Agreement. This Agreement (which includes the Schedules hereto) and all agreements and instruments delivered in connection herewith set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof.

                  9.3 Counterparts. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Any party that delivers a signature page via facsimile agrees to later deliver an original counterpart to any party that requests it.

                  9.4 Expenses and Fees. The Buyer shall be responsible for its fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and all agreements and instruments delivered in connection herewith and Seller shall be responsible for its fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and all agreements and instruments delivered in connection herewith, including, commissions or fees of any broker or finder referred by such party and any attorney's fees incurred by such party in connection with this Agreement except as provided in Section 5.12.

                  9.5 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including, the noncompetition and confidentiality obligations set forth in ARTICLE 8. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the covenants and agreements contained in this Agreement.

                  9.6 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

         If to the Buyer to:

                  Aether Systems, Inc.
                  11460 Cronridge Drive
                  Owings Mills, MD 21117
                  Attn: David C. Reymann, Chief Financial Officer
                  (410) 654-6400 (phone)
                  (410) 654-6554 (telefax)

         and a required copy (which shall not constitute notice) to:

                  Wilmer, Cutler & Pickering
                  2445 M Street, N.W.
                  Washington D.C. 20037
                  Attn: Mark A. Dewire, Esquire
                  (202) 663-6658 (phone)
                  (202) 663-6363 (telefax)


         If to Seller to:

                  @Track Communications, Inc.

                  1155 Kas Drive, Suite 100
                  Richardson, Texas  75081
                  Attn: General Counsel
                  (972) 301-2733 (phone)
                  (972) 301-2588 (telefax)

         and a required copy (which shall not constitute notice) to:

                  Locke Liddell & Sapp LLP
                  2200 Ross Avenue, Suite 2200
                  Dallas, Texas  75201
                  Attn: Stephen L. Sapp, Esq.
                  (214) 740-8570 (phone)
                  (214) 740-8800 (telefax)


         or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

                  9.7 Governing Law This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

                  9.8 SELECTION OF A FORUM. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR IF JURISDICTION DOES NOT LIE IN FEDERAL COURT, THE STATE COURTS OF NEW YORK (THE "CHOSEN COURT") AND (A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (B) WAIVES ANY OBJECTION TO LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (C) WAIVES ANY OBJECTION THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO, AND (D) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH THIS AGREEMENT.

                  9.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in ARTICLE 8.

                  9.10 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee, partner of any party hereto or any other Person, other than the parties hereto.

                  9.11 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

                  9.12 Amendment; Waiver. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party giving the waiver and shall not be deemed a waiver of any other section nor a continuing waiver.

                  9.13 Schedules. The disclosure of any item in any of the schedules attached hereto shall not be deemed a disclosure with respect to any schedules in which such item is not disclosed. The schedules and exhibits attached hereto and incorporated herein and made a part hereof for all purposes.

                  9.14 Interpretation. The defined terms used herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. All Disclosures, Schedules, and Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. Whenever any payment hereunder is to be paid in "cash," payment shall be made in the legal tender of the United States and the method for payment shall be by wire transfer of immediately available funds. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any Contract, instrument or statute defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or statute as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. This Agreement shall be deemed to have been drafted by each party hereto, and this Agreement shall not be construed against any party as a principal draftsperson. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such person's sole, but reasonable discretion.


                            (Signature page follows)

         IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

                                       AETHER SYSTEMS, INC.


                                       By: /s/ DAVID S. OROS
                                           -------------------------------------
                                       Name: David S. Oros
                                             -----------------------------------
                                       Title: CEO
                                              ----------------------------------




                                       @TRACK COMMUNICATIONS, INC.


                                       By: /s/ W. MICHAEL SMITH
                                           -------------------------------------
                                       Name: W. Michael Smith
                                             -----------------------------------
                                       Title: Exec. V.P. & CFO
                                              ----------------------------------

                                    EXHIBIT C


                          Transition Services Agreement
                          -----------------------------

                                                                  EXECUTION COPY


                          TRANSITION SERVICES AGREEMENT
                          -----------------------------


         THIS TRANSITION SERVICES AGREEMENT the ("Agreement") is made and entered into this 15th day of March, 2002, by and between Aether Systems, Inc., a Delaware corporation (the "Buyer"), and @Track Communications, Inc., a Delaware corporation (the "Seller").

                                    RECITALS
                                    --------

         Buyer and Seller have entered into that certain Asset Purchase Agreement dated as of the date hereof (the "Purchase Agreement"), whereby Seller has conveyed and Buyer has acquired the Acquired Assets used by Seller with respect to the Business.

         All capitalized terms used herein shall have the meaning ascribed to them in the Purchase Agreement unless otherwise defined herein. Capitalized terms used but not defined in the body of this Agreement shall have the respective meanings given to such terms in Exhibit A attached hereto.

         Buyer and Seller wish to make arrangements for the transition of the Business from Seller to Buyer following the Closing of the transactions contemplated by the Purchase Agreement, pursuant to this Agreement.

         NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in the Purchase Agreement and herein, and other good and valuable consideration, and contingent upon the Closing, the parties hereby agree as follows:

1. Transition of the HM5000 Business. Pursuant to the Purchase Agreement, Seller has retained all obligations under the HM5000 Contracts and Buyer has acquired all rights under the HM5000 Contracts. Therefore, pursuant to the Purchase Agreement, with respect to the HM5000 Customers, Seller has retained all liability and responsibility under the HM5000 Contracts and Buyer has acquired all rights under the HM5000 Contracts, including the sole right to enforce the terms thereof and, subject to the limitations set forth herein, to modify the terms thereof (including the rates thereunder) and terminate the contract, in each case in accordance with the terms of thereof. However, as between Seller and Buyer, certain rights and responsibilities with respect to the HM5000 Customers shall be as set forth in this Section 1.

         1.1 Provision of HM5000 Airtime Services. Pursuant to the HM5000 Contracts, Seller shall remain obligated to the HM5000 Customers to provide the Enhanced Services (as defined in the HM5000 Contracts) and the Enhanced Cellular Roaming (as defined in the HM5000 Contracts) during the respective terms of such contracts and in accordance with the terms and conditions thereof (collectively, the "HM5000 Airtime Services"). With respect to the Term HM5000 Customers, Seller hereby agrees with and covenants to Buyer that Seller shall, unless and until otherwise directed by Buyer, provide HM5000 Airtime Services to each such Term HM5000 Customer pursuant to the terms of its HM5000 Contract until [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]

With respect to the Month-to-Month HM5000 Customers, Seller hereby agrees with and covenants to Buyer that Seller shall, unless and until otherwise directed by Buyer, provide HM5000 Airtime Services to each such Month-to-Month HM5000 Customer pursuant to the terms of its HM5000 Contract until [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]. Each HM5000 Customer shall be permitted to renew its HM5000 Contract upon expiration in accordance with the renewal terms thereof and, in the event of any such renewal (whether automatic or otherwise), such expiration shall not constitute a termination of such contract that would relieve Seller of its obligation to Buyer to provide HM5000 Airtime Services to such HM5000 Customer pursuant to this Section 1.1; provided, however, that no HM5000 Customer may renew its HM5000 Contract for a term that extends beyond [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]. Upon instruction from Buyer, and provided that such suspension would not result in Seller's breach of the applicable HM5000 Contract, Seller shall permanently cease or temporarily suspend providing HM5000 Airtime Services to any HM5000 Customer. Because, subject to the limitations set forth above, all rights under the HM5000 Contracts have been assigned to Buyer pursuant to the Purchase Agreement, subject to Section 4.1(c), Seller shall have no right to terminate or modify the HM5000 Contracts or to discontinue provision of the HM5000 Airtime Services, except as directed by Buyer in accordance with the foregoing.

         1.2 Consideration for Provision of HM5000 Airtime Services. In exchange for Seller's promise to Buyer to provide the HM5000 Airtime Services to the HM5000 Customers in accordance with Section 1.1, for so long as Seller provides such HM5000 Airtime Services pursuant to Section 1.1, except as otherwise provided in paragraph (g), Buyer hereby agrees to pay Seller Seller's actual costs of providing the HM5000 Airtime Services to the extent set forth below:

                  (a)      Third Party Cellular Services.
                           -----------------------------

                           (i)      Seller is charged for the HM5000 Airtime
Services by Seller's cellular carriers (the "Cellular Carriers"), who charge Seller per minute of HM5000 Airtime Services. The per minute rates for each Cellular Carrier that Seller uses to provide the HM5000 Airtime Services are attached hereto, listed by carrier, as Exhibit B-1. Seller hereby represents and warrants to Purchaser that the rates and information set forth on Exhibit B-1 are true, correct and complete as of the date hereof. Seller shall charge Buyer for the HM5000 Airtime Services invoiced to Seller by the Cellular Carriers at the applicable rate Seller is charged for such HM5000 Airtime Services, as set forth in Exhibit B-1. Seller may amend Exhibit B-1 only upon thirty (30) days prior written notice to Buyer and only to the extent necessary to reflect actual rate increases imposed on Seller by the Cellular Carriers and to reflect changes in Cellular Carriers.


                           (ii)     Seller shall use commercially reasonable
efforts (and in no event less than the same level of efforts that Seller used in such situations prior to Closing) (A) to audit the charges made to it by the Cellular Carriers for the HM5000 Airtime Services in order to verify that Seller was charged at the correct rates and (B) in the event such audit reveals an overcharge by such Cellular Carriers, to seek a refund. Seller shall inform Buyer of any such overcharge, keep Buyer apprised of efforts to obtain a refund of such overcharge, and promptly remit any such refund received to Buyer.


                  (b) TSI Services. In connection with its provision of the HM5000 Airtime Services, Seller uses services rendered to Seller under the TSI Agreements (the "TSI Services"). Seller shall charge Buyer for the TSI Services used by Seller for the provision of the HM5000 Airtime Services and invoiced to Seller by Telecommunications Services, Inc. at the rate Seller is charged for such TSI Services. Seller shall not enter into any amendment, renewal or replacement of the TSI Agreements that would result in an increase in the amounts charged for the TSI Services without the prior written consent of Buyer.

                  (c) Administrative Carrier Services. In connection with its provision of the HM5000 Airtime Services, Seller uses services rendered to Seller under the Administrative Carrier Agreement (the "Administrative Carrier Services"). "Administrative Carrier Services" shall not, however, include any charges of the Cellular Carriers that are passed through to Seller pursuant to the Administrative Carrier Agreement but shall include only those charges in respect of the services actually provided to Seller by Cingular Wireless thereunder. Seller shall charge Buyer for the Administrative Carrier Services used by Seller for the provision of the HM5000 Airtime Services and invoiced to Seller by Cingular Wireless at the rate Seller is charged for such Administrative Carrier Services. Seller shall not enter into any amendment, renewal or replacement of the Administrative Carrier Agreement that would result in an increase in the amounts charged for the Administrative Carrier Services without the prior written consent of Buyer.

                  (d) Long Distance and Toll-Free Services. In connection with its provision of the HM5000 Airtime Services, Seller uses long-distance and toll-free phone services provided by third parties (the "Long Distance and Toll-Free Services"). Seller hereby agrees that it shall charge Buyer for the Long Distance and Toll-Free Services used by Seller for the provision of the HM5000 Airtime Services and invoiced to Seller by its long-distance/toll-free service providers at the applicable rate Seller is charged for such Long Distance and Toll-Free Services as set forth in Exhibit B-2. Seller may amend Exhibit B-2 only upon thirty (30) days prior written notice to Buyer and only to the extent necessary to reflect actual rate increases imposed on Seller by its long-distance/toll-free service providers and to reflect changes in it its providers.

                  (e) Costs of NSC Operation. Buyer shall pay Seller [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.] per calendar month to cover Seller's costs of operating its Network Service Center. Payment for any partial calendar month (i.e., the month in which Closing occurs and the month in which Seller ceases to provide HM5000 Airtime Services hereunder) shall be prorated accordingly. In exchange for the foregoing payment, Seller agrees to maintain and technically support the NSC with same level of care as Seller used to perform these activities prior to Closing, but in no event less than a commercially reasonable standard of care. With respect to the Cellemetry Gateway, the foregoing obligation to provide maintenance and technical support shall continue only until Buyer has implemented a replacement of the Cellemetry Gateway in accordance with Section 2.4. With respect to the HM5000 Gateway, the foregoing obligation to provide maintenance and technical support shall continue for so long as Seller is obligated to provide the HM5000 Airtime Services hereunder.

                  (f) Invoicing. Seller shall invoice Buyer for the charges set forth in paragraphs (a) through (e) on a calendar month basis. Seller shall invoice Buyer for the charges incurred in each calendar month within ten (10) business days after the last day of such calendar month. Buyer shall remit payment to Seller in respect of such charges with fifteen (15) business days after receiving the applicable invoice. For a period of one year after Buyer receives any invoice under this paragraph (f), Buyer shall have the right to audit the charges made to Seller that were passed through to Buyer pursuant to such invoice to verify that Seller has charged Buyer in accordance with this
Section 1. For a period of one year after Buyer receives any invoice under this paragraph (f), Seller shall retain all documentation (including the bills Seller received from the applicable service provider and the documentation recording the usage of the HM5000 Airtime Services by the HM5000 Customers) necessary for Buyer to verify the accuracy of the charges passed through to Buyer pursuant to such invoice and Seller shall make such documentation available to Buyer in the event Buyer exercises its audit right. Seller shall promptly remit to Buyer the amount of any overcharge revealed as a result of any Buyer audit; provided, that Buyer shall provide Seller with the documentation substantiating any such overcharge. To the extent any Buyer audit reveals that Seller has overcharged Buyer by greater than five percent (5%), Seller shall remit to Buyer the amount of such overcharge plus twenty percent (20%) of such amount.

                  (g) Direct Payment to Third-Party Providers. Notwithstanding any other provision of this Section 1.2, in the event that Seller is more than thirty (30) days past due on the payments it owes to any third party provider of the HM5000 Airtime Services, the TSI Services, the Administrative Carrier Services or the Long Distance or the Toll-Free Services, Buyer may, at its option, choose to pay the amounts it would otherwise pay to Seller pursuant to this Section 1.2 directly to the applicable third-party provider instead. In such case, Buyer shall make clear to the third-party provider that it is making such payments on Seller's behalf and shall provide evidence to Seller that it has made such payments.

         1.3      Network Service Level.
                  ----------------------

                  (a) As further described in Exhibit C, Seller shall guarantee Buyer that the HM5000 Customers will receive a certain level of network availability with respect to the network that provides the HM5000 Airtime Services. To the extent that Seller does not meet such service levels, the amounts paid by Buyer to Seller pursuant to Sections 1.2(a) and (d) shall be reduced accordingly, as further described in Exhibit C.

                  (b) Seller shall notify a Buyer Customer Care manager immediately in the event of any unscheduled interruption of the Network Service and shall keep Customer Care management updated on the status of any such interruption.

         1.4      Warranty Service.
                  ----------------

                  (a) As noted above, pursuant to the Purchase Agreement, Seller has retained all liability and responsibility under the HM5000 Contracts, including the obligation to provide warranty service. Buyer hereby agrees with and covenants to Seller to perform all such warranty service under, and pursuant to the terms and conditions of, the HM5000 Contracts. Buyer shall indemnify, defend, protect and hold harmless the Seller Indemnified Parties from, against and in respect of any and all Damages suffered, sustained, incurred or paid by any of the Seller Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly, claims made by the HM5000 Customers against the Seller Indemnified Parties for warranty service that Buyer performs or fails to perform after Closing, except for claims arising out of the gross negligence or willful misconduct of the Seller Indemnified Parties.

                  (b) Seller hereby represents and warrants to Buyer that it has not entered into extended warranty contracts with the existing customers of the Business (including the HM5000 Customers).

         1.5 Customer Introductions. Seller shall use its best efforts to arrange in-person meetings at the premises of each of the Major HM5000 Customers [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.] Such personal meetings shall include (a) at least one member of Buyer's senior management team, (b) a representative of the Major HM5000 Customer and (c) (i) with respect to the meetings with Wal-Mart and CFI, respectively and (ii) upon request of Buyer, with respect to any other Major HM5000 Customer, Seller's CEO. Seller shall coordinate the timing of such meetings with Buyer and Buyer shall use its best efforts to make its senior management team available for such meetings. At such meetings, Seller shall introduce Buyer as the new contact for the HM5000 Non-Airtime Services. The purpose of such meeting shall be to foster and encourage a future business relationship between Buyer and such Major HM5000 Customers and the conduct of the meeting, by both parties, shall be consistent with such purpose. "Major HM5000 Customers" shall mean the top ten (10) HM5000 Customers as measured by HM5000 mobile unit installation base as of the Closing.

         1.6 Indemnification. Except as otherwise provided in this Agreement, pursuant to the Purchase Agreement, Seller has retained all liability and responsibility under the HM5000 Contracts. Therefore, Seller covenants and agrees to indemnify, defend, protect and hold harmless the Buyer Indemnified Parties from, against, and in respect of, any claims against Buyer by a HM5000 Customer (or its subrogee) arising out of or related to its HM5000 Contract, except for claims arising out of the gross negligence or willful misconduct of the Buyer Indemnified Parties.

         1.7 No Third Party Beneficiaries. The HM5000 Customers shall not be third party beneficiaries under this Agreement and shall have no right to enforce the provisions of this Agreement against either Seller or Buyer. The rights of the HM5000 Customers shall remain entirely governed by their respective HM5000 Contracts.

         1.8 Non-Standard Versions of HM5000 Contract. This Agreement makes reference to the terms and conditions of the standard version of the HM5000 Contract, as provided by Seller to Buyer. To the extent that this Agreement refers to terms and conditions of the HM5000 Contracts that do not match the terms and conditions used in a version of the HM5000 Contract (other than the standard version), the parties intend that such terms shall refer to the most closely corresponding terms and conditions in such HM5000 Contract so as to most closely reflect the intent of the parties hereunder.

2.       Transition of the TrackWare and 20/20V Business.

         2.1 Provision of Cellemetry Services. Until such time as Buyer has replaced the Cellemetry Gateway in accordance with Section 2.4 [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.], Seller shall resell the Cellemetry Services to Buyer for Buyer in turn to resell such services to its present and future customers of the TrackWare Product Line and 20/20V Product Line.

         2.2 Consideration for Provision of Cellemetry Services. In exchange for Seller's provision of the Cellemetry Services to Buyer, Buyer hereby agrees to pay Seller the amounts Seller pays to Cellemetry pursuant to the Cellemetry Reseller Agreement. Seller shall not modify or terminate the Cellemetry Reseller Agreement without the prior consent of Buyer. Seller shall comply in all respects with the terms and provisions of the Cellemetry Reseller Agreement. To the extent that Seller breaches the Cellemetry Reseller Agreement and such breach results in any interruption, failure or delay of the Cellemetry Services provided by Seller to Buyer pursuant to Section 2.1, Seller shall indemnify Buyer (a) for any loss of business that results from such interruption, failure or delay in service and (b) for any amount that Buyer may be contractually obligated to credit a customer for such interruption, delay or failure in service, but in no event shall such indemnification exceed fifteen million dollars ($15,000,000).

         2.3 Assignment of Cellemetry Reseller Agreement. As soon as Buyer has replaced the Cellemetry Gateway in accordance with Section 2.4, Seller shall make effective its assignment to Buyer all of its right and interest in the Cellemetry Reseller Agreement (which assignment is an Acquired Asset pursuant to the terms of the Purchase Agreement) and Section 2.1, providing for the provision of the Cellemetry Services by Seller, shall be of no further force and effect.

         2.4 Replacement of Cellemetry Gateway. Buyer shall use commercially reasonable efforts to replace the Cellemetry Gateway with its own gateway, capable of enabling the provision of the Cellemetry Services, in an expeditious manner and in no event later than [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]. Seller shall provide Buyer with reasonable technical cooperation and shall transfer to Buyer any technical information, in each case as reasonably necessary for Buyer to implement such replacement gateway within the foregoing timeframe.

         2.5      Website.
                  -------

                  (a) Seller currently uses a website located at the domain name "www.webhost.at-track.com" to provide integral services to customers of the TrackWare Product Line and 20/20V Product Line. Promptly after Closing, Buyer shall display the content of this website, which has been transferred to Buyer pursuant to the Purchase Agreement, under a new domain name of Buyer's choosing (the "New Webhost Website") and Seller shall provide Buyer with technical assistance reasonably necessary for Buyer to implement the New Webhost Website. Until Buyer displays such content at the New Webhost Website, Seller shall allow Buyer to continue to display such content at "www.webhost.at-track.com."

                  (b) Seller shall, at its own expense, maintain the "www.webhost.at-track.com" registration and, within two (2) business days after instruction by Buyer to do so, Seller shall display content at such website that automatically redirects users to the New Webhost Website and notifies users of the domain name the New Webhost Website (the "Link Content"). Seller shall continue to display the Link Content at the "www.webhost.at-track.com" website until the first anniversary of the Closing. Within five (5) business days after Closing, Seller shall provide a draft version of the Link Content to Buyer for review and comment. Seller shall incorporate all suggestions and changes reasonably requested by Buyer to the Link Content. Seller shall not display any content at "www.webhost.at-track.com" that has not been previously approved by Buyer in writing. To the extent that Buyer takes longer than two (2) business days to provide suggestions and comments to Seller with respect to the proposed Link Content or to notify Seller that it has no such suggestions or comments, the timeframe in which Seller shall be required to display the Link Content shall be extended.

                  (c) The parties shall cooperate and communicate with respect to the activities set forth in this Section 2.5 such that any lag time between when the New Webhost Website becomes available for use by customers and when the Link Content is displayed at "www.webhost.at-track.com" shall be eliminated or minimized to the greatest extent possible and that any such lag time shall occur during non peak-use hours.

3.       Transition of the Business in General.

         3.1      Customer Care.
                  -------------

                  (a) Customer Inquiries. Seller shall promptly refer all inquires it receives from customers or potential customers of the Business (including the HM5000 Customers), e.g., all requests for "Customer Care," technical support, billing inquires, warranty service or non-warranty service, whether written or verbal, in each case with respect to the Business, to a Buyer Customer Care representative and Buyer shall have the sole right to respond to all such inquiries.

                  (b) Customer Phone Calls. All telephone numbers to which the customers of the Business (including the HM5000 Customers) have been directed for customer or technical support inquiries, including those numbers listed in the customer contracts of the Business acquired by Buyer pursuant to the Purchase Agreement (including the HM5000 Contracts) (the "Customer Care Phone Numbers") are an Acquired Asset. To the extent that Buyer is using Seller's phone system or automated call distribution system pursuant to Section 9.2, Seller shall route all calls that come in to the Customer Care Phone Numbers to the extensions of Buyer's Customer Care employees, as directed by Buyer. To the extent that Buyer is no longer using Seller's phone system or automated call distribution system pursuant to Section 9.2, Seller shall use commercially reasonable efforts to have the Customer Care Phone Numbers transferred to Buyer or shall forward all calls that come in to such phone numbers as Buyer may direct.

                  (c) Customer Faxes. All fax numbers to which the customers of the Business (including the HM5000 Customers) have been directed for customer or technical support inquiries, including those numbers listed in the customer contracts of the Business acquired by Buyer pursuant to the Purchase Agreement (including the HM5000 Contracts) (the "Customer Care Fax Numbers") are an Acquired Asset. To the extent that Buyer is using Seller's phone system pursuant to Section 9.2,, Seller shall route all fax transmissions that come in to the Customer Care Fax Numbers to the fax machines of Buyer's Customer Care employees, as directed by Buyer. To the extent that Buyer is no longer using Seller's phone system pursuant to Section 9.2, Seller shall use commercially reasonable efforts to have the Customer Care Fax Numbers transferred to Buyer or shall forward all fax transmissions that come in to such fax numbers as Buyer may direct.

                  (d) Customer Mail. Seller shall forward all incoming mail, written or electronic, pertaining to the Business to Buyer's receptionist at the Office Space or to such other person as Buyer may designate.

         3.2 Warranty Claims. Pursuant to Section 1.2(h) of the Purchase Agreement, the Acquired Assets include Seller's warranty rights against third parties. To the extent that Seller has any warranty rights against the original equipment manufacturer(s) of the Inventory Buyer has acquired from Seller pursuant to the Purchase Agreement that are not assignable to Buyer, Seller hereby agrees, upon the request of Buyer, to use commercially reasonably efforts, at Buyer's expense, to pursue such warranty claims against such original equipment manufacturer(s), on Buyer's behalf and for Buyer's account.

         3.3      Billing.
                  -------

                  (a)      Provision of HM5000 Billing Services. As noted in
Section 1, pursuant to the Purchase Agreement, Seller has retained all liability and responsibility under the HM5000 Contracts, including the obligation to provide bills to the customers thereunder, which includes monthly bills for the following: usage-based charges for HM5000 Airtime Services and fixed monthly service charges for each unit. Seller hereby agrees with and covenants to Buyer that it shall continue to provide the foregoing billing services under the HM5000 Contracts during the respective terms of such contracts and in accordance with the terms and conditions thereof (the "HM5000 Billing Services").

                  (b) Provision of TrackWare and 20/20V Billing Services. Pursuant to the Purchase Agreement, Buyer has acquired all rights and obligations under the contracts between Seller and the TrackWare Product Line and 20/20V Product Line customers, including the obligation to provide bills to such customers thereunder. Pursuant to the Purchase Agreement, Buyer has also acquired the TrackWare and 20/20V Billing Software and related database currently used by Seller to perform billing for the TrackWare Product Line and 20/20V Product Line customers (the "Cellemetry Billing System"). Until such time as Buyer has replaced the Cellemetry Gateway pursuant to Section 2.4 and integrated the replacement gateway with the Cellemetry Billing System, Buyer shall not, however, have the ability to use the Cellemetry Billing System. Therefore, until such time as Buyer has replaced the Cellemetry Gateway pursuant to Section 2.4, [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.], Seller shall provide billing services (i) under the existing TrackWare Product Line and 20/20V Product Line customer contracts in accordance with the terms and conditions thereof and (ii) under any future contracts Buyer may enter with new TrackWare Product Line and 20/20V Product Line customers which have substantially similar billing provisions (the "Cellemetry Billing Services," and together with the HM5000 Billing Services, the "Billing Services"). The Cellemetry Billing Services shall include the provision of monthly bills for the following: usage-based charges for the Enhanced Services (as defined in the existing customer contracts), monthly service charges for Fixed-Price Reports (as defined in the existing customer contracts), charges for additional Data Reports (as defined the existing customer contracts) ordered above the number of Fixed-Price Reports and occurrence event charges. Buyer shall provide Seller with access to the Cellemetry Billing System, and Seller shall maintain and support the Cellemetry Billing System, in each case as required for Seller to perform the Cellemetry Billing Services in accordance with this Agreement.

                  (c)      Consideration for Billing Services. In exchange for
(i) Seller's provision of the Cellemetry Billing Services and (ii) Seller's promise to Buyer to provide the HM5000 Billing Services to the HM5000 Customers, for so long as Seller provides the Billing Services, for each invoice sent by Seller to a customer in the course of providing the Billing Services Buyer shall pay Seller an amount equal to [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]. Seller shall not invoice customers more frequently than monthly. Seller shall invoice Buyer for such charges on a calendar month basis. Seller shall invoice Buyer for the charges incurred in each calendar month within (10) business days after the last day of such calendar month. Buyer shall remit payment to Seller in respect of such charges with fifteen (15) business days after receiving the applicable invoice.

                  (d) Buyer Name and Logo. At Buyer's option, upon ten (10) business days' notice to Seller, Buyer's name and corporate logo shall appear in place of, or in addition to (as Buyer may decide), Seller's name and corporate logo on all invoices Seller sends to customers in the performance of the Billing Services. Within ten (10) business days after Closing, Buyer's payment information shall appear in place of Seller's payment information on all such invoices.

                  (e) Service Level Guarantees. As further described in Exhibit D, Seller shall guarantee Buyer that it shall provide the Billing Services in a timely and accurate manner. To the extent that Seller does not meet such service levels, the amounts paid by Buyer to Seller pursuant to
Section 3.3(c) shall be reduced accordingly, as further described in Exhibit D.

                  (f) Notification to Customers. Within ten (10) business days after Closing, Seller shall notify all existing customers of the Business (including the HM5000 Customers) that the rights under the applicable contracts with Seller have been assigned to Buyer, that payment in respect of all invoices under such contracts that are received by such customer after the Closing shall be made payable to Buyer, and that all future inquiries regarding the Business shall be made to Buyer (but may be still be made by calling the same toll-free number as set forth in their contract or writing to the same address as set forth in their contract). In addition, such notices shall provide Buyer's e-mail contact information. With respect to customers of the TrackWare Product Line and 20/20V Product Line, the notification shall also provide the website address of the New Webhost Website. Within five (5) business days after Closing, Seller shall provide a draft version of the foregoing notice to Buyer for Buyer's review and comment. Seller shall incorporate all suggestions and changes reasonably requested by Buyer to such notice. To the extent that Buyer takes longer than two (2) business days either to provide suggestions and comments to Seller or to notify Seller that it has no such suggestions or comments, the timeframe in which Seller shall be required to send such notice to the customers shall be extended.

                  (g) Taxes with Respect to HM5000 Business. Seller shall be responsible for remitting to the appropriate local, state, federal or foreign government or governmental agency ("Taxing Authority") all Taxes owed in respect of the amounts billed to HM5000 Customers pursuant to Section 3.3(a) hereof (collectively, the "HM5000 Taxes"). Seller shall invoice Buyer on a monthly basis for any HM5000 Taxes paid by Seller. Upon receipt of an invoice and supporting documentation showing the calculation of the HM5000 Taxes and evidencing that such Taxes have been properly and timely paid to the appropriate Taxing Authorities, Buyer shall reimburse Seller within fifteen (15) business days for the amount of such HM5000 Taxes. Notwithstanding the foregoing, Buyer shall not be responsible for reimbursing Seller for any Taxes with respect to the period prior to and on the Closing. Seller shall indemnify, defend, protect and hold harmless the Buyer Indemnified Parties from, against and with respect to any Damages arising out of or related to (i) any failure by Seller to pay any HM5000 Taxes owed and (ii) any assertion, allegation or claim, of whatever nature, by any Taxing Authority that any Buyer Indemnified Party is liable for payment of or was required to remit any HM5000 Taxes, but in no event shall such indemnification exceed fifteen million dollars ($15,000,000). Seller shall provide such Buyer Indemnified Party with such assistance as may be reasonably requested in connection the with any claim for which Seller may have indemnification responsibility pursuant to the preceding sentence. In its performance of the HM5000 Billing Services, Seller shall accommodate Buyer's requests regarding the invoicing and remittance of Taxes to the extent that Buyer has been advised by its outside legal counsel or its outside accountants that Buyer is legally obligated to collect from customers and remit to any Taxing Authority any such Tax.

                  (h) Taxes with Respect to TrackWare and 20/20V Business. Buyer shall be responsible for remitting to the appropriate Taxing Authority all Taxes owed in respect of the amounts billed to TrackWare Product Line and 20/20V Product Line customers with respect to the period after the Closing. In addition, Buyer shall have sole control over what Taxes are invoiced to such customers and, in its performance of the Cellemetry Billing Services, Seller shall follow Buyer's instruction in the preparation of the invoice, including with respect to invoicing of Taxes.

         3.4 Buyer Responsible for Collection Efforts. Although Seller will send out all invoices to customers pursuant to performance of the Billing Services, Buyer shall control all collection and posting of payment. Buyer shall send Seller a file containing the posting records of all moneys received in payment of the invoices sent by Seller in the performance of the Billing Services within one business day after posting in Buyer's billing system. Such file shall be in a format reasonably specified by Seller, which format may be changed by Seller from time to time upon reasonable advance notice to Buyer. All post office boxes listed as the address for payment in the customer contracts of the Business acquired by Buyer pursuant to the Purchase Agreement (including the HM5000 Contracts) ("Acquired Post Office Boxes") are an Acquired Asset and Seller shall take all action necessary to transfer ownership of such post office boxes and keys to Buyer promptly after Closing.

         3.5 Customer Billing Inquiries. Because Seller's performance of the Billing Services for Buyer will result in Seller employees who have the knowledge and access to information to answer the billing inquires of Buyer's customers, Seller shall insure that personnel familiar with the Billing Services and qualified to answer such inquiries will be available to Buyer's Customer Care representatives to answer such inquiries during regular business hours.

4.       Accounts Receivable and Payable.

         4.1 [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]

         4.2 Accounts Receivable: Specific. Without limiting the generality of the foregoing, the following specific receivables shall be allocated as "Pre-Closing Receivables" or "Post-Closing Receivables" as follows:

                  (a) Purchase Orders. Pursuant to the Purchase Agreement, all outstanding purchase orders for the products in the Product Lines and all outstanding purchase orders under the HM5000 Contracts have been assigned to Buyer. The unit purchase price and shipping and handling charges of such products shall be allocated as follows: If the product has been shipped on or prior to Closing, to Seller; if the product has not shipped on or prior to Closing, to Buyer.

                  (b) Security Deposits. Seller shall remit any security deposits received from customers with respect to the Business (including the HM5000 Customers) to Buyer. Seller shall assign any security interests granted to Seller by customers with respect to the Business (including the HM5000 Customers) to Buyer.

                  (c) Monthly Service Charge. Each of the TrackWare Product Line and the 20/20V Product Line contracts charge a monthly fixed service charge per unit billed in advance and the HM5000 Contracts charge a monthly fixed service charge per unit billed in arrears. In the case of the TrackWare Product Line and 20/20V Product Line, such monthly fee is in respect of a fixed number of data reports. The amount of such monthly service charges for the billing cycles in which Closing occurs shall be allocated as follows: Buyer shall receive the pro-rata portion of the charge for the days in the billing cycle falling after the Closing and Seller the portion for the days falling on and before the Closing.

                  (d) Data Report Charges. In the case of the TrackWare Product Line and 20/20V Product Line, charges for each additional data report above the fixed number to which customer is entitled shall be allocated as follows: For reports delivered on or prior to Closing, the per report fee shall be allocated to Seller, for reports delivered after Closing, to Buyer.

                  (e) Occurrence Event Charges. In the case of the TrackWare Product Line and 20/20V Product Line, charges are made for events such as a poll, group assignment, configuration, enablement, rate plan change, etc. Such occurrence event charges shall be allocated as follows: If the event has been performed on or prior to Closing, the corresponding event fee shall be allocated to Seller, if performed after Closing, to Buyer.

                  (f) Activation Fee. Pursuant to each of the TrackWare Product Line contracts, the 20/20V Product Line contracts and the HM5000 Contracts a one time charge due upon execution is charged for over-the-air initial configuration of a Unit. Such charge shall be allocated as follows: If the Unit has been activated on or prior to the Closing, to Seller; if activated after the Closing, to Buyer.

                  (g) Web Subscription Fee. In the case of the TrackWare Product Line and 20/20V Product Line, a monthly fee is charged per customer (not per Unit) in arrears for website access. The website fee shall be allocated as follows: Buyer shall receive the pro-rata portion of the charge for the days in the billing cycle falling after the Closing and Seller the portion for the days falling on and before the Closing.

                  (h) Billable Telephone Support Services. In the case of the TrackWare Product Line and 20/20V Product Line, telephone support services are available to the Customer at a charge of $125/hour for technical support issues. These fees shall be allocated as follows: For calls place on and before Closing, to Seller and for calls placed after Closing, to Buyer.

                  (i) Information Management Services Agreements (a.k.a. Platinum Services Agreements). Fees received in respect of services performed under the Information Management Services Agreements assigned to Buyer pursuant to the Purchase Agreement shall be allocated as follows: To the extent the services were provided on or prior to Closing, to Seller and to extent the services are provided after Closing, to Buyer. These services fees are paid monthly by the customers in advance.

         4.3 Accounts Payable. Accounts payable shall be allocated between the parties as a mirror image of accounts receivable - i.e., to the extent that a cost (e.g., taxes or a third-party provider costs) relates to specific revenue, the party that receives the revenue shall be responsible for such cost. With respect to any Units that Seller has sent to a third party to be repaired or refurbished prior to Closing, whether pursuant to a warranty or otherwise, Seller shall be responsible for any amount owed to such third party in consideration for such repairs or refurbishment, regardless of whether the repair or refurbishment is completed before or after the Closing and regardless of whether the bill for the repair or refurbishment is received before or after the Closing. Upon completion of the repair or refurbishment, Seller shall direct any such repaired or refurbished Units to Buyer and such Units shall be considered Inventory that is an Acquired Asset pursuant to the Purchase Agreement.

5. Employment Transition. Seller shall provide the services of the New Buyer Employees to Buyer until no later than April 30, 2002 pursuant to the terms of the Transition Consulting Reimbursement Agreement dated as of even date herewith, during which period (the "Employment Transition Period") such employees (except to the extent their employment ends, collectively or individually, for the reasons set forth in Section 2.1 of the Transition Consulting Reimbursement Agreement) shall remain employees of Seller, shall remain on the payroll of Seller and shall continue to participate in Seller benefit plans. Buyer shall reimburse Seller for the employment expenses of the New Buyer Employees during the Employment Transition Period pursuant to the terms of the Transition Consulting Reimbursement Agreement. Effective no later than May 1, 2002, the arrangement shall terminate and those New Buyer Employees who have been offered employment with Buyer and have accepted such offer shall be employed by Buyer.

6.       Division and Sublease of Premises.

         6.1 Division of Premises. As soon as practicable after the Closing, Seller shall prepare a floor plan providing for the division of Seller's premises located at 1155 Kas Drive, Richardson, Texas ("Seller Premises") into a separate space for each of Seller and Buyer, which two spaces shall be divided by internal walls and shall each be accessible only by external entries (with the possible exception of an emergency exit internal doorway between the two spaces). Seller shall consult with Buyer with respect to such floor plan and shall reasonably consider Buyer's recommendations to the extent Buyer is affected by any decisions. Seller shall be responsible for implementing and constructing the new floor plan. Buyer shall reimburse Seller for the reasonable costs incurred by Seller in constructing any new internal walls required to divide Buyer and Seller space.

         6.2 Sublease. Once the separation set forth above is completed, Seller and Buyer shall enter into a sublease agreement pursuant to which Seller shall sublease to Buyer for the period between Closing and December 31, 2003 (the "Lease Transition Period") the following space in Buyer's portion of the Seller Premises: (a) an amount of space no less than ten thousand (10,000) square feet suitable to be used by Buyer as an office (the "Office Space") and
(b) an amount of additional space sufficient in size and suitable to be used by Buyer as a warehouse for inventory (the "Warehouse Space"). The sublease agreement for the Warehouse Space and Office Space shall contain the terms set forth in Exhibit F attached hereto. Between the Closing and the time the sublease agreement is effected, Buyer shall pay Seller a monthly rent for the Office Space and Warehouse Space of [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.].

7.       Inventory.

         7.1 Temporary Use of Warehouse. From the Closing until thirty (30) days after the Warehouse Space is ready for Buyer occupation and the sublease agreement therefor has been executed by both parties (the "Warehouse Transition Period"), Seller shall provide to Buyer, at no cost, the right of Buyer to store inventory in Seller's warehouse located in Plano, Texas ("Seller Warehouse"), using the same amount of space as is dedicated to the Inventory acquired by Buyer pursuant to the Purchase Agreement as of the Closing. By the end of the Warehouse Transition Period, Seller shall have moved such inventory to the Warehouse Space leased pursuant to Section 6.2. Seller shall provide Buyer employees with full access to Seller Warehouse and to Seller's staging, shipping and receiving areas in the Seller Warehouse that were utilized in connection with the Business prior to the Closing.

8.       Fixed Assets.

         8.1 Non-Personal Equipment. During the Lease Transition Period, Seller shall allow Buyer to continue to use any storage, servers or other equipment that is a Retained Asset which, prior to Closing, was used both (a) in the Business and (b) in Seller's retained business and that cannot reasonably be divided between the parties. Seller shall allow Buyer to continue to use such assets in the same manner that such assets were used prior to Closing as reasonably necessary for the conduct of the Business by Buyer in the substantially the same manner as conducted by Seller prior to Closing.

9.       Systems Transition.

         9.1 In General. Within [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.] after Closing, the parties shall have developed a complete plan for the smooth transition from Seller systems to Buyer systems, including a time frame for completing such transition. In general, Seller agrees to use all reasonable efforts to assist Buyer in transitioning from Seller's systems to Buyer's systems. For example, Seller will continue to maintain and support all Seller systems required (i) for Buyer to continue to operate the Business in substantially the same manner as Seller operated the Business prior to Closing during the agreed-upon transition period and (ii) for Seller to perform its obligations under this Agreement. The foregoing maintenance activities shall include performance of preventive maintenance and any reasonably required software upgrades. During the agreed-upon transition period, Seller will grant Buyer access to Seller systems and assets shared with Buyer pursuant to Section 8.1 to the extent required for Buyer to operate the Business in substantially the same manner as Seller operated the Business prior to Closing. In addition, Seller shall allow Buyer to keep certain Buyer equipment in Seller's data center, and shall allow Buyer access to the data center in order for Buyer to maintain such equipment. Seller shall cooperate with Buyer to make all arrangements reasonably necessary, as determined by Buyer, to facilitate the prompt integration of the systems Buyer has acquired from Seller pursuant to the Purchase Agreement with Buyer's systems, as required for Buyer to continue to operate the Business in substantially the same manner as Seller operated the Business prior to Closing. The foregoing shall include the conversion and transfer of Seller's customer files and supplier files (each with respect to the Business) and all other information related to the Business (from whatever form such files and information currently exist in, computerized or non-computerized) to Buyer's systems.

         9.2 Specific Systems. Without limiting the generality of the foregoing, with respect to the specific systems used in the Business, the parties will act as follows:

                  (a) Seller Network, Phone System and ACD System. Seller shall allow Buyer employees to continue using Seller network, phone system and automated call distribution (ACD) system during the Lease Transition Period. The New Buyer Employees will retain the same phones and phone numbers after Closing as they had before Closing. Seller will charge Buyer a pro-rated portion of Seller's monthly operation costs for its network, phone system and ACD system based on the number of New Buyer Employees using such systems as of the Closing versus the total number of persons using such systems as of the Closing. The foregoing operation costs are itemized in Schedule 9.2(a) and shall not be modified without the consent of both parties. Buyer may terminate any or all of the network, phone system or ACD system sharing arrangements upon thirty (30) days notice to Seller, in which event Buyer shall no longer pay any portion of the applicable operation costs.

                  (b) General Office Systems. Buyer employees working in the Office Space or the Warehouse Space shall retain access to Seller's general office software (e.g., e-mail, print functionality, word processing, etc.) and to Seller's voicemail system until such time as Buyer has established connectivity between the Office Space and Warehouse Space and Buyer's network and has provided Buyer employees located at the Office Space and Warehouse Space access to the equivalent Buyer office software on Buyer's network. Buyer shall use commercially reasonable efforts to establish such connectivity and provide such access in an expeditious manner.

                  [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]

                  (e)      Billing.
                           -------

                           (i)      For so long as Seller performs any Billing
Services hereunder, Seller shall send Buyer a file containing the invoice records of all customers invoiced by Seller pursuant to its performance of the Billing Services within one business day of the billing run completion. Such file shall be in a format reasonably specified by Buyer, which format may be changed by Buyer from time to time upon reasonable advance notice to Seller. Such file shall be transmitted to Buyer for manual input by Buyer into Buyer's billing systems until connectivity is established between Seller's billing systems (including, for so long as Seller performs the Cellemetry Billing Services, the Cellemetry Billing System) and Buyer's billing system, after which Seller shall download the file to Buyer's billing system on an automated basis. The parties will use commercially reasonable efforts to establish such connectivity expeditiously.

                           (ii)     If Seller has not already done so prior to
Closing, no later than five (5) business days after Closing, Seller shall provide Buyer with a file containing all customer billing records of the Business which shall contain at least the following information with respect to each customer: (i) such customer's name, billing address, customer number, and billing cycle information; (ii) for HM5000 Customers, the activation fee and unit purchase prices applicable to such customer; (iii) for 20/20V and TrackWare customers, the activation fee, unit purchase prices and website subscription fee applicable to such to customer; (iv) for Platinum Service customers, all fees applicable to such customer pursuant to its Information Management Services Agreement. Such file shall be in a format reasonably specified by Buyer. To the extent that Buyer has not provided Seller with the format for such file, Seller's obligation to provide the records shall be extended.

                  (f) Inventory Management Systems. If Seller has not already done so prior to Closing, no later than three (3) business days after Closing, Seller shall provide Buyer with a file containing the inventory records with respect to all Inventory acquired by Buyer pursuant to the Purchase Agreement. Such file shall be in a format reasonably specified by Buyer. To the extent that Buyer has not provided Seller with the format for such file, Seller's obligation to provide the records shall be extended.

10. Manner of Performance. Each party shall provide the services to be provided by it hereunder with the same degree of care, skill and diligence with which it performs similar services for itself or others, but in no event less than a commercially reasonable degree of care and, in the case of Seller, in no event less than the degree of care it used to perform such services for itself prior to the Closing.

11.      General Provisions.

         11.1 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other party hereto (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assignees, heirs and legal representatives; provided, however, that either party may assign its rights, obligations or liabilities hereunder to any party that merges with or acquires all of its stock or all or substantially all of its assets.

         11.2 Entire Agreement. This Agreement (which includes the Exhibits hereto) and the documents and agreements referred to herein (including the Purchase Agreement) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Exhibits to this Agreement is incorporated herein by this reference and expressly made a part hereof. Unless specifically set forth herein, nothing in this Agreement shall modify any rights or obligations under the Purchase Agreement.

         11.3 Counterparts. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Any party that delivers a signature page via facsimile agrees to later deliver an original counterpart to any party that requests it.

         11.4 Expenses and Fees. Buyer shall be responsible for its fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and Seller shall be responsible for its fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, including, but not limited to, commissions or fees of any broker or finder referred by such party and any attorney's fees incurred by such party in connection with this Agreement.

         11.5 Specific Performance; Remedies. Each party hereto acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for any violation by it of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the covenants and agreements contained in this Agreement.

         11.6 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

         If to Buyer to:
         --------------

         Aether Systems, Inc.
         11460 Cronridge Drive
         Owings Mills, MD 21117
         Attn:  David C. Reymann, Chief Financial Officer
         (410) 654-6400 (phone)
         (410) 654-6554 (telefax)

         and a required copy (which shall not constitute notice) to:
         ----------------------------------------------------------

         Wilmer, Cutler & Pickering
         2445 M Street, N.W.
         Washington D.C. 20037
         Attn:  Mark A. Dewire, Esquire
         (202) 663-6658 (phone)
         (202) 663-6363 (telefax)

         If to Seller to:
         ---------------

         @Track Communications, Inc.
         1155 Kas Drive, Suite 100
         Richardson, Texas  75081
         Attn:  General Counsel
         (972) 301-2733 (phone)
         (972) 301-2588 (telefax)

         and a required copy (which shall not constitute notice) to:
         ----------------------------------------------------------

         Locke Liddell & Sapp LLP
         2200 Ross Avenue, Suite 2200
         Dallas, Texas 75201
         Attn: Stephen L. Sapp, Esq.
         (214) 740-8570 (phone)
         (214) 542-6665 (telefax)

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

         11.7 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

         11.8 Selection of Forum. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR IF JURISDICTION DOES NOT LIE IN FEDERAL COURT, THE STATE COURTS OF NEW YORK (THE "CHOSEN COURT") AND (A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (B) WAIVES ANY OBJECTION TO LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (C) WAIVES ANY OBJECTION THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO, AND (D) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH THIS AGREEMENT.

         11.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

         11.10 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee, partner of any party hereto or any other Person, other than the parties hereto.

         11.11 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

         11.12 Amendment; Waiver. This Agreement may be amended by the parties hereto by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party. giving the waiver, and shall not be deemed a waiver of any other section nor a continuing waiver.

         11.13 Independent Contractors. The relationship between Buyer and Seller under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed to constitute or create a partnership, agency relationship, joint venture or equity interest between Buyer and Seller. No party has the power or authority to act on behalf of the other party, except as authorized in writing by the other party.

         11.14 General Audit Right. Each party (the "Auditing Party") shall have the right to review, and the other party (the "Audited Party") agrees to make available to the Auditing Party, any and all of the Audited Party's records that are relevant to the determinations of the allocations made to and costs charged to the Auditing Party under this Agreement, including the allocations with respect to accounts receivable and accounts payable provided for in Section
4. For a period of three (3) years after Closing, each party shall retain all documentation necessary for the other party to verify the accuracy of such determinations and shall make such documentation available to the other party in the event the other party exercises its audit right hereunder. Each Audited Party shall promptly remit to the Auditing Party the amount of any overcharges or underallocations revealed as a result of any such audit; provided, that the Auditing Party shall provide the Auditing Party with the documentation substantiating any such overcharge or underallocation.

         11.15 Further Assurances. From time to time after the Closing, upon request of either party and without further consideration, each party hereto shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the transactions contemplated by this Agreement and all agreements and instruments delivered in connection herewith. Without limiting the foregoing sentence, in connection therewith, if required, the president or chief financial officer of the Seller will execute any factually accurate documentation reasonably required by the Buyer or the Buyer's independent public accountants. Each party will also cooperate and use its commercially reasonable efforts to have its present officers, directors and employees cooperate with the other party hereto on and after the Closing in furnishing information, evidence, testimony and other assistance. Seller shall use commercially reasonable efforts during the Lease Transition Period to provide such assistance to Buyer as is reasonably necessary for Buyer to continue to operate the Business in substantially the same manner as Seller operated the Business prior to Closing.

         11.16 Interpretation. The defined terms used herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. Whenever any payment hereunder is to be made payment shall be made in the legal tender of the United States. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. This Agreement shall be deemed to have been drafted by each party hereto and this Agreement shall not be construed against any party as a principal draftsperson. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may withheld in such person's sole discretion.

                            (Signature page follows)

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            AETHER SYSTEMS INC.



                                            By: /s/ DAVID OROS
                                                --------------------------------
                                            Name:  David Oros
                                                 -------------------------------
                                            Title: CEO
                                                  ------------------------------


                                            @TRACK COMMUNICATIONS, INC.



                                            By:
                                                --------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            AETHER SYSTEMS INC.



                                            By:
                                                --------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------


                                            @TRACK COMMUNICATIONS, INC.



                                            By: /s/ W. MICHAEL SMITH
                                                --------------------------------
                                            Name: W. Michael Smith
                                                 -------------------------------
                                            Title: Exec VP & CFO
                                                  ------------------------------

                                    EXHIBIT A
                                  DEFINED TERMS

"Administrative Carrier Agreement" shall mean the Administrative Carrier Agreement entered into between Seller and Southwestern Bell Mobile Systems, Inc. n/k/a Cingular Wireless on March 30, 1999.

"Administrative Carrier Services" has the meaning set forth in Section 1.2(c).

"Billing Services" has the meaning set forth in Section 3.3(b).

"Business" has the meaning set forth in the Purchase Agreement.

"Buyer Indemnified Parties" has the meaning set forth in the Purchase Agreement.

"Buyer's Scheduled Maintenance Representative" shall be a person or person's designated by Buyer and responsible for receiving and reacting to notices from Seller regarding scheduled maintenance and upgrades to the NSC. The Buyer's Scheduled Maintenance Representative shall be accessible to Seller on a 24 hours a day, seven days a week basis by carrying a pager with a number that has been provided to a member of Seller's NSC Technical Support Group.

"Cellemetry Billing Services" has the meaning set forth in Section 3.3(b).

"Cellemetry Billing System" has the meaning set forth in Section 3.3(b).

"Cellemetry Gateway" shall mean the equipment located at 1155 Kas Drive, Suite 100, Richardson, Texas, 75081 and utilized by Seller to enable the provision of the Cellemetry Services to the 20/20V and TrackWare customers.

"Cellemetry Services" shall mean the transmission of short data messages across the existing forward and reverse overhead control channels and existing IS-41 capabilities of the AMPS cellular telephone network provided by Cellemetry LLC to Seller pursuant to the Cellemetry Reseller Agreement.

"Cellemetry Reseller Agreement" shall mean the Limited Usage Value Added Reseller Agreement between Seller and Cellemetry LLC executed as of October 4, 2001.

"Cellular Carriers" has the meaning set forth in Section 1.2(a)(i).

"Damages" has the meaning set forth in the Purchase Agreement.

"HM5000 Airtime Services" has the meaning set forth in Section 1.1.

"HM5000 Billing Services" has the meaning set forth in Section 3.3(a).

"HM5000 Contracts" shall mean those contracts set forth on Schedule 1.2(e) to the Purchase Agreement, which are the corporate customer contracts for the HM5000 product and services.

"HM5000 Customers" shall mean those parties with whom Seller has entered into an HM5000 Contract in their capacities as such.

"HM5000 Gateway" has the meaning set forth in Exhibit C.

"HM5000 Non-Airtime Services " shall mean the following services performed for the HM5000 Customers: (i) warranty services (including shipping and receiving of return material authorizations); (ii) non-warranty repair services; (iii) provisioning and activation of the HM5000 mobile units; and (iv) customer care and technical support.

"Lease Transition Period" has the meaning set forth in Section 6.2.

"Long Distance and Toll-Free Services" has the meaning set forth in Section 1.2(d).

"Mobile Unit" has the meaning set forth in Exhibit C.

"Month-to-Month HM5000 Customers" shall mean an HM5000 Customer with an HM5000 Contract that may be terminated by Seller or such HM5000 Customer on thirty (30) days advance written notice.

"Network Service" has the meaning set forth in Exhibit C.

"Network Service Center" or "NSC" shall mean the HM5000 Gateway and, until is replaced pursuant to Section 2.4, the Cellemetry Gateway.

"New Webhost Website" has the meaning set forth in Section 2.5(a).

"Office Space" has the meaning set forth in Section 6.

"Product Lines" has the meaning set forth in the Purchase Agreement.

"Recent Receivables" has the meaning set forth in Section 4.1(c).

"Seller Indemnified Parties" has the meaning set forth in the Purchase
Agreement.

"Seller's NSC Technical Support Group" shall mean the group of persons designated by Seller to technically support the NSC and to respond to Buyer's needs with respect to such technical support. One or more members of Seller's NSC Technical Support Group shall be accessible to Buyer on a 24 hours a day, seven days a week basis by carrying a pager with a number that has been provided to Buyer.

"Seller Premises" has the meaning set forth in Section 6.1.

"Taxes" shall mean foreign, federal, state, or local excise, sales, use, property, utility, telecommunications, or retailers' taxes, duties, surcharges or other governmental imposts, levies or assessments of a similar nature.

"Term HM5000 Customer" shall mean an HM5000 Customer with an HM5000 Contract with a fixed service term that, at any given time, has more than thirty (30) days remaining.

"TSI Agreements" shall mean (a) the Fleet-on-Track Services Agreement entered into between GTE Telecommunications Services Incorporated n/k/a
Telecommunications Services, Inc. and Seller on May 3, 1999 and (b) the Information and Network Products and Services Agreement between Seller and GTE Telecommunications Services Incorporated n/k/a Telecommunications Services, Inc. dated August 16, 1999.

"TSI Services" has the meaning set forth in Section 1.2(b).

"Unit" shall mean (i) the HM5000 mobile units, (ii) with respect to the TrackWare Product Line, the TrackWare Remote Units and (iii) with respect to the 20/20V Product Line, the On-Board Tracking Units.

"Warehouse Space" has the meaning set forth in Section 6.

                                  EXHIBIT B-1
                           THIRD PARTY CARRIER RATES

[TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]

                                  EXHIBIT B-2
                       LONG DISTANCE AND TOLL-FREE RATES

[TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]

                                   EXHIBIT C
                                 HM5000 NETWORK
                            SERVICE LEVEL GUARANTEES

[TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.]

                                    EXHIBIT D
                                BILLING SERVICES
                            SERVICE LEVEL GUARANTEES

In its performance of the Billing Services:

1. Timeliness. Seller shall send out invoices to customers within six (6) business days after the end of the applicable billing cycle.

         If during any given calendar month an invoice is sent out more than six
(6) business days after the end of the billing cycle Buyer shall be entitled to a financial credit in the form of a discount on the charges made by Seller to Buyer for sending such invoice pursuant to Section 3.3(c). The amount of such credit shall be determined based on the number of business days after the end of the billing cycle such invoice is sent and the corresponding credit amount as set forth below. The amount of such credit shall be applied against the invoice sent to Buyer by Seller pursuant to Section 3.3(c) that is applicable to such calendar month; provided, however, that if the calculation of the credit amount cannot reasonably be completed before such invoice is sent out, the credit shall be applied against the invoice for the following calendar month.

         Number of Business Days after Bill Cycle
         that Invoice is Sent to Customer:                    Credit Amount
         ---------------------------------                    -------------

         7                                                    10%
         8                                                    20%
         9                                                    30%
         10                                                   40%
         11 - 15                                              50%
         >15                                                  100%

2. Accuracy. Buyer shall have the right to audit the invoices sent by Seller to Buyer's customers for accuracy. For a period of one year after Seller sends any invoice to a customer, Seller shall retain all documentation necessary for Buyer to verify the accuracy of such invoice and Seller shall make such documentation available to Buyer in the event Buyer exercises its audit right. Seller shall promptly remit to Buyer the amount of any customer undercharges or overcharges revealed as a result of any such Buyer audit; provided, that Buyer shall provide Seller with the documentation substantiating any such overcharge or undercharge. To the extent any Buyer audit reveals that Seller has overcharged or undercharged customers by greater than five percent (5%), Seller shall remit to Buyer the amount of such overcharge or undercharge plus twenty percent (20%) of such amount.

                                    EXHIBIT F
                                 SUBLEASE TERMS


1. Monthly rent of no greater than [TEXT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.] per square foot.

2. Rent shall be inclusive of all costs, including janitorial, utilities, costs of security/fire system and maintenance of grounds, parking lot and building.

3. Total square footage shall be at least 10,000, which shall include both the Office Space and Warehouse Space. The Office Space shall include adequate restrooms, xerox rooms and conference room space.

4.       Buyer employees and guests shall have full access to parking lot.

5. Seller shall install security card readers at Buyer's two external entries, shall provide Buyer employees with security cards and shall operate and maintain the security system (which shall be the same system Seller uses for the rest of the Seller Premises). Seller shall activate and deactivate Buyer employee security cards at Buyer's direction. Buyer may install its own security system at its option.

                                    EXHIBIT E

                                Escrow Agreement
                                ----------------

                                                                  EXECUTION COPY


                                ESCROW AGREEMENT
                                ----------------


      This ESCROW AGREEMENT (the "Agreement") is made and entered into as of March 15, 2002 by and among Aether Systems, Inc., a Delaware corporation ("Buyer"), @Track Communications, Inc., a Delaware corporation ("Seller") and Branch Banking & Trust Company, a North Carolina banking association, as escrow agent ("Escrow Agent").

      WHEREAS, Buyer and Seller are parties to the Asset Purchase Agreement dated as of March 15, 2002 (the "Purchase Agreement") providing for Buyer's acquisition of certain assets of Seller; and

      WHEREAS, pursuant to Section 2.1 of the Purchase Agreement, Buyer has delivered one million dollars ($1,000,000) (the "Escrow Amount") to the Escrow Agent; and

      WHEREAS, this Agreement is being executed and delivered at the Closing (as defined in the Purchase Agreement) of the transactions contemplated by the Purchase Agreement.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

      1. Definitions. For purposes of this Agreement, all terms not specifically defined herein that are defined in the Purchase Agreement shall have the respective meanings stated therein.

      2. Appointment of Agent. Buyer and Seller hereby designate the Escrow Agent to act as herein specified, and the Escrow Agent accepts its appointment as Escrow Agent hereunder until the complete release of the Escrow Amount in accordance with the provisions of Section 7. Buyer and Seller hereby irrevocably authorize the Escrow Agent to take such action on their behalf under the provisions of this Agreement and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Escrow Agent by the terms hereof and such other powers as are reasonably incidental thereto.

      3. Deposit into Escrow. Contemporaneously herewith, Buyer has deposited with the Escrow Agent the Escrow Amount payable to Seller as a source for the payment and discharge of any indemnification obligations of Seller and its permitted assigns and successors pursuant to ARTICLE 7 of the Purchase Agreement (as set forth on Schedule A) (each such payment, an "Obligation" and, collectively, the "Obligations").

      4.  Investment.
          -----------

          (a) Seller shall have the right to direct the investment of the Escrow Amount in, and only in, the following instruments and securities: (i) United States government securities or securities of agencies of the United States government which are guaranteed by the United States government; (ii) securities of such governmental agencies, if the same are covered by a bank repurchase agreement; (iii) certificates of deposit; (iv) tax-free municipal bonds of issuers that have a class of short-term obligations rated in one of the three highest debt rating categories for short-term debt by Standard & Poors, Moody's or Fitch; and
(v) tax-free money market mutual funds meeting the requirements of Rule 2a-7 under the Investment Company Act of 1940, none of which shall have maturities longer than one year. Notwithstanding the foregoing, Seller shall not direct the investment of the Escrow Amount in any instrument or security that contains a substantial early termination penalty. The Escrow Amount shall be so invested by the Escrow Agent in accordance with signed, written instructions from Seller. The Escrow Agent shall not be liable for any loss sustained as a result of any investment made pursuant to the written instructions of Seller or as a result of any liquidation of such investment prior to its maturity or for failure of Seller to give the Escrow Agent any written instruction to invest or reinvest the Escrow Amount. The Escrow Agent shall not be responsible for a determination of whether the investment directives given by Seller meet the permissible investment requirements of this section.

          (b) In the absence of written instructions pursuant to subsection 4(a) of this Agreement, the Escrow Agent shall invest the Escrow Amount in the BB&T US Money Market funds customarily utilized by the Escrow Agent's corporate trust department in the ordinary course of business of its corporate trust business in the usual performance of its escrow agent duties.

      5.  Payment to Buyer Indemnified Parties.
          ------------------------------------

          (a) Claims for indemnification under ARTICLE 7 of the Purchase Agreement ("Claims") shall be asserted and resolved as set forth in the Purchase Agreement. All Claims for indemnification by the Buyer under ARTICLE 7 shall be made via a Claim Notice. All Claim Notices and objections to Claim Notices pursuant to ARTICLE 7 of the Purchase Agreement shall be delivered to the Escrow Agent and the other party hereto.

          (b) In the event that a Claim for indemnification by a Buyer Indemnified Party is resolved or determined in favor of a Buyer Indemnified Party and notice of such is delivered in writing by both parties, either by operation of ARTICLE 7 of the Purchase Agreement, by joint written notice executed by Buyer and Seller, by decision of a third party selected jointly by Buyer and Seller (if both parties voluntarily agree to such an arrangement) (notice of selection shall be given to the Escrow Agent immediately upon selection of such third party),or by a proper court of law's final, nonappealable order or judgment, and if written notice thereof is received by the Escrow Agent, the Escrow Agent shall make payment of the amount of the Claim for indemnification so resolved or determined to the Buyer Indemnified Party from the Escrow Amount no later than the fifth (5th) business day after such written notice is received.

          (c) Payments from the Escrow Amount to satisfy Claims for indemnification pursuant to Section 5(b) shall be made in cash.

          6. Taxes, etc. on the Escrow Amount. The parties agree that for tax reporting purposes the Escrow Agreement shall be treated as owned by Seller and that the earnings thereon shall be treated as income of Seller. Seller agrees to pay and discharge promptly, and in any event prior to delinquency, all taxes, charges, liens and assessments against the Escrow Amount except that Seller shall not be required to pay and discharge any such tax, charge, lien or assessment as long as the validity thereof shall be contested by and at the sole cost and expense of the Seller in good faith and if necessary by appropriate legal proceedings, and upon the failure of the Seller to comply with the foregoing agreement, Buyer, at its option, may pay all or any part of such taxes, charges, liens and assessments and the amount thereof shall be conclusively deemed a liability of Seller hereunder. The parties shall provide such tax reporting forms or certificates as may be reasonably requested by the Escrow Agent.

      7.  Distribution and Termination.
          ----------------------------

          (a) The Escrow Agent shall distribute the Escrow Amount to the Seller as follows; (i) two hundred fifty thousand dollars ($250,000) shall be distributed at the later of (A) ninety (90) days after Closing, or (B) within three (3) Trading Days of receiving written notice from Buyer and Seller that Buyer has been paid in full for all Purchase Price adjustments pursuant to the Purchase Agreement (such date of payment being the "First Release Date"); (ii) an additional two hundred fifty thousand dollars ($250,000) shall be distributed ninety (90) days after the First Release Date; (iii) an additional four hundred thousand dollars ($400,000) shall be distributed one hundred eighty (180) days after the First Release Date, and (iv) the final one hundred thousand dollars ($100,000) shall be distributed two hundred seventy (270) days after the First Release Date, provided, however, that if any Claims have not been paid to Buyer or finally determined in favor of Seller, then the above distributions shall be reduced by the amount of all unpaid and unresolved Claims until such Claim is resolved in accordance with the terms and provisions of the Asset Purchase Agreement. If any Claim is resolved after any distribution date above and the Seller remains entitled to payment hereunder, such distributions shall be paid by the Escrow Agent to Seller within five (5) business days thereafter. Interest earned and accrued on the Escrow Amount shall be paid to Seller at the times payments are made as set forth in (i)-(iv) above.

          (b) In the event of a pending Claim asserted in accordance with the provisions of ARTICLE 7 of the Purchase Agreement, Buyer and Seller shall consult in good faith with one another with a view to agreeing on an amount to be distributed from the Escrow Amount in full satisfaction of Seller's indemnification obligation with respect to that Claim; provided, however, that neither party shall be obligated to so agree.

          (c) This Agreement shall terminate at such time as the entire Escrow Amount has been paid or distributed to Buyer or Seller, as the case may be.

      8. Representations and Warranties of Buyer and Seller. Buyer and Seller each represent and warrant to the other party as follows:

          (a) It has full right, power and authority to enter into, make and perform this Agreement and all agreements and instruments delivered in connection herewith and the transactions contemplated hereby and thereby. This Agreement and all other agreements and instruments delivered herewith, when executed and delivered by it shall have been duly and validly authorized, executed and delivered with no further action required. The execution and delivery of this Agreement and all agreements and instruments delivered in connection herewith and the performance of the obligations hereunder and thereunder and the consummation of the transaction by it have been duly and validly approved by its Board of Directors and constitute, or upon delivery in accordance herewith shall constitute, the valid and binding obligations of it, enforceable in accordance with their respective terms except as such enforceability is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

          (b) The execution, delivery and performance of this Agreement and all agreements and instruments delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with, result in a breach or violation of, or require any consent, approval or authorization under the its Charter Documents; (ii) conflict with, result in a default or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit under, or require any consent, approval or authorization under, any Contract to which it is a party or by which it or any of its properties, rights or assets are bound, or any License or Permit that belongs to it; (iii) violate any Law to which it or any of its properties, rights or assets are subject or by which it or any of its properties, rights or assets are bound; or (iv) constitute an event which, after notice or lapse of time or both, would result in any conflict, breach, violation, default, requirement, loss, creation or imposition of any Lien, termination or impairment or similar event described in this Section 8(b).

      9. Obligations of the Escrow Agent. It is agreed that the duties and obligations of the Escrow Agent are those herein specifically provided and no other. The Escrow Agent shall not have any liability under, or duty to inquire into, the terms and provisions of any agreement, other than this Agreement. The Escrow Agent's duties are ministerial in nature and the Escrow Agent shall not incur any liability whatsoever so long as it has acted in good faith except for gross negligence.

          (a) Buyer represents to the Escrow Agent that Buyer (by its duly authorized representatives) is authorized to enter into this Agreement and that the Escrow Agent is entitled to rely on this representation without the need to confirm the authority of the representatives.

          (b) Seller represents to the Escrow Agent that Seller (by its duly authorized representatives) is authorized to enter into this Agreement and that the Escrow Agent is entitled to rely on this representation without the need to confirm the authority of the representatives.

          (c) The Escrow Agent may consult with counsel of its choice, including without limitation, in-house counsel, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or suppression of this Agreement unless the same shall be in writing and signed by Seller and Buyer and, if its rights or duties as Escrow Agent hereunder are affected thereby, by the Escrow Agent as well.

          (d) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by the parties hereto or by a final judgment of a court order of competent jurisdiction.

          (e) The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or other written instructions given jointly by the parties hereto.

          (f) The Escrow Agent shall not have any responsibility for the genuineness or validity of any document or other item deposited with it and any liability for action in accordance with any written instructions given to it hereunder and reasonably believed by it to be signed by the proper parties.

          (g) The Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to initiate or defend any legal proceedings which may arise in respect of the subject matter of these instructions.

          (h) The Escrow Agent shall not be responsible for or be required to enforce or interpret any of the terms or conditions of the Purchase Agreement or any other agreement (other than this Agreement) between Buyer and Seller.

          (i) The Escrow Agent shall not be responsible or liable in any manner whatsoever for the performance of or by Buyer or Seller of their respective obligations under this Agreement, nor shall the Escrow Agent be responsible or liable in any manner whatsoever for the failure of the other parties to this Agreement or of any third party to honor any of the provisions of this Agreement.

          (j) The Escrow Agent agrees to hold all information related to the Purchase Agreement, including the terms and conditions and the transactions contemplated thereby in confidence (the "Confidential Information"). The Escrow Agent, during the term and after termination of this Agreement, shall not disclose any Confidential Information to any person (other than its own directors, officers, employees, agents and contractors who must have such information for the performance of it's obligations under this Agreement) or use any Confidential Information for purposes other than those contemplated by this Agreement. Confidential Information is not meant to include any information which, at the time of disclosure, is: (i) generally known by the public; (ii) received from an unaffiliated third party without a breach by the receiving party or such third party of any confidentiality obligation; (iii) information that has been independently developed by the receiving party; or (iv) required to be disclosed by operation of law or upon reasonable advice of counsel.

      10. Release of Escrow Agent. The Escrow Agent may at any time resign hereunder by giving written notice of its resignation to the parties hereto, at least ten calendar days prior to the date specified for such resignation to take effect, and, upon the effective date of such resignation, all property then held by the Escrow Agent hereunder shall be delivered by it to such person or entity as may be designated in writing by both the Seller and Buyer, whereupon all the Escrow Agent's obligations hereunder shall cease and terminate. If no such person or entity shall have been designated by such date, all obligations of the Escrow Agent hereunder shall nevertheless cease and terminate. The Escrow Agent's sole responsibility thereafter shall be to keep safely all property then held by it and to deliver the same to a person or entity designated by both Buyer and Seller or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.

      11. Indemnity of Escrow Agent. The parties hereto agree to indemnify, defend and hold the Escrow Agent harmless from and against any and all loss, damage, tax, liability and expense that may be incurred by the Escrow Agent arising out of or in connection with its acceptance of appointment as Escrow Agent hereunder, including, without limitation, the reasonable legal costs and expenses of defending itself against any claim or liability in connection with its performance hereunder, except as caused by its bad faith or gross negligence.

      12. Construction of the Instruments by Escrow Agent. In accepting the terms hereof, it is agreed and understood between the parties hereto that the Escrow Agent will not be called upon to construe any contract or instrument in connection herewith and shall be required to act in respect of the deposits herein made only as directed herein.

      13. Fees of Escrow Agent. The Escrow Agent shall be paid in accordance with the fee schedule attached as Schedule B. The Escrow Agent's base fee and all other fees and expenses of the Escrow Agent (being principally investment, distribution, bookkeeping and accounting fees) shall be shared equally between Buyer and Seller.

      14. Setoff. Notwithstanding anything to the contrary herein, the Buyer shall have the right of setoff set forth in Article VII of the Asset Purchase Agreement.

      15. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York (without regard to conflict of laws principles).

      16. Selection of a Forum. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR IF JURISDICTION DOES NOT LIE IN FEDERAL COURT, THE STATE COURTS OF NEW YORK (THE "CHOSEN COURT") AND
(A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (B) WAIVES ANY OBJECTION TO LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (C) WAIVES ANY OBJECTION THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO, AND (D) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH THIS AGREEMENT.

      17. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telefax (with confirmation of transmission), by recognized overnight courier service (with receipt acknowledged) or by registered or certified mail, postage prepaid, as follows:

          (a) If to Buyer, to:

                  Aether Systems, Inc.
                  11460 Cronridge Drive
                  Owings Mills, Maryland 21117
                  Attention:  David C. Reymann
                  Tel:  410-654-6400
                  Fax:  410-654-6554

                  with a copy (which shall not constitute notice) to:

                  Wilmer, Cutler & Pickering
                  100 Light Street
                  Baltimore, MD  21202
                  Tel: 410-986-2830
                  Fax: 410-986-2828
                  Attention:  Mark Dewire

          (b) If to the Seller, to:

                  @Track Communications, Inc.
                  1155 Kas Drive, Suite 100
                  Richardson, Texas  75081
                  Attn:  General Counsel
                  Tel: (972) 301-2733
                  Fax:  (972) 301-2588

                  with a copy (which shall not constitute notice) to:

                  Locke Liddell & Sapp LLP
                  2200 Ross Avenue
                  Suite 2200
                  Dallas, TX  75201
                  Attn:  Stephen L. Sapp, Esq.
                  Tel:  (214) 740-8570
                  Fax:  (214) 740-8800

          (c) If to the Escrow Agent, to:

                  Branch Bank & Trust
                  8200 Greensboro Drive
                  McLean, VA  22102
                  Tel.:  (703) 442-4030
                  Fax:  (703) 442-4027
                  Attention: Duane Cunningham, Vice President or such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered personally or by courier, telefaxed, or five (5) business days after deposited in the mail if sent by registered or certified mail, or the next business day if sent by a recognized overnight courier service.

      18. Contents of Agreement, Parties in Interest, Assignments, etc. This Agreement, the Purchase Agreement, the Registration Rights Agreement, the Note, the Certificate of Designation, the Transition Services Agreement and the other agreements and documents contemplated thereby set forth the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement shall not be amended except by written instrument duly executed by Buyer and Seller and acknowledged and accepted by the Escrow Agent. This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other parties hereto (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assignees, heirs and legal representatives; provided, however, that any party hereto may assign its rights, obligations or liabilities hereunder to any other party that merges with or acquires all of its stock or all or substantially all of its assets.

      19. Cooperation. Subject to the terms and conditions hereof, each of the parties hereto shall use its best efforts to take, or cause to be taken, such action to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things reasonably necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

      20. Counterparts. This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Any party that delivers a signature page via facsimile agrees to later deliver an original counterpart to any party that requests it, and signature pages sent via facsimile shall be deemed an original and binding signature of the sending party.

                            (signature page follows)


\                                       8

      IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Agreement as of the date first written.



                                          AETHER  SYSTEMS, INC.


                                          By: /s/ David S. Oros
                                             ---------------------------------
                                          Name:  David S. Oros
                                          Title: CEO


                                          @TRACK COMMUNICATIONS, INC.



                                          By: /s/ W. Michael Smith
                                             ---------------------------------
                                          Name:  W. Michael Smith
                                          Title: Exec VP & CFO


                                          BRANCH BANKING & TRUST COMPANY



                                          By: /s/ Maria S. Pope
                                             ---------------------------------
                                          Name:  Maria S. Pope, CCTS
                                          Title: Corporate Trust Officer

                                   SCHEDULE A
                                   ----------

7.1 General Indemnification by the Seller. Seller covenants and agrees to indemnify, defend, protect and hold harmless the Buyer and its respective directors, officers, managers, employees, agents, members, assigns, successors and Affiliates (individually, a "Buyer Indemnified Party" and collectively, "Buyer Indemnified Parties") from, against and in respect of:

     (a) Any and all Damages suffered, sustained, incurred or paid by any of the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

         (i) any misrepresentation, breach or inaccuracy of any representation or warranty of the Seller set forth in this Agreement and all agreements and instruments delivered in connection herewith by or on behalf of the Seller in connection herewith;

         (ii) any nonfulfillment or breach of any covenant or agreement on the part of the Seller, in this Agreement and all agreements and instruments delivered in connection herewith delivered by or on behalf of the Seller in connection herewith;

         (iii) the business (including the Seller Services, HM5000 Retained Business or Business), operations or assets (including the Acquired Assets) of the Seller whether known or unknown arising or accruing prior to the Closing;

         (iv) the actions or omissions of the Seller or its respective directors, officers, stockholders, employees or agents prior to the Closing;

         (v) the violation, conflict, breach of or default under (or omission or commission of any action, condition or event which, after notice or lapse of time or both, would result in any such violation, conflict or breach of or default under) any Contract, Lease, License, Permit or Law by the Seller prior to the Closing, except as otherwise provided herein;

         (vi) the termination or suspension of the Seller Services, including the HM5000 Airtime Services, other than termination or suspension of the Seller Services as provided in the Transition Services Agreement;

         (vii)  the Retained Liabilities and/or Retained Assets;

         (viii) any alleged or actual claims of Intellectual Property infringement arising out of the (A) conduct of the Business, the HM5000 Retained Business, the HM5000 Acquired Business, or the Seller Services, whether arising before or after the Closing, but excluding any alleged or actual claims of Intellectual Property infringement brought by Cellemetry LLC or its successors in interest subsequent to the Closing for Intellectual Property infringement based upon the Buyer's use of the TrackWare Product Line and the 20/20V Product Line (B) failure to obtain or delay in obtaining any consents required pursuant to Section 5.11;

         (ix) any and all claims arising out of or related to the termination of any Employees by Seller;

         (x) any and all claims arising out of or related to bulk sales compliance; and

         (xi) except for Taxes apportioned to the Buyer pursuant to Section 1.6(a), any liability of the Seller for Taxes or any liability for Taxes relating to the Acquired Assets or the Business for any taxable period (or portion thereof) ending on or before the date of Closing.

     (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 7.1.

7.2 General Indemnification by the Buyer. The Buyer covenants and agrees to indemnify, defend, protect and hold harmless Seller and its officers, directors, employees, stockholders, members, agents, assigns, successors and Affiliates (individually, a "Seller Indemnified Party" and collectively, "Seller Indemnified Parties") from and against:


     (a) All Damages suffered, sustained, incurred or paid by the Seller's Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

         (i) any misrepresentation, inaccuracy or breach of any representation or warranty of the Buyer set forth in this Agreement and all agreements and instruments delivered in connection herewith by or on behalf of the Buyer in connection herewith;

         (ii) any nonfulfillment or breach of any covenant or agreement on the part of the Buyer in this Agreement and all agreements and instruments delivered in connection herewith by or on behalf of the Buyer in connection herewith;

         (iii) the Business, the Acquired Assets and the Assumed Liabilities that arise or occur after the Closing in connection with this Agreement and all agreements or instrument delivered in connection herewith (except to the extent Buyer would also have a claim for Damages);

         (iv) from any claims brought by a New Buyer Employee that arises or occurs after such New Buyer Employee is hired by Aether in connection with this Agreement and all agreements and instruments delivered in connection herewith (except to the extent Buyer would also have a claim for Damages);

     (b) Any and all Damages incident to any of the foregoing or the enforcement of this Section 7.2.

7.3  Survival and Expiration of Representations, Warranties and Covenants.
     --------------------------------------------------------------------

     (a) All representations, warranties and covenants made by the Buyer or Seller in or pursuant to this Agreement and all agreements and instruments delivered in connection herewith shall be deemed to have been made on the date of this Agreement (except for those that are as of a specific date);

     (b) The representations and warranties of Seller and the Buyer shall survive the Closing and shall expire on the later to occur of (x) the second anniversary of the Closing or;

         (i)    with respect to 3.21 (taxes), on (A) the date that is sixty days
(60) days after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, five (5) years after the Closing; or

         (ii) the final resolution of Claims pending as of the relevant dates described in clause (i) of this Section 7.3(b).

     (c) All covenants and indemnification obligations of the parties that shall survive the Closing, continue in effect and expire in accordance with their respective terms.

     (d) Notwithstanding anything to the contrary herein, the right of any party hereto to indemnification, payment of Damages or other remedies will not be affected in any way by any investigation conducted or knowledge acquired at any time by such party with respect to the accuracy or inaccuracy of or compliance with or performance of, any representation, warranty, covenant, agreement or obligation or by the waiver of any condition.

7.4 Indemnification Procedures. All claims or demands for indemnification under this ARTICLE 7 ("Claims") shall be asserted and resolved as follows:

     (a) In the event that any Person entitled to indemnification hereunder (the "Indemnified Party") has a Claim against any party obligated to provide indemnification pursuant to Section 7.1 or 7.2 hereof (the "Indemnifying Party") which does not involve a Claim being sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such Claim to each Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days from receipt of the Claim Notice (the "Notice Period") that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 7.4(a), the Indemnified Party shall have fifteen
(15) days to respond in a written statement to the objection. If after such fifteen (15) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for fifteen (15) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

     (b) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, by delivery of a Claim Notice. The Indemnifying Party shall, within the Notice Period, notify the Indemnified Party
(i) whether or not such Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to such Claim and (ii) if such Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim, provided that such Indemnifying Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such Claim and except as hereinafter provided, such Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by such party to a final conclusion, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement (A) includes a complete and unconditional release of the Indemnified Party, and (B) excludes any injunctive or non-monetary relief applicable to the Indemnified Party or any of its subsidiaries or Affiliates. If the

Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by failure of such party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all Damages of the Indemnified Party with respect thereto, including interest from the date such Damages were incurred. All reasonable costs and expenses incurred by the Indemnified Party in so defending a Claim shall constitute Damages.

     (c) If at any time any Claim described in Section 7.4(b) seeks material prospective relief which is reasonably likely to have: (i) in the case of the Seller as the Indemnified Party, a materially adverse effect on the assets, liabilities, financial condition, results of operations or business prospects of the Seller Services, HM5000 Retained Business, and (ii) in the case of the Buyer as the Indemnified Party, a materially adverse effect on the assets, liabilities, financial condition, results of operations or business prospects of the Business, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.

     (d) Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and to the extent such a claim or demand is reasonably likely to be made.

     (e) The Indemnified Party's failure to give reasonably prompt notice as required by this Section 7.4 of any actual, threatened or possible Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party except to the extent the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

     (f) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under Section 7.1 or 7.2.

7.5 Remedies. The remedies set forth in this ARTICLE 7 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

7.6 Right to Setoff. Notwithstanding anything to the contrary herein, the Buyer shall have the right, but not the obligation, to setoff against the following portion of the Purchase Price: (i) $1,000,000 held in escrow pursuant to the Escrow Agreement, (ii) $2,000,000 of the $4,000,000
due and payable sixty (60) days after Closing pursuant to the Note; and (iii) $4,000,000 due and payable 90 days after Closing pursuant to the Note, in whole or in part, for any claims pursuant to this ARTICLE 7 that in Buyer's good faith and reasonable estimate could be expected to result in Damages to the Business in excess of one million United States dollars ($1,000,000). Any amounts set off by Buyer pursuant to this Section 7.6 that are subsequently delivered to Seller shall be paid in cash. Notwithstanding anything to the contrary set forth in this Agreement and all agreements and instruments delivered in connection herewith, the Buyer shall not be entitled to any setoff unless the Buyer provides prior written notice of its intent to setoff to the Seller, which notice shall be effective when sent and state in reasonable detail the Buyer's good faith basis for, and estimate of, the aggregate amount of its total claim for setoff. The Buyer agrees to consult with the Seller for a period of not less than ten (10) days after the delivery of such notice by the Buyer regarding the proposed setoff provided, however, that Buyer shall have the right to withhold payment hereunder during any such period of consultation. The reasonable exercise of such right of setoff by the Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach or event of default under the Note or applicable agreement. Neither the exercise of, nor the failure to exercise such right of setoff, will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it.

7.7  Basket and Cap for Damages.
     --------------------------

     (a) Notwithstanding anything to the contrary contained in ARTICLE 7 or any other provision of this Agreement, the Seller shall not have any liability under
Section 7.1 unless and until the aggregate Damages of the Buyer Indemnified Parties exceed one hundred fifty thousand United States dollars ($150,000) (the "Threshold") at which time the Seller will be obligated to indemnify the Buyer Indemnified Parties with respect to the aggregate amount of all such Damages; provided, however, that the Threshold shall not apply to (i) any proration payment pursuant to Section 1.6 or purchase price adjustment pursuant to Section 1.7; or (ii) any Damages arising out of any misrepresentation, breach or inaccuracy of any representation or warranty by Seller constituting a knowing and intentional misrepresentation by Seller. Notwithstanding anything to the contrary contained in ARTICLE 7 or any other provision of this Agreement, the aggregate amount recoverable from the Seller in satisfaction of claims for payment of Damages under this Agreement or any other agreement delivered in connection with the transactions contemplated hereby, shall not exceed fifteen million United States dollars ($15,000,000).

     (b) Notwithstanding anything to the contrary contained in ARTICLE 7 or any other provision of this Agreement, the Buyer shall not have any liability under
Section 7.2(a)(i) unless and until the aggregate Damages of the Seller Indemnified Parties exceed the Threshold at which time the Buyer will be obligated to indemnify the Seller Indemnified Parties with respect to the aggregate amount of all such Damages; provided, however, the Threshold shall not apply to (i) any proration payment pursuant to Section 1.6 or purchase price adjustment pursuant to Section 1.7, or (ii) any Damages arising out of any misrepresentation, breach or inaccuracy of any representation or warranty by Buyer constituting a knowing and intentional misrepresentation by Buyer. Notwithstanding anything to the contrary contained in ARTICLE 7 or any other provision of this Agreement, the aggregate amount recoverable from the Buyer in satisfaction of claims for payment of Damages under this Agreement or any other agreement delivered in connection with the transactions contemplated hereby, shall not exceed fifteen million United States dollars ($15,000,000).

                                   SCHEDULE B
                                   ----------

                             ESCROW AGENT BASE FEE:



                          BB&T Bank : Trust Department

                            Escrow Agent Fee Schedule



BB&T serves as Escrow Agent, and will invest account assets as specified in the Escrow Agreement, provide physical custody of assets and documents and will maintain recordkeeping requirements of as defined in the Escrow Agreement.

Annual Base Fee of $2,500.00 plus, any transaction or document file charges as follows:


          -----------------------------------------------------------
          .  Document Files /Invoice Processing
             $75.00 each
          -----------------------------------------------------------
          .  Investment - Security Trade
             $20.00 each
          -----------------------------------------------------------
          .  Wire Transfers
             $20.00 each
          -----------------------------------------------------------
          .  Securities Annual Maintenance fee ( Stocks, Bonds, etc.)
             $20.00 each
          -----------------------------------------------------------


1.  Annual Base Fee is applicable for each annual period or portion thereof.
2.  The (first) Annual base Fee is due upon acceptance by BB&T of your account.
3.  Document File, Wire Transfer, and Securities fees will be billed monthly.
4.  Fees not paid within 30 days will be deducted from account assets.
5. Courier and other delivery charges will be to the account. Routine mail charges are not billed.
6. Where extraordinary services are required or requested an additional charge may result based on the time expended, expenses incurred and the responsibility involved

                                   EXHIBIT F

                                      Note
                                      ----

                                                                  EXECUTION COPY



                           CONVERTIBLE PROMISSORY NOTE

$12,000,000                                                       March 15, 2002


      FOR VALUE RECEIVED and intending to be legally bound the undersigned, Aether Systems, Inc., a Delaware corporation (the "Maker") hereby promises to pay @Track Communications, Inc., a Delaware corporation (the "Payee"), the principal sum of Twelve Million Dollars ($12,000,000) (the "Principal Sum") in three (3) equal payments of Four Million Dollars ($4,000,000) with each payment becoming due and payable on April 14, 2002, May 14, 2002, and June 14, 2002, respectively (each, a "Payment Date").

      1. Payment. Subject to the terms and conditions hereof (including, without limitation, Section 3(c), the Maker shall have the option to repay all amounts owing under this Note either in the form of (i) cash, or (ii) shares of Series A Convertible Redeemable Preferred Stock par value $0.01 per share (the "Series A Preferred Stock"). In the event that the Maker elects to make payments in shares of Series A Preferred Stock, the Maker shall issue one share of Series A Preferred Stock for each $5,000.00 owed on such Payment Date.

      2. Interest. Interest which has accrued on the Principal Sum shall be due and payable on the final Payment Date. Interest shall accrue on the unpaid Principal Sum at an annual rate equal to the Prime Rate as charged by the Bank of America, N.A. plus one percent (1%) on the date hereof. Interest shall be calculated on a 365 or, if applicable, a 366 day year.

      3.  Conversion.
          ----------

          (a) Voluntary Conversion. At any time, subject to Section 3(c), the Maker shall have the option to convert, in whole or in part, any unpaid Principal Sum and any accrued but unpaid interest under this Note in accordance with Section 3(b) hereof, into fully paid shares of Series A Preferred Stock of the Maker at $5,000.00 per share (the "Conversion Rights"). Notwithstanding anything to the contrary contained herein, Maker shall not be entitled to exercise its Conversion Rights if: (i) there has occurred an Event of Default (as defined in Section 4 of this Note); (ii) there is a Triggering Event as defined in the Certificate of Designation for the Series A Preferred Stock (the "Certificate"); or (iii) there has occurred an event described in Section 3(c) hereof, but only to the extent provided in Section 3(c).

          (b) Conversion Procedure.
              --------------------

              (i) Notice of Conversion Pursuant to Section 3(a). Before the Maker shall be entitled to convert this Note into shares of Series A Preferred Stock pursuant to Section 3(a) on each Payment Date, it shall deliver to the Payee a duly executed Notice of Conversion (a form of which is attached hereto) informing the Payee of the Maker's election to convert this Note pursuant to
Section 3(a). The Maker shall within three (3) Business Days, issue and deliver at such office to the Payee of this Note a certificate or certificates for the number of shares of Series A Preferred Stock to which the Payee of this Note shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date the Notice of Conversion is delivered to the Payee, and the person or persons entitled to receive the shares of Series A Preferred Stock issuable upon such conversion shall be treated for all purposes as the registered Payee or Payees of such shares of Series A Preferred Stock as of such date. Notwithstanding the foregoing, if the Maker elects to convert less than the entire amount of the Principal Sum and accrued and unpaid interest under this Note into shares of Series A Preferred Stock pursuant to Section 3(a) (such amount converted being the "Partial Conversion Amount"), the amount of the Principal Sum and accrued and unpaid interest hereunder shall be reduced by such Partial Conversion Amount.

              (ii) Delivery of Share Certificates. Within three (3) Business Days of the conversion of this Note, the Maker at its expense will issue and deliver to the Payee of this Note a certificate or certificates of the number of shares of Series A Preferred Stock issuable upon such conversion of this Note.

              (iii) Mechanics and Effect of Conversion. No fractional shares of equity securities shall be issued upon conversion of this Note. In lieu of the Maker issuing any fractional shares to the Payee upon the conversion in whole of this Note, the Maker shall pay to the Payee the amount of outstanding Principal Sum that is not so converted, such payment to be in the form as provided below. Where conversion is in part only, the relevant whole number of shares shall be issued and all remaining Principal Sum (including any amount which would otherwise give rise to a fractional entitlement to shares) shall remain outstanding.

              (iv) Reservation of Shares Issuable Upon Conversion. The Maker shall at all times keep available out of its authorized but unissued shares of Series A Preferred Stock solely for the purpose of effecting the conversion of this Note, such number of shares of Series A Preferred Stock (and shares of the Maker's common stock (the "Common Stock") for issuance upon conversion of such shares of Series A Preferred Stock) as shall from time to time be sufficient to effect the conversion of this Note in the full Principal Sum plus accrued and unpaid interest; and if at any time the number of authorized but unissued shares of Series A Preferred Stock (and shares of Common Stock for issuance on conversion of such shares of Series A Preferred Stock) shall not be sufficient to effect the conversion of the entire outstanding Principal Sum plus accrued and unpaid interest, in addition to such other remedies as shall be available to the Payee, the Maker will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of shares of Series A Preferred Stock (and shares of Common Stock for issuance on conversion of such shares of Series A Preferred Stock) to such number of shares as shall be sufficient for such purposes.

              (v) Adjustment for Share Splits, etc. The number of shares of Series A Preferred Stock to which the Payee is entitled under Section 3(a) shall be adjusted proportionately to take account of subdivisions, combinations, scrip dividends and the like effected in respect of the Maker's existing shares of Series A Preferred Stock after the date hereof.

          (c) Further Conversion Limitation. The Maker shall be required to repay that portion of the Principal Sum due on a particular Payment Date (and accrued and unpaid interest on the final Payment Date) in cash (and may not exercise its Conversion Rights to make payments hereunder in shares of Series A Preferred Stock) on such Payment Date if at any time during the Applicable Trading Period (as defined in Section 20), the closing bid price of Maker's Common Stock shall be less than $2.90 per share for five (5) consecutive Trading Days (as defined in Section 20).

       4. Events of Default. An "Event of Default" shall have occurred hereunder if (a) any principal or interest payment due hereunder is not paid within five
(5) calendar days of its due date, (b) the Maker becomes or is adjudged insolvent (meaning the inability to meet its obligations as and when due), (c) the Maker makes an assignment for the benefit of its creditors or files a petition in bankruptcy, (d) an involuntary petition in bankruptcy (or other similar statue) is filed against the Maker and is not dismissed within thirty
(30) days after the filing thereof, or (e) the acceleration of any publicly traded indebtedness of the Maker. If any such Event of Default occurs, the holder hereof, at its option, may, among other things, declare all sums due hereunder immediately due and payable in cash and, thereafter, any amounts due hereunder and not paid shall bear interest at the lower of (i) the maximum rate permitted by applicable law or (ii) 18% per annum.

       5. Application and Place of Payments. All payments, made on account of this Note shall be applied first to the payment of interest on unpaid interest, then to any accrued and unpaid interest hereunder, and the remainder, if any, shall be applied to the unpaid Principal Sum. All payments on account of this Note shall be paid to Payee, with notice of such payment to Payee, in lawful money of the United States of America in immediately available funds during regular business hours of Payee at Payee's principal offices or at such other times and places as Payee or Payee may at any time and from time to time designate in writing to Maker.

       6. Setoff. Notwithstanding anything to the contrary herein, the Maker shall have the right, but not the obligation, to setoff against the following portion of the Purchase Price: (i) $1,000,000 held in escrow pursuant to the Escrow Agreement, (ii) $2,000,000 of the $4,000,000 due and payable on the second Payment Date hereunder; and (iii) $4,000,000 due and payable on the third Payment Date hereunder, in whole or in part, for any claims pursuant to Article 7 of the Asset Purchase Agreement that in Maker's good faith and reasonable estimate, could be expected to result in Damages to the Business in excess of $1,000,000. Any amounts setoff by Maker pursuant to this Section 6 that are subsequently delivered to Payee shall be paid in cash. Notwithstanding anything to the contrary set forth in this Note or any other agreement or instrument contemplated hereby, the Maker shall not be entitled to any setoff unless the Maker provides prior written notice of its intent to setoff to the Payee, which notice shall be effective when sent and state in reasonable detail the Maker's good faith basis for, and estimate of, the aggregate amount of its total claim for setoff. The Maker agrees to consult with the Payee for a period of not less than ten (10) days after the delivery of such notice by the Maker regarding the proposed setoff, provided, however, that the Maker shall have a right to withhold payment hereunder during any such period of consultation. The reasonable exercise of such right of setoff by the Maker in good faith, whether or not ultimately determined to be justified, will not constitute a breach or event of default under this Note. Neither the exercise of, nor the failure to exercise such right of setoff, will constitute an election of remedies or limit the Maker in any manner in the enforcement of any other remedies that may be available to it.

       7. Assignment.
          ----------

          (a) This Note shall be binding upon and shall inure to the benefit of Maker and Payee and their respective successors and permitted assigns.

          (b) Payee may not assign, pledge or transfer this Note or the shares of Series A Preferred Stock into which this Note may be converted without the prior written consent of Maker.

       8. No Waiver of Payee's Rights etc. No delay or failure on the part of Payee in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of Payee of any of its options, powers or rights shall constitute a waiver of any other option, power or right. Maker hereby waives presentment of payment, protest, and all notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. Acceptance by Payee of less than the full amount due and payable hereunder shall in no way limit the right of Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

       9. Notices. Any notice, request, demand or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in person, transmitted by confirmed facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address as such party may notify to the other parties in writing:

          (a) if to Maker:

              Aether Systems, Inc.
              11460 Cronridge Drive
              Owings Mills, MD  21117
              Attention:  David C. Reymann, Chief Financial Officer
              (410) 654-6400 (phone)
              (410) 654-6554 (telefax)

              with a copy (which will not constitute notice) to:

              Wilmer, Cutler & Pickering
              2445 M Street, NW
              Washington, DC 20037
              Attention:  Mark Dewire, Esq.
              (202) 663-6000 (phone
              (202) 663-6363 (telefax)

          (b) if to Payee (or to Payee so long as the Payee is a Payee):

              @Track Communications, Inc.
              1155 Kas Drive, Suite 100
              Richardson, Texas  75081
              Attn: Chief Financial Officer
              (972) 301-2733 (phone)
              (972) 301-2588 (telefax)
              with a copy (which will not constitute notice) to:

              Locke Liddell & Sapp LLP
              2200 Ross Avenue, Suite 2200
              Dallas, Texas  75201
              Attn:  Stephen L. Sapp, Esq.
              (214) 740-8570 (phone)
              (214) 740-8800 (telefax)


      A notice or communication will be effective (i) if delivered in person or by overnight courier, on the Business Day it is delivered, (ii) if transmitted by telecopier, on the Business Day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) Business Days after dispatch.

      10. Partial Invalidity. In the event any provision of this Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the validity or enforceability of any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had not been contained in this Note, but only to the extent it is invalid, illegal, or unenforceable.

      11. Captions (Headings). The captions (headings) herein set forth are for convenienceonly and shall not be deemed to define, limit, or describe the scope or intent of this Note.

      12. Applicable Law. MAKER ACKNOWLEDGES AND AGREES THAT THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

      13. Selection of a Forum. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS NOTE, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR IF JURISDICTION DOES NOT LIE IN FEDERAL COURT, THE STATE COURTS OF NEW YORK (THE "CHOSEN COURT") AND (A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (B) WAIVES ANY OBJECTION TO LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (C) WAIVES ANY OBJECTION THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO, AND (D) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH THIS NOTE.

      14. Certification and Representation. The Maker certifies and represents that (a) the Maker has been advised by Payee to seek the advice of an attorney and an accountant in connection with this Note and (b) the Maker has had the opportunity to seek the advice of an attorney and accountant of the Maker's choice in connection with this Note.

      15. Waiver. No delay on the part of the holder of this Note nor the exercise of any power or right under this Note shall operate as a waiver of such power or right or preclude other or further exercise thereof or the exercise of any other power or right. The Maker hereby waives presentment, demand for payment, notice of dishonesty or acceleration, protest and notice of protest, and any and all other notices or demands in connection with delivery, acceptance, performance, default or enforcement of this Note.

      16. Cumulative Rights and Remedies. The rights and remedies of Payee expressed herein are cumulative and not exclusive of any rights and remedies available.

      17. Due Authorization. Maker hereby represents and warrants to the Payee that this Note has been duly and validly authorized, and constitutes a binding obligation of Maker.

      18. Lost Note. In the event that this Note is lost or stolen, Maker will replace it with a new Note if Payee provides an affidavit reasonably acceptable to Maker and its counsel (including without limitation an indemnification obligation) stating that the Note has been lost or stolen.

      19. Miscellaneous. Notwithstanding any other provision of this Note, interest on the indebtedness evidenced by this Note shall not exceed the maximum amount of nonusurious interest that may be contracted for, charged or received under applicable law and any interest in excess of that amount shall be credited on the unpaid principal amount of the indebtedness or, if that has been paid, refunded. Except as otherwise specifically provided herein, the obligations of the Maker set forth herein may not be waived, modified or amended without the prior written agreement of Payee. If suit or an arbitration proceeding is brought for collection of this Note or if it is collected through bankruptcy or other judicial process, the Maker shall pay, in addition to all other amounts due hereon, Payee's costs of collection, including reasonable attorneys' fees.

      20. Definitions. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Asset Purchase Agreement entered into by the parties of even date herewith.

          "Applicable Trading Period" means: (i) with respect to the April 14, 2002 Payment Date, the period of time from the date of this Note through and including the date that is one (1) Trading Day before April 14, 2002; (ii) with respect to the May 14, 2002 Payment Date, the period of time from April 14, 2002 through and including the date that is one (1) Trading Day before May 14, 2002; or (iii) with respect to the June 14, 2002 Payment Date, the period of time from May 14, 2002 through and including the date that is one (1) Trading Days before June 14, 2002.

          "Business Day" means any day on which commercial banks are generally open for domestic and international business, including dealing in dollar deposits, in New York, New York, US.

          "Note" means this promissory note.

          "Person" means any individual, partnership, firm, association, business enterprise, trust, estate, company, joint venture, governmental authority, corporation or other entity.

          "Trading Day(s)" means (a) a day on which the Common Stock is then listed or quoted on the Nasdaq National Market or the Nasdaq SmallCap Market, as the case may be, or (b) if the Common Stock is not listed on either market, a day on which the Common stock is traded in the over-the-counter market, as reported by the OTC, or (c) if the Common Stock is not quoted on the OTC, a day on which the Common Stock is quoted in the over-the-counter "pink sheets" market.


                            (Signature page follows.)

      IN WITNESS WHEREOF, Maker has caused this Note to be executed by its duly authorized director as of the date first written above.


                                    AETHER SYSTEMS, INC.


                                    By: /s/ David S. Oros
                                       ---------------------------------------
                                       Name:  David W. Oros
                                       Title: CEO





                                                   Signature page to Aether Note

                              NOTICE OF CONVERSION

    (To Be Signed Only Upon Conversion of the Note Pursuant to Section 3(b))


@TRACK COMMUNICATIONS, INC.

      The undersigned, the maker of this Note, hereby notifies the Payee that the Note is being converted into Series A Preferred Stock of AETHER SYSTEMS, INC., to the extent of $___________ Principal Sum and $__________ in any accrued and unpaid interest under this Note (such amount being the "Conversion Amount") and Principal Sum and any accrued and unpaid interest (if paid as provided above) under this Note is reduced by such Conversion Amount.

Dated:_______________________________



                                          ------------------------------------
                                          AETHER SYSTEMS, INC.


                                          ------------------------------------





                                                    Form of Notice of Conversion

                                    EXHIBIT G


                           Certificate of Designation
                           --------------------------

                           CERTIFICATE OF DESIGNATION
                                       OF
                 SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                       OF
                              AETHER SYSTEMS, INC.
                         PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW

      Aether Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that pursuant to the authority contained in Article Fourth of the Corporation's Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the "Code"), the Board of Directors of the Corporation has adopted, on February 25, 2002, the following resolution creating a series of preferred stock of the Corporation designated as the Series A Convertible Preferred Stock.

      WHEREAS, the Board of Directors of the Corporation is authorized by the Amended and Restated Certificate of Incorporation to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more classes or series and, in connection with the creation of any class or series, to fix by resolution providing for the issuance of shares the powers, designations, preferences and relative, participating, optional or other rights of the class or series and the qualifications, limitations or restrictions thereof; and

      WHEREAS, the Corporation has no shares of preferred stock that have been designated.

      NOW, THEREFORE, BE IT RESOLVED, by the Board of Directors of the Corporation, that pursuant to Article Fourth of the Certificate of Incorporation of the Corporation, there be, and hereby is, created a new series of preferred stock of the Corporation, par value $0.01 per share, and that the powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof shall be as follows:

      1. Designation and Amount. The shares of such series shall be designated "Series A Convertible Redeemable Preferred Stock" (the "Series A Preferred Stock"). The number of shares initially constituting the Series A Preferred Stock shall be 3,000.

      2. Dividends. No dividends shall be declared or paid on the Series A Preferred Stock.

      3.  Liquidation Preference.
          ----------------------

          (a) Upon the occurrence of any liquidation, dissolution or winding up of the Corporation (or a deemed occurrence of such event pursuant to Section 3(c)), whether voluntary or involuntary, the holders of Series A Preferred Stock (the "Holders") then outstanding shall be entitled to receive out of the assets of the Corporation legally available for distribution, whether such assets are capital or surplus, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the common stock, par value $0.01 per share ("Common Stock") by reason of their ownership thereof, an amount equal to $5,000.00 per share of Series A Preferred Stock, appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like (the "Original Issue Price" or "Liquidation Amount"). If upon the occurrence of a liquidation, dissolution or winding up (or deemed occurrence of such event pursuant to Section 3(c)), the assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of the stock of the Corporation shall be insufficient to permit the payment to such holders of Series A Preferred Stock of the full Liquidation Amount for all the outstanding shares of Series A Preferred Stock then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the aggregate Liquidation Amount each holder is otherwise entitled to receive.

          (b) Upon the occurrence of any liquidation, dissolution or winding up of the Corporation (or a deemed occurrence of such event pursuant to Section 3(c)), whether voluntary or involuntary, after payment in full has been made to the holders of the Series A Preferred Stock of the full amounts to which they shall be entitled as provided in Section 3(a), the entire remaining assets and funds of the Corporation legally available for distribution to stockholders, if any, shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares of Common Stock held by them. The Series A Preferred Stock shall have no right to participate in any distributions made pursuant to this Section 3(b).

          (c) A consolidation or merger of the Corporation with or into any other corporation or other entity, or a sale, lease, conveyance or other disposition (whether in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation, or the effectuation by the Corporation of any other transaction or series of related transactions, in each such case (other than the sale, lease or other disposition of all or substantially all of the assets) as a result of which the owners of the Corporation's outstanding voting securities immediately prior thereto do not own at least a majority of the outstanding voting securities of the surviving, resulting or consolidated entity (each such event(s) being a "Change of Control"), shall be deemed to be a liquidation, dissolution or winding up of the Corporation; provided, however, that the holder or holders of not less than a majority in voting power of the outstanding shares of Series A Preferred Stock may, at any time upon written notice to the Corporation, waive the provisions of this Section 3(c), and any such waiver shall be effective upon the holders of all outstanding shares of Series A Preferred Stock and Common Stock.

          (d) If any of the assets of the Corporation are to be distributed under this Section 3, or for any purpose, in a form other than cash, then the Board of Directors shall promptly and reasonably determine in good faith the fair market value of the assets to be distributed to the holders of Series A Preferred Stock or Common Stock. The Corporation shall, upon receipt of such determination, give prompt written notice of the determination to each holder of Series A Preferred Stock or Common Stock.

      4.  Conversion.
          ----------

          (a) Conversions at Option of Holder. Each share of Series A Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 4(b) hereof), at the option of the Holder, at any time and from time to time from and after the earlier to occur of (x) the effectiveness of the Registration Statement on Form S-3 covering the shares of Common Stock into which the Series A Preferred Stock is convertible (the "Registration Statement") and (y) the date that is one (1) year from the first issuance of a share of Series A Preferred Stock. Each share of Series A Preferred Stock shall be convertible into such number of shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price (as defined below) at the time in effect for such conversion. The "Conversion Price" per share of Series A Preferred Stock shall be equal to the average daily closing bid prices of the Common Stock on the NASDAQ National Market (or if delisted from the NASDAQ National Market, the following markets in order of priority: the NASDAQ SmallCap Market, the over-the-counter bulletin board, and, finally, the pink sheets trading facility) for the three Trading Days (as defined below) before such conversion date and ending on the Trading Day prior to such conversion date.

          (b)  Certain Conversion Restrictions.
               -------------------------------

               (i) A Holder may not convert shares of Series A Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of the shares of Series A Preferred Stock held by such Holder after application of this Section. Because the Holder will not be obligated to report to the Corporation the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder, and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Series A Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice (as defined below) for shares of Series A Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Corporation shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Series A Preferred Stock permitted to be converted on such date that shares are actually converted (such date referred to herein as the "Conversion Date") in accordance with the periods described in
Section 4(c) and, at the option of the Holder, either retain shares of Series A Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Series A Preferred Stock permitted to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Corporation. Other Holders shall be unaffected by any such waiver.

               (ii) A Holder may not convert shares of Series A Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the

Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of the shares of Series A Preferred Stock held by such Holder after application of this Section. Because the Holder will not be obligated to report to the Corporation the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Series A Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for shares of Series A Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Corporation shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Series A Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described in Section 4(c) and, at the option of the Holder, either retain shares of Series A Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Series A Preferred Stock permitted to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Corporation. Other Holders shall be unaffected by any such waiver.

               (iii) The maximum number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock is 35,000 shares per day.

          (c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall deliver at the office of the Corporation and of any transfer agent for such Series A Preferred Stock (i) written notice of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued and the number of shares of Series A Preferred Stock to be converted (the "Conversion Notice") to the Corporation; and (ii) either (A) surrender the certificate or certificates therefor, duly endorsed, or (B) if such Holder has notified the Corporation that such certificate has been lost, stolen or destroyed, deliver a duly endorsed lost stock affidavit reasonably satisfactory to the Corporation (including without limitation an indemnification obligation). The Corporation shall, within three Trading Days after receiving the Conversion Notice and surrendered certificate(s), issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and issue one or more certificates representing the number of shares of Series A Preferred Stock not converted, provided however, that the Corporation shall have the right but not the obligation to redeem all or any part of the Series A Preferred Stock pursuant to Section 6 hereof at any time prior to the issuance and delivery of the Common Stock. Any such shares of Series A Preferred Stock to be converted, that are not redeemed by the Corporation shall be deemed to have been converted immediately prior to the close of business on the date that is three (3) Trading Days after the surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. As used in this Certificate of Designation, a "Trading Day" shall mean (x) a day on which the Common Stock is then listed or quoted on the Nasdaq National Market or the Nasdaq SmallCap Market, as the case may be, or (y) if the Common Stock is not listed on either market, a day on which the Common stock is traded in the over-the-counter market, as reported by the OTC, or (z) if the Common Stock is not quoted on the OTC, a day on which the Common Stock is quoted in the over-the-counter "pink sheets" market; provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day other than a Saturday, Sunday or a federal holiday.

          (d) Reservation of Stock Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Series A Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable (taking into account the provisions of Section 4(b) and Section 4(c) upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

          (e) No Fractional Shares. Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share to which a Holder would be entitled equal to such fraction multiplied by the Conversion Price.

          (f) Taxes. The issuance of certificates for Common Stock on conversion of Series A Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted.

          (g) Reissuance. Shares of Series A Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

          (h) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of Series A Preferred Stock shall be deemed given if delivered pursuant to an agreement between the initial Holder and the Corporation.

      5. Voting Rights. The holders of Series A Preferred Stock shall have no voting rights, except as set forth herein or as required by theCode.

      6.  Optional Redemption.
          -------------------

          (a) Subject to Section 6(b), at any time and from time to time, the Corporation shall have the right but not the obligation to redeem all or any part of the issued and outstanding shares of Series A Preferred Stock at a price per share equal to the Original Issue Price. With respect to such redemption, this Corporation shall give at least five (5) Trading Days' written notice (except with respect to a redemption pursuant to Section 4(c) hereof in which case such notice may be delivered anytime prior to redemption (including without limitation on the same day as the redemption)) to each holder of Series A Preferred Stock to be redeemed (the "Optional Redemption Notice"), which notice shall state the date of the redemption (the "Optional Redemption Date"), the number of shares to be redeemed, the aggregate Original Issue Price and the place where such holder may obtain payment of such Original Issue Price. On such Optional Redemption Date, each holder of Series A Preferred Stock called for redemption shall surrender to this Corporation or its transfer agent all certificates for the shares of Series A Preferred Stock to be redeemed; provided, however, that on such Optional Redemption Date (whether or not the certificates representing such shares are so surrendered), all rights of the respective holders of such shares with respect to the ownership thereof shall cease, except for the right to receive the Original Issue Price hereunder upon surrender of such certificates.

          (b) Failure by the Corporation to pay any portion of the aggregate Original Issue Price owed under this Section by the tenth (10th) Trading Day following the Optional Redemption Date shall, at the option of the Holder subject thereto, result in the invalidation ab initio of the unpaid portion of such optional redemption, and, notwithstanding anything herein to the contrary, the Corporation shall thereafter have no further rights to optionally redeem any shares of Series A Preferred Stock. In such event, the Corporation shall, at the option of the Holder not later than three (3) Trading Days from the receipt of Holder's request therefore, return to the Holder all of the shares of Series A Preferred Stock for which such aggregate Original Issue Price owed under this Section has not been paid in full.

      7.  Redemption Upon Triggering Events.
          ----------------------------------

          (a) Upon the occurrence of a Triggering Event (as defined below), each Holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of such Holder, to require the Corporation to redeem all or a portion of the issued and outstanding shares of Series A Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Original Issue Price. The Original Issue Price shall be due and payable within ten (10) Trading Days of the date on which the notice for the payment therefore is provided by a Holder. If the Corporation fails to pay the aggregate Original Issue Price owed under this Section in full pursuant to this Section 7 on the date such amount is due in accordance with this Section 7, the Corporation will pay interest thereon at a rate of 18% per annum (or the lesser amount permitted by applicable law), accruing daily from such date until the aggregate Original Issue Price owed under this Section, plus all such interest thereon, is paid in full. For purposes of this Section 7, a share of Series A Preferred Stock is outstanding from the date of its issuance until such date as the Holder shall have received either: (i) shares of Common Stock upon a conversion (or attempted conversion) thereof that meets the requirements hereof; or (ii) cash equal to the Original Issue Price upon a redemption. For the avoidance of doubt, the right of redemption under this
Section 7 shall not apply to any shares of Series A Preferred Stock issued after the date on which a particular Triggering Event occurred unless and until the occurrence of another Triggering Event (which may be the continuation of an uncured Triggering Event in Section 7(b)(i) or Section 7(b)(ii) hereof).

          (b) "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

               (i) the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

               (ii) the Common Stock is no longer listed for trading on either the Nasdaq National Market or the Nasdaq SmallCap Market;

               (iii) the closing bid price of the Corporation's Common Stock is less $2.90 per share for five (5) consecutive Trading Days; or

               (iv) a registration statement covering the resale of the Common Stock shall not have become effective by July 5, 2002.

      8. Protective Provisions. The Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a single class, amend or change this certificate of designation or its certificate of incorporation in any manner that would adversely affect any of the rights, preferences, privileges or powers of, the Series A Preferred Stock.


                       (Rest of Page Intentionally Blank)

      IN WITNESS WHEREOF, Aether Systems, Inc. caused this Certificate to be signed by its Chief Executive Officer and attested by its Secretary on this 15th day of March, 2002.


                                    AETHER SYSTEMS, INC.



                                    By:   /s/ DAVID OROS
                                       ---------------------------
                                          David Oros
                                          Chief Executive Officer


Attest:

/s/ DAVID REYMANN
------------------------------
David Reymann
Corporate Secretary

                                    EXHIBIT H


                          Registration Rights Agreement
                          -----------------------------

                                                                  EXECUTION COPY


                              AETHER SYSTEMS, INC.
                              --------------------

                          REGISTRATION RIGHTS AGREEMENT
                          -----------------------------


      THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made, entered into and is effective this 15th day of March, 2002 by and between Aether Systems, Inc., a Delaware corporation (the "Company"), and @Track
Communications, Inc., a Delaware corporation ("@Track").

      WHEREAS, the Company and @Track have entered into that certain Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement"), pursuant to which the Company has acquired certain assets from @Track in return for consideration consisting of $3,000,000 in cash and the Note (as defined below), which is payable at the election of the Company in shares of Series A Preferred Stock (as defined below), which shares are, in turn, convertible into shares of Common Stock (as defined below); and

      WHEREAS, the Company and @Track desire to provide for certain arrangements with respect to the registration of shares of the Common Stock issuable by the Company upon conversion of the Series A Preferred Stock under the Securities Act (as defined below).

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1.  Certain Definitions.
          -------------------

      As used in this Agreement, the following terms shall have the following respective meanings:

          "Asset Purchase Agreement" has the meaning set forth in the recitals to this Agreement.

          "Blackout Period" has the meaning set forth in Section 2.6.

          "Business Day" shall mean any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 a.m. through 5:30 p.m. New York City time.

          "Certificate of Designation" shall have the meaning set forth in the Asset Purchase Agreement.

          "Commission" means the U.S. Securities and Exchange Commission, or its successor federal agency at the time administering the Securities Act.

          "Common Stock" means the common voting stock, $0.01 par value per share, of the Company which is a class of securities registered pursuant to
Section 12(b) or 12(g) of the Exchange Act as of the effective date of this Agreement.

          "Company" has the meaning set forth above in the introductory sentence.

          "Damages" means all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including, reasonable attorneys' fees and expenses disbursements of every kind, nature and description).

          "Effectiveness Period" shall have the meaning set forth in Section 2.1(a).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

          "Note" means the promissory note issued by the Company to @Track on the date hereof in the principle amount of Twelve Million Dollars ($12,000,000).

          "Proceeding" means any action, claim, suit, investigation or judicial or administrative proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition, whether commenced or threatened).

          "Prospectus" means the prospectus included in any Registration Statement, as amended or supplemented by an amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

          The terms "register," "registered" and "registration" refers to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement.

          "Registration Statement" means a registration statement filed on Form S-3 (or such other form as the Company is then eligible to use) by the Company with the Commission in accordance with Section 2.1, including the Prospectus, amendments and supplements to such Registration Statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by a reference or deemed to be incorporated by reference in such Registration Statement or Prospectus.

          "Registration Expenses" means the expenses described in Section 2.3.

          "Registrable Shares" means (i) the shares of Common Stock issuable to @Track upon conversion of the Series A Preferred Stock, and (ii) any shares of Common Stock issued in respect of or in exchange for or in replacement of such shares of Common Stock (because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events).

          "Required Filing Date" shall have the meaning assigned to it in
Section 2.1(a).

          "Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

          "Rule 415" means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

          "Rule 424" means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

          "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

           "Series A Preferred Stock" means the Series A Convertible Redeemable Preferred Stock, $0.01 par value per share, of the Company issuable to @Track upon the conversion of the Note on the terms set forth therein.

          "Transaction Documents" shall mean the Asset Purchase Agreement, this Agreement, the Note, the Certificate of Designation, the Escrow Agreement, the Transaction Services Agreement and each other agreement, document or instrument required to be delivered hereunder or thereunder.

      2.  Registration Rights.
          -------------------

          2.1  Required Shelf Registration.
               ---------------------------

               (a) On or prior to the later to occur of: (i) April 15, 2002; or, (ii) twenty (20) days following the consummation of the transaction set forth in the Asset Purchase Agreement (the "Required Filing Date") the Company shall prepare and file with the Commission a "shelf" Registration Statement covering the resale of all Registrable Shares for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Shares on Form S-3, in which case such registration shall be on another appropriate form in accordance with the Securities Act). The Company shall use commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof, but in any event no later than sixty (60) days after the filing of the Registration Statement, and shall use commercially reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until the date which is two years after the date that such Registration Statement is declared effective by the Commission or such earlier date when all Registrable Shares covered by such Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed to and reasonably acceptable to the Company's transfer agent and @Track (together, the "Effectiveness Period"); provided, that the Company shall not be deemed to have used commercially reasonable efforts to keep the Registration Statement effective during the

Effectiveness Period if it voluntarily takes any action that would result in @Track not being able to sell the Registrable Shares covered by such Registration Statement and pursuant thereto during the Effectiveness Period, unless such action is (x) required under applicable law, (y) taken pursuant to
Section 2.6 hereof, or (z) the Company has filed a post-effective amendment to the Registration Statement and the Commission has not declared it effective.

               (b) The initial Registration Statement required to be filed hereunder shall include (but not be limited to) and cover a number of shares of Common Stock equal to no less than 200% of the number of shares of Common Stock issuable upon conversion in full of the outstanding Series A Preferred Stock pursuant to the designations and terms thereof, assuming for such purposes that such conversion occurred either on: (i) the date of the Closing (as defined in the Asset Purchase Agreement); or (ii) the filing date of the initial Registration Statement referred to in Section 2.1(a) above, whichever yields the lowest Conversion Price (as defined in the Certificate of Designation).

               (c) If: (i) a Registration Statement is not filed on or prior to the Required Filing Date (or if the Company files such Registration Statement without affording @Track and its counsel the opportunity to review and comment on the same as required by Section 2.2(a) hereof); or (ii) a Registration Statement filed hereunder is not declared effective by the Commission on or prior to sixty (60) days after the filing of the Required Filing Date; or (iii) after a Registration Statement is filed with and declared effective by the Commission, such Registration Statement ceases to be effective as to all Registrable Shares at any time prior to the expiration of the Effectiveness Period without being succeeded within twenty (20) days by an amendment to such Registration Statement or by a subsequent Registration Statement filed with and declared effective by the Commission; or (iv) the conversion rights of @Track pursuant to the Certificate of Designation are suspended for any reason; or (v) an amendment to a Registration Statement is not filed by the Company with the Commission within twenty (20) days of the Commission's notifying the Company that such amendment is required in order for such Registration Statement to be declared effective (any such failure or breach being referred to herein as an "Event," and for purposes of clauses (i), (ii) and (iv) the date on which such Event occurs, (iii) and (v) the date which such twenty (20) day period is exceeded, being referred to as "Event Date"), then, on each such Event Date, the Company shall owe and pay to @Track an amount in cash (via wire transfer in immediately available funds) as liquidated damages for the estimated cost to @Track of not having liquid securities in the time contemplated by the Transaction Documents and not as penalty, an amount equal to the Prime Rate charged by Bank of America, N.A., plus 3%, per annum of the aggregate Liquidation Preference for all shares of Series A Preferred Stock issued and outstanding to @Track on each monthly anniversary thereof until the applicable Event is terminated or otherwise cured. If the Company fails to pay any liquidated damages pursuant to this Section in full within five (5) days after each monthly anniversary date payable as provided herein, the Company shall pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to @Track, accruing daily from each date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The liquidated damages pursuant to the terms hereof shall apply on a pro-rata basis for any portion of a month prior to the cure of an Event. Interest shall be calculated on a 365, or, if applicable, 366 day year. A "monthly anniversary date" as used herein shall mean the date(s) that is thirty (30) days from and after the last occurring Event Date monthly anniversary or the date, as applicable. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to make any payment to @Track pursuant to this Section 2.1(c) as a result of the Company exercising any of its rights pursuant to Section 2.6 hereunder and the Company's obligations hereunder shall be tolled for an equivalent period of time.

          2.2 Registration Procedures. In connection with the Company's registration obligations hereunder, the Company shall, as long as it is required to effect the registration of Registrable Shares under the Securities Act pursuant to the provisions hereof:

               (a) Not less than four (4) Business Days prior to the filing of the Registration Statement or any related Prospectus or any amendment or supplement thereto, furnish to @Track and its counsel a copy of the draft Registration Statement proposed to be filed which Registration Statement (other than those documents incorporated or deemed to be incorporated by reference), which document will be subject to the review of @Track and its counsel. The Company shall not file the Registration Statement or any such Prospectus or any amendments or supplements thereto to which @Track and its counsel shall reasonably object.

               (b) (i) Prepare and file with the Commission such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as to all Registrable Shares during the Effectiveness Period and prepare and file with the Commission such additional Registration Statements as necessary or advisable in order to register for resale under the Securities Act all of the Registrable Shares in compliance with the Company's registration obligations hereunder; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424;
(iii) respond as promptly as practicable to any comments received from the Commission with respect to the Registration Statement or any amendment thereto, but in any event within fifteen (15) days, and as promptly as practicable provide @Track true and complete copies of all correspondence from and to the Commission relating to the Registration Statement; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Shares covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by @Track thereof set forth in the Registration Statement(s) as so amended or in such Prospectuses as so supplemented.

               (c) File additional Registration Statements if the number of Registrable Shares at any time exceeds 75% of the number of shares of Common Stock then registered in a Registration Statement. The Company shall have twenty
(20) days to file such additional Registration Statements.

               (d) Notify @Track and its counsel as promptly as practicable (and, in the case of (i)(A) below, not less than four (4) Business Days prior to such filing): (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement is proposed to be filed;
(B) when the Commission notifies the Company whether there will be a "review" of such Registration Statement and whenever the Commission comments in writing on such Registration Statement (the Company shall provide true and complete copies thereof and all written responses thereto to @Track and its counsel); and (C) with respect to the

Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the Commission or any other Federal or state governmental authority for amendments or supplements to the Registration Statement or Prospectus or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Shares or the initiation of any Proceedings for that purpose; (iv) if at any time any of the representations and warranties of the Company contained herein or in any of the other Transaction Documents ceases to be true and correct in all material respects; (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction, or the initiation or threatening of any lawsuit, action, claim, investigation proceeding or hearing for such purpose; and (vi) of the occurrence of any event or passage of time that makes the financial statements included in the Registration Statement ineligible for inclusion therein or any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or inaccurate in any material respect or that requires any revisions to the Registration Statement(s), Prospectus(es) or other documents so that, in the case of the Registration Statement(s) or the Prospectus(es), as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (e) Use commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of the Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction, at the earliest practicable moment.

               (f) Furnish to @Track and its counsel, without charge, at least two (2) conformed copies of each Registration Statement and each amendment thereto (including the Prospectus, but excluding all documents incorporated or deemed to be incorporated therein by reference, and all exhibits) promptly after the filing of such documents with the Commission.

               (g) Promptly deliver to @Track and its counsel, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as @Track and its counsel may reasonably request. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by @Track in connection with the offering and sale of the Registrable Shares covered by such Prospectus and any amendment or supplement thereto.

               (h) Upon the occurrence of any event contemplated by Section 2.2(d)(vi), as promptly as possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (i) Prior to any public offering of Registrable Shares, use commercially reasonable efforts to register or qualify or cooperate with @Track and its counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Shares for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as @Track shall reasonably request in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Shares covered by a Registration Statement; provided, that the Company shall not be required to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction where it is not then so qualified or subject the Company to any material tax in any such jurisdiction where it is not then so subject.

               (j) Comply with all applicable rules and regulations of the Commission.

               (k) May require @Track to furnish to the Company a certified statement as to the number of shares of Common Stock beneficially owned by @Track and, if requested by the Commission, the controlling person thereof.

               (l) If applicable, cause its legal counsel to deliver the legal opinion contained in the Transfer Agent Instruction letter delivered by the Company to the transfer agent for its Common Stock within two (2) Business Days after the initial Registration Statement is declared effective by the Commission.

               (m) Promptly make available for inspection by @Track and any managing underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by @Track (collectively, the "@Track Parties"), all financial and other records, pertinent corporate documents and properties of the Company and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement; provided, however, that @Track agrees that it will, and will cause the @Track Parties to, keep such information confidential and will not, and will cause the @Track Parties not to, disclose, divulge or use such information for any purpose other than the purposes contemplated by this Agreement, except as may otherwise be required by law after taking reasonable steps to minimize such disclosure.

               (n) If the Company has delivered a Prospectus to @Track and after having done so determined that the Prospectus must be amended or supplemented in order to comply with the requirements of the Securities Act or this Agreement, the Company shall promptly notify @Track and, if requested, @Track shall immediately cease making offers of Registrable Shares and return all Prospectuses then in possession of @Track to the Company. The Company shall promptly provide @Track with amended or supplemented Prospectuses and, following receipt of the revised Prospectuses, @Track shall be free to resume making offers of the Registrable Shares.

               (o) Notwithstanding anything in this Agreement to the contrary, @Track shall not have the right to object to any exhibit to any Registration Statement or Prospectus. To the extent that @Track or its counsel object, delay or fail to approve the Registration Statement or any other documents pursuant to this Section 2.2, the Company's obligations under this Agreement shall be tolled for an equivalent period of time.

          2.3 Payment of Expenses. The Company shall pay all Registration Expenses for all registrations under this Agreement. For purposes of this Section, the term "Registration Expenses" shall mean all fees and expenses incurred by the Company in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Company, state blue sky fees and expenses, the expense of any special audits incident to or required by any such registration, and the reasonable fees and expenses of counsel for @Track (not to exceed five thousand dollars ($5,000)) but excluding underwriting discounts and selling commissions; provided however, that the Company hereby agrees to engage a nationally recognized investment bank to effect the resale of the Registrable Shares as provided in the Transaction Documents and the applicable Registration Statements, and to pay to such investment bank all of its fees and commissions incurred in connection with the resale of all of the Registrable Shares by @Track. The Company hereby agrees to execute an acknowledgement of the Rule 10b5-1 plan by and between @Track and a nationally recognized investment bank selected by the Company that is reasonably acceptable to @Track and pay the fees as required above.

          2.4  Indemnification and Contribution.
               --------------------------------

               (a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company shall thereafter indemnify and hold harmless @Track, each underwriter of such Registrable Shares, and each other person, if any, who controls @Track, its directors officers, employees, agents and affiliates, and any underwriter within the meaning of Section 15 of the Securities Act from and against any and all Damages to which @Track, its directors, officers, employees, agents and affiliates, or any underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or blue sky laws or otherwise, insofar as such Damages (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary Prospectus or final Prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse @Track, its directors, officers, employees, agents and affiliates, any underwriter and each such controlling person for any legal or any other expenses reasonably incurred by @Track, its directors, officers, employees, agents and affiliates, or any underwriter or controlling person in connection with investigating or defending any such Damages as the same are incurred upon receiving reasonable written detail with respect thereto; provided, however, that the Company will not be liable under this Section 2.4 in any such case to the extent that any such Damages arise out of or are based upon any untrue statement or omission made in such Registration Statement, preliminary Prospectus or Prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of @Track, underwriter or controlling person specifically for use in the preparation thereof.

               (b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, @Track, shall thereafter indemnify and hold harmless the Company, each of its directors, officers, employees, agents and affiliates and each underwriter and each other person, if any, who controls the Company or any such underwriter within the meaning of Section 15 of the Securities Act, from and against any Damages to which the Company, its directors, officers, employees, agents and affiliates, or any underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or blue sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based solely upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary Prospectus or final Prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and @Track will reimburse the Company, its directors, officers, employees, agents and affiliates, any underwriter and each such controlling person for any legal or any other expenses reasonably incurred by the Company, its directors, officers, employees, agents and affiliates, or any underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action as the same are incurred upon receiving reasonable written detail with respect thereto, if the statement or omission was made in reliance upon and in conformity with information relating to @Track furnished in writing to the Company by @Track or its counsel specifically for use in connection with the preparation of such Registration Statement, Prospectus, amendment or supplement (including without limitation all comments provided by @Track pursuant to Section 2.2).

               (c) Each party entitled to indemnification under this Section (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section except to the extent that the Indemnifying Party is adversely affected by such failure. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided further that in no event shall the Indemnifying Party be required to pay the expenses of more than one law firm per jurisdiction as counsel for the Indemnified Party. The Indemnifying Party also shall be responsible for the expenses of such defense if the Indemnifying Party does not elect to assume such defense. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of anyjudgment or settle such claim or litigation without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

               (d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 2.4 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any Damages, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Damages to which such party may be subject in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and @Track on the other in connection with the statements or omissions which resulted in such Damages, as well as any other relevant equitable considerations. The relative fault of the Company and @Track shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Company or @Track and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and @Track agree that it would not be just and equitable if contribution pursuant to this Section 2.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph of Section 2.4, in no case shall @Track be liable or responsible for any amount in excess of the net proceeds received by @Track from the offering of Registrable Shares; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section, notify such party or parties from whom contribution may be sought, but the omission to notify such party or parties from whom contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this Section.

               (e) No party shall be liable for indemnification or contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld. The indemnities provided in this Section 2.4 shall survive the sale of any or all Registrable Shares.

               (f) All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) Business Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

          2.5 Conditions. The Company's obligations to @Track under this Agreement will be conditioned on compliance with the following:

               (a) @Track will cooperate with the Company in connection with the preparation of the applicable Registration Statement, and for so long as the Company is obligated to keep such Registration Statement effective, @Track will provide to the Company, in writing and in a timely manner, for use in such Registration Statement (and expressly identified in writing as such), all relevant information regarding it and such other information as may be required by applicable law to enable the Company to prepare such Registration Statement and the related Prospectus covering the Registrable Shares owned by @Track and to maintain the accuracy, completeness and effectiveness thereof;

               (b) During such time as @Track may be engaged in a distribution of the Registrable Shares, @Track will comply with all applicable laws, including Regulation M promulgated under the Exchange Act, and, to the extent required by such laws, will, among other things: (A) not engage in any stabilization activity in connection with the securities of the Company in contravention of such rules; (B) distribute the Registrable Shares acquired by it solely in the manner described in the applicable Registration Statement; and
(C) if required by applicable law, rules or regulations, cause to be furnished to each agent or broker-dealer to or through whom such Registrable Shares may be offered, or to the offeree if an offer is made directly by @Track, such copies of the applicable Prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree; provided that the Company shall provide @Track with an adequate number of copies thereof for such purposes at the Company's expense;

               (c) @Track will permit the Company and its representatives and agents to examine relevant documents and records, and will supply in a timely manner any information as they may reasonably request, in connection with the offering or other distribution of Registrable Shares by @Track; and

               (d) On notice from the Company of the happening of an event specified in Section 2.2(d), or that requires the suspension by @Track of the distribution of any of the Registrable Shares owned by @Track, then @Track will immediately cease offering or distributing the Registrable Shares owned by it until the offering and distribution of the Registrable Shares owned by @Track may recommence in accordance with the terms hereof and applicable law.

For the avoidance of doubt, not only do the Company's obligations hereunder to @Track not arise unless each of the preceding conditions are satisfied, the Company's timing obligations hereunder shall be tolled for the period during which such condition remained unfulfilled.

          2.6  Suspension of Sales.
               -------------------

               (a) Notwithstanding anything to the contrary in this Agreement, if at any time after the filing of a Registration Statement, and either (i) after the date upon which all shares of Series A Preferred Stock issued pursuant to the Note could have been converted into shares of Common Stock, assuming the conversion of 35,000 shares per Trading Day, plus ten

(10) Trading Days; provided, however, that any Trading Day in which: (A) the Registration Statement is not effective for any reason, or (B) there is the existence of a Triggering Event (as defined in the Certificate of Designation), such Trading Day shall not count toward the above time period and such period shall be extended by such number of Trading Days; or (ii) at any time the Company suspends the distribution of shares under all other then effective registration statements (including without limitation, those on Form S-3 and S-8), if any, a majority of the Board of Directors of the Company determines, in its good faith business judgment, that the offering or sale of Registrable Shares covered by such Registration Statement would materially interfere with or otherwise materially adversely affect any financing, acquisition, corporate reorganization or other material transaction or development involving the Company or require the Company to disclose matters that otherwise would not be required to be disclosed at such time and the disclosure of which would be materially adverse to the interests of the Company, then the Company may require the suspension of the distribution of any Registrable Shares under that Registration Statement (a "Blackout Period") by giving written notice to @Track; provided that the Company may not impose such Blackout Period unless its executive officers are under substantially similar restrictions. Any such notice need not specify the reasons for such suspension if a majority of the Board of Directors of the Company determines, in its good faith business judgment, that doing so would interfere with or adversely affect such transaction or development or would result in the disclosure of material non-public information. In the event that such notice is given, then until a majority of the Board of Directors of the Company has determined, in its good faith business judgment, that such distribution would no longer materially interfere with the matters described in the preceding sentence and has given written notice thereof to @Track, the Company's obligations under this Agreement to update or keep current such Registration Statement and @Track's right to sell Registrable Shares pursuant to such Registration Statement will be suspended, provided, that such suspension shall not exceed the first to occur of (x) the filing of the Company's next filing with the Commission and (y) ninety (90) days.

               (b) Notwithstanding anything to the contrary in this Agreement, and only after the date upon which all shares of Series A Preferred Stock issued pursuant to the Note could have been converted into shares of Common Stock, assuming the conversion of 35,000 shares per Trading Day, plus ten (10) Trading Days; provided, however, that any Trading Day in which: (A) the Registration Statement is not effective for any reason, or (B) there is the existence of a Triggering Event (as defined in the Certificate of Designation), such Trading Day shall not count toward the above time period and such period shall be extended by such number of Trading Days, if requested by the Company and the managing underwriter of an underwritten public offering by the Company of Common Stock, @Track shall not sell or otherwise transfer or dispose of any Registrable Shares or other securities of the Company held by @Track for a period of up to ninety (90) days following the effective date of a registration statement covering securities of the Company to be sold on its behalf to the public in an underwritten offering. The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of such 90-day period. If @Track receives any written notice from the Company regarding the Company's plans to file a registration statement @Track shall treat such notice confidentially and shall not disclose such information to any person other than as necessary to exercise its rights under this Agreement. Notwithstanding the foregoing, the Company may not impose any such stop-transfer instructions unless its executive officers are under substantially similar restrictions.

               (c) Notwithstanding Section (a) and Section (b) above, the Company shall only have the right to impose (i) a Blackout Period under Section
(a) and (ii) a stop transfer order under Section (b) for up to an aggregate of 90 days in any 360 day period.

          2.7  Rule 144 Requirements.  The Company agrees to:
               ---------------------

               (a) make and keep current public information about the Company available, as those terms are understood and defined in Rule 144;

               (b) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time it is subject to such reporting requirements); and

               (c) furnish to @Track upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act (at any time it is subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as @Track may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

`         2.8  Termination. All of the Company's obligations to keep the
Registration Statement referenced in Sections 2.1 of this Agreement effective shall terminate at such time as there are no Registrable Shares.

          2.9 Piggy-Back Registrations. If at any time during the Effectiveness Period there is not an effective Registration Statement covering all of the Registrable Shares and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or the then equivalent respective form relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, and other than an underwritten offering, then the Company shall send to @Track written notice of such determination and, if within fifteen days after receipt of such notice, @Track shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Shares @Track requests to be registered.

      3.  General.
          -------

               (a) Remedies. In the event of a breach by the Company or by @Track, of any of their obligations under this Agreement, @Track or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company and @Track agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by the other party of any of the provisions of this Agreement and hereby further agree that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

               (b) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

               (c) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

               (d) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

               (e) SELECTION OF A FORUM. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR IF JURISDICTION DOES NOT LIE IN FEDERAL COURT, THE STATE COURTS OF NEW YORK (THE "CHOSEN COURT") AND (A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (B) WAIVES ANY OBJECTION TO LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (C) WAIVES ANY OBJECTION THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO, AND (D) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH THIS AGREEMENT.

               (f) Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) four (4) business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

      If to the Company, at 11460 Cronridge Drive, Owings Mills, MD  21117,
Attention: David C. Reymann, Chief Financial Officer, or at such other address or addresses as may have been furnished in writing by the Company to @Track, with a copy to Wilmer, Cutler & Pickering, 2445 M St. N.W., Washington, D.C. 20037, Attention: Mark Dewire, Esq.; or

      If to @Track, at 1155 Kas Drive, Suite 100, Richardson, TX 75081,
Attention: General Counsel, or at such other address or addresses as may have been furnished in writing by @Track to the Company, with a copy to Locke Liddell & Sapp LLP 2200 Ross Avenue, Suite 2200, Dallas, TX 75201, Attention: Stephen L. Sapp, Esq.

      Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this Section.

               (g) Complete Agreement; Assignment. The Transaction Documents and the agreements and instruments delivered hereunder and thereunder constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other party hereto (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assignees, heirs and legal representatives; provided, however, that either party may assign its rights, obligations or liabilities hereunder to any party that merges with or acquires all of its stock or all or substantially all of its assets.

               (h) Force Majeure. Neither party may be deemed in default hereunder, nor shall it hold the other party responsible for any cessation, interruption or delay in the performance of its obligations under this Agreement due to causes beyond its reasonable control, including: any fire, flood, earthquake or other natural disaster, act of God, war or armed conflict (whether or not officially declared), strikes, civil disturbance, disruption of the public markets or the failure of supply, transportation, telecommunications, power or other essential commodity or service required in the conduct of its business, and other similar causes to those listed, in each case where failure to perform is beyond the control, and not caused by the negligence of, the non-performing party. The Company's timing obligations under this Agreement shall be tolled for the same period of time caused by a force majeure event.

               (i) Amendments and Waivers. Any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and @Track. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

               (j) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

               (k) Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

               (l) Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.


                            (Signature pages follow.)

          [Counterpart signature page to Registration Rights Agreement]



      Executed as of the date first written above.



                                    AETHER SYSTEMS, INC.



                                    By: /s/ David S. Oros
                                       ---------------------------------------

                                    Name:  David S. Oros

                                    Title: CEO

          [Counterpart signature page to Registration Rights Agreement]



      Executed as of the date first written above.



                                    @TRACK COMMUNICATIONS, INC.



                                    By: /s/ W. Michael Smith
                                       ---------------------------------------

                                    Name:  W. Michael Smith

                                    Title: Exec. VP & CFO

                                   EXHIBIT I

                               LICENSE AGREEMENT
                               -----------------

                                                                  EXECUTION COPY


                                 PATENT LICENSE

      THIS PATENT LICENSE AGREEMENT (the "Agreement") is made and entered into as of this 15th day of February, 2002, (the "Effective Date") by and between Aether Systems, Inc., a Delaware corporation (the "Licensee"), with its principal place of business located at 11460 Cronridge Drive, Owings Mills, Maryland, 21117 and @Track Communication, Inc., a Delaware corporation (the "Licensor"), with its principal place of business located at 1155 Kas Drive, Suite 100, Richardson, Texas, 75081.


                                  RECITALS

      WHEREAS, Licensee and Licensor will enter into an Asset Purchase Agreement dated as of even date hereof (the "Asset Purchase Agreement"), pursuant to which Licensor will sell, transfer, assign and convey, and Licensee will purchase, all right, title and interest of Licensor in the Acquired Assets (capitalized terms not defined below shall have the meanings ascribed to them in the Asset Purchase Agreement);

      WHEREAS, upon the Closing of the transactions contemplated in the Asset Purchase Agreement, Licensor will sell, transfer, assign and convey, and Licensee will purchase, all right, title and interest of Licensor in the Acquired Assets;

      WHEREAS, Licensee desires to obtain from Licensor a license under certain patents owned by Licensor, and Licensor is willing to so license such patents, upon the terms and subject to the conditions hereinafter set forth; and

      WHEREAS, the Asset Purchase Agreement contemplates the execution and delivery of this Agreement.

      NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows.

1.    DEFINITIONS

      The capitalized terms used in this Agreement and not otherwise defined shall have the following meanings:


      1.1 "Data Messaging Using Altered Identifier Patents" means the patents identified on Exhibit A attached hereto.

      1.2 "Other @Track Patents" means the patents identified on Exhibit B attached hereto.

      1.3 "Platinum Service Product Line" means the Spirit Software acquired from Burlington Motor Carriers, Inc. pursuant to that certain Software Transfer

            Agreement, dated April 25, 1997, between HighwayMaster Corporation and Burlington Motor Carriers, Inc. as modified which consists of an IBM AS/400 based outsourcing (ASP) solution providing dispatching, driver recruiting, rating and billing, accounts receivable, customer service, driver settlement/payroll, DOT compliance/driver logs, electronic data interchange (EDI), fuel management, vehicle maintenance, driver personnel management, safety/claims, and sales and marketing modules.

      1.4 "TrackWare(R) Asset Tracking Product Line" means Seller's TrackWare Remote Unit product which is comprised of a GPS satellite receiver, a Cellemetry(R)-enabled cellular transceiver, microprocessor, antenna, battery, cables and Webhost and host software and utilizes the Cellemetry Data Service Network to deliver and receive short data messages through use of the existing forward and reverse overhead control channels and the existing IS-41 capabilities of the AMPS cellular telephone network.

      1.5 "20/20V(TM) Product Line" means Seller's 20/20V On-Board Tracking Unit product which is comprised of a GPS satellite receiver, a Cellemetry(R)-enabled cellular transceiver, microprocessor, antenna, cables and Webhost software and utilizes the Cellemetry Data Service Network to deliver and receive short data messages through use of the existing forward and reverse overhead control channels and the existing IS-41 capabilities of the AMPS cellular telephone network.

2.    LICENSE

      2.1 Licensor hereby grants to Licensee, and Licensee hereby accepts, an irrevocable, nonexclusive, worldwide, perpetual, royalty free, fully paid, right and license under the Data Messaging Using Altered Identifier Patents to make, have made, use, sell, offer to sell, have sold, or otherwise dispose of, in any manner, and to any Person, and to import, and have imported, any products or services and to practice any method or process that would, but for the license granted in this Section 2.1, constitute an infringement of the Data Messaging Using Altered Identifier Patents.

      2.2 Licensor hereby grants to Licensee, and Licensee hereby accepts, an irrevocable, limited, nonexclusive, worldwide, perpetual, royalty free, fully paid, right and license under the Other @Track Patents to make, have made, use, sell, offer to sell, have sold, or otherwise dispose of, in any manner, and to any Person, import, and have imported, any products or services related to the Platinum Service Product Line, the TrackWare Asset Tracking Product Line, and the 20/20V Product Line that use the Cellemetry Data Service Network exclusively to transmit messages, but excluding the HM5000 product line.

      2.3 This Agreement does not include terms for a cross license and should not be read to include any such terms.

      2.4 Licensor expressly covenants that Licensor will not bring any lawsuit, cause of action, or claim, or threat of any of the foregoing, against Licensee under: (i) the Data Messaging Using Altered Identifier Patents; or (ii) the Other @Track Patents based upon Licensee's making, having made, using, selling, offering to sell, having sold, or otherwise disposing of, in any manner, and to any Person, importing, and having imported, any products or services related to the Platinum Service Product Line, the TrackWare Asset Tracking Product Line and the 20/20V Product Line that use the Cellemetry Data Service Network exclusively to transmit messages, but excluding the HM5000 product line.

      2.5 No Other Licenses. No license or other right is granted herein to Licensee directly or by implication, estoppel, exhaustion, or otherwise with respect to any other patents, patent applications, trade secrets, or know how of Licensor, and no such license or other rights shall arise from the consummation of this Agreement or from any acts, statements, or dealings leading to such consummation.

      2.6 Infringement by Others. In any action for infringement of the patents identified in Exhibit A and/or B attached hereto, Licensee shall make commercially reasonably efforts to cooperate with Licensor at Licensor's sole expense.

3.    WARRANTIES

      3.1 Licensor represents and warrants to Licensee that Licensor has the requisite power and authority to license to Licensee the Data Messaging Using Altered Identifier Patents and the Other @Track Patents pursuant to this Agreement.

      3.2 Licensee represents and warrants to Licensor that Licensee has the requisite power and authority to enter into this Agreement.

4.    NATURE OF LICENSES

      All rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, and shall otherwise be deemed to be, for purposes of
Section 356(n) of the United States Bankruptcy Code, or replacement provision therefore (the "Code"), licenses to rights to "intellectual property" as defined in the Code. The parties agree that Licensee, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The parties further agree that, in the event of the commencement of bankruptcy proceedings by or against Licensor under the Code, Licensee shall be entitled to retain all of its rights under the Agreement. In addition to the foregoing, in the event of commencement of bankruptcy proceedings by or against Licensee, the parties agree that Licensor shall be entitled to retain all its rights allowed by law, including rights by statute, common law, or rules under the Code.

5.    TERM AND TERMINATION

      5.1 Term. The term of this License Agreement shall commence on the Effective Date and shall continue thereafter to the last to expire of the Data Messaging Using Altered Identifier Patents and the Other @Track Patents.

      5.2 Breaches. This Agreement and each license granted hereunder shall not be terminable by Licensor or Licensee and the rights granted under this Agreement shall continue in full force and effect, notwithstanding any material breach of any term hereof by Licensor or Licensee. In the event of a breach of any term of this Agreement by Licensor or Licensee, the other party may bring any action against the breaching party and may seek any and all relief and remedies, subject to the limitations contained in the Asset Purchase Agreement.

6.    CONFIDENTIALITY

      Each party shall maintain in confidence all Confidential Information disclosed to it by the other party consistent with the provisions of Article 8 of the Asset Purchase Agreement.

7.    SURVIVAL

      The provisions of Sections 2, 6, and this Section 7 shall survive any expiration or termination of this Agreement.

8.    GENERAL PROVISIONS

      8.1 Assignment; Successors and Assigns. The rights and obligations hereunder may be assigned, delegated, or transferred by Licensor without the prior written consent of Licensee. The rights and obligations hereunder may be assigned, delegated, or transferred by Licensee in the event of a sale of all or substantially all of the assets associated with the Platinum Service Product Line, the TrackWare Asset Tracking Product Line, or the 20/20V Product Line. Notwithstanding the preceding sentence, this Agreement and each and every covenant, term, and condition herein shall be binding upon the parties hereto and their respective successors and permitted assigns.

      8.2 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

      8.3 Expenses. Except as otherwise provided elsewhere in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

      8.4 Amendments. This Agreement may be modified or amended only pursuant to a written agreement executed on behalf of all parties hereto. Nothing in this Agreement shall constitute or be construed as an amendment, modification, waiver or change to the Asset Purchase Agreement, unless the provisions of the Asset Purchase Agreement specifically states otherwise.

      8.5 Notices. All notices or other communications required or permitted to be given hereunder shall be delivered in accordance with the notice provisions set forth in the Asset Purchase Agreement.

      8.6 Interpretation; Exhibits. The headings contained in this Agreement and in any Exhibit hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement. The capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

      8.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party, to include delivery via facsimile.

      8.8 Entire Agreement. This Agreement, the Asset Purchase Agreement, and all agreements and instruments delivered in connection therewith contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to such subject matter.

      8.9 Modification. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, then such provision shall be modified by such court to the minimum extent necessary to made the provision valid, legal or enforceable in keeping with the intent of the provision and the remainder of the Agreement.

      8.10 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

      8.11 Order of Precedence. In the event of any conflict or inconsistency between the terms, provisions or conditions of this Agreement and the Asset Purchase Agreement, the terms, provisions and conditions of the Asset Purchase Agreement shall govern.

      8.12 Joint Work Product. This Agreement is the joint work product of representatives of the parties hereto; accordingly, in the event of ambiguities, no inferences shall be drawn against either party, including the party that drafted the Agreement in its final form.




                             Signature page follows

      IN WITNESS WHEREOF, Licensor and Licensee have each caused this Agreement to be duly signed and delivered to the other party.


                                    AETHER SYSTEMS, INC.


                                    By: /s/ David S. Oros
                                       -------------------------------------
                                       Name:  David S. Oros
                                              ------------------------------
                                       Title: CEO
                                              ------------------------------


                                    @TRACK COMMUNICATIONS, INC.



                                    By: /s/ W. Michael Smith
                                       -------------------------------------
                                       Name:  W. Michael Smith
                                       Title: Exec VP & CFO



                        Signature Page for Patent License

Exhibit A

Primary Patent Rights

1.  United States Patent No. 5,539,810;

2.  United States Patent No. 5,544,225;

3.  United States Patent No. 5,826,195; and

4. All divisional applications, continuation applications, continuation-in-part applications, and all patents or reexaminations or reissues of patents, which issue from or otherwise claim priority to any of the patents identified above herein, and all foreign counterparts thereof; but only to the extent of any claims in such applications or patents that are directed to data messaging using altered identifiers of a cellular transceiver, such applications or patents having claims directed to data messaging using altered identifiers may include some of the patents listed below in Exhibit B.

EXHIBIT B

NON-PRIMARY PATENT RIGHTS

      Issue Date  Patent No.  Name
      ----------------------------

      10/13/92    5,155,689   Vehicle locating and communicating method &
                              apparatus (continued on 5,299,132)

      03/29/94    5,299,132   Vehicle locating and communicating method &
                              apparatus using a cellular telephone network
                              (continuation of 5,155,689; continued on
                              5,398,190)

      03/14/95    5,398,190   Vehicle locating and communicating method &
                              apparatus (continuation of 5,299,132)

      09/26/95    5,454,027   Phantom mobile identification number method &
                              apparatus (continued on application reference
                              0139)

      04/30/96    5,513,111   Vehicle locating and communicating method &
                              apparatus (continued on 5,519,621)

      05/21/96    5,519,621   Vehicle locating and communicating method &
                              apparatus (continuation of 5,513,111; continued on
                              5,652,707)

      11/26/96    5,579,376   Phantom mobile identification number method &
                              apparatus (continuation of application reference no. 0139)

      07/29/97    5,652,707   Vehicle locating and communicating method &
                              apparatus (continuation of 5,519,621)

      12/02/97    5,694,322   Method & apparatus for determining tax of a
                              vehicle (continued on 5,970,481)

      12/16/97    5,699,275   System & method for remote patching of operating
                              code located in a mobile unit

      03/03/98    5,724,243   Method & apparatus for determining expected time
                              of arrival

      03/31/98    5,734,981   Method & apparatus for call delivery to a mobile
                              unit

      06/23/98    5,771,455   Data messaging in a communications network using a
                              feature request

      08/25/98    5,799,249   Method & apparatus for a nation-wide cellular
                              telephone network (continued on 6,061,558)

      11/03/98    5,832,394   Vehicle locating and communicating method &
                              apparatus

      03/16/99    5,884,221   Vehicle locating and communicating method &
                              apparatus

      05/18/99    5,905,433   Trailer communication system

      06/15/99    5,913,170   Locating system and method using a mobile
                              communications network

      06/29/99    5,918,172   Multiple number assignment module communication

      10/12/99    5,996,658   Automated selection of a communication path

      10/19/99    5,970,481   Method & apparatus for determining tax of a
                              vehicle (continuation of 5,694,322)

      11/09/99    5,983,108   Method & apparatus for a nation-wide cellular
                              telephone network

      Issue Date  Patent No.  Name
      ----------------------------

      11/16/99    5,987,377   Method & apparatus for determining expected time
                              of arrival

      12/07/99    5,999,091   Trailer communications system

      12/28/99    6,009,330   Method & apparatus for call delivery to a mobile
                              unit

      01/04/00    6,010,102   Multiplane bracket

      01/25/00    6,018,657   System and method for communicating a message
                              using a cellular telephone network

      04/25/00    6,055,426   Notification of a mobile unit out of coverage

      05/09/00    6,061,558   Method & apparatus for a nation-wide cellular
                              telephone network (continuation of 5,799,249)

      10/31/00    6,141,404   Voice & data communication

      11/14/00    6,148,202   Vehicle locating and communicating method &
                              apparatus

      11/21/00    6,149,229   Vehicle seat storage device

      12/26/00    6,167,255   System and method for providing menu data using a
                              communication network

      05/29/01    6,240,295   Data messaging in a communications network using a
                              feature request

      9/25/01     6,295,449   Data Messaging in a Communications Network Using a
                              Feature Request (continuation of Pat. No.
                              5,826,195)

      10/09/01    6,301,480   S & M for Communicating using a voice network and
                              data network

      10/23/01    6,308,060   M & A for Providing a Communication Path Using a
                              Paging Network

                                   EXHIBIT J

                   Intellectual Property Transfer Instrument
                   -----------------------------------------

                                   ASSIGNMENT

        WHEREAS, @Track Communications, Inc., a corporation organized and existing under the laws of Delaware, having a place of business at 1155 Kas Drive, Richardson, TX 75081 ("Assignor"), owns certain marks as follows:

        MARK            REG. NO.        DATE
        ----            --------        ----

TRACKWARE (US-9, 38)    2,453,690     05/22/01
TRACKWARE (MX-9)        688,874       02/28/01
TRACKWARE (MX-38)       691,798       03/28/01

        WHEREAS, Aether Systems, Inc., a corporation organized and existing under the laws of Delaware, and having a place of business at 11460 Cronridge, Owings Mills, Maryland 21117, ("Assignee"), is desirous of acquiring the entire right, title and interest in and to the marks, applications and registrations, and in and to any renewals and extensions that may be granted thereon, together with the goodwill of the business connected therewith;

        THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Assignor has sold, assigned, transferred and by these presents does hereby sell, assign and transfer unto the Assignee, its successors or assigns, the entire right, title and interest in and to the marks, applications and registrations, and in and to any renewals and extensions that may be granted thereon, together with the goodwill of the business connected therewith and any right to recover for past infringement thereof and other past injury thereto.

                             Signature Page Follows

                                    @Track Commmunications, Inc.


Date: March 15, 2002                By: /s/ W. MICHAEL SMITH
      ------------------               ----------------------------

                                       Name: W. MICHAEL SMITH
                                            -----------------------

                                       Title: EXEC VP & CFO
                                             ----------------------



STATE OF TEXAS            ss.
                          ss.
COUNTY OF DALLAS          ss.

               BEFORE ME, the undersigned authority, on this day personally appeared W. MICHAEL SMITH, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me under oath that he executed the same as the act and deed of @Track Communications, Inc., as EXEC. V.P. & CFO thereof, and for the purposes and consideration therein expressed.

               GIVEN UNDER MY HAND and seal of office, this 15th day of March, 2002.

[NOTARY PUBLIC SEAL]
============================
Tiffany R. Sweeden
My Commission Expires                   /s/ TIFFANY R. SWEEDEN
March 20, 2004                          -------------------------------
============================            Notary Public in and for
                                        the State of T E X A S

                                   ASSIGNMENT
                                   ----------
                              (INTENT-TO-USE MARKS)

        WHEREAS, @Track Communications, Inc., a corporation organized and existing under the laws of Delaware, having a place of business at 1155 Kas Drive, Richardson, TX 75081 ("Assignor"), owns certain marks as follows:

        MARK                  APPLICATION NO.             DATE FILED
        ----                  ---------------             ----------

        20/20V                76/300,091                   08/14/01
        20/20V                76/300,077                   08/14/01
        20/20V                76/300,083                   08/14/01
         & DESIGN
        20/20V                76/298,888                   08/14/01
         & DESIGN
        TRACKWARE (CA)        1,072,913                    08/29/00
        TRACKWARE (EP)        1,839,539                    09/05/00
        and

        WHEREAS, Aether Systems, Inc., a corporation organized and existing under the laws of Delaware, and having a place of business at 11460 Cronridge Drive, Owings Mills, Maryland, 21117 ("Assignee"), is desirous of acquiring the entire right, title and interest in and to the marks, applications and registrations, and in and to any renewals and extensions that may be granted thereon, together with the goodwill of the business connected therewith;

        WHEREAS, Assignee is the successor to the business of the Assignee, or that portion thereof, to which the mark pertains and that business is ongoing and existing;

        THEREFORE, BE IT KNOWN that for good and valuable consideration, the receipt of which is hereby acknowledged, said Assignor has sold, assigned, transferred and by these presents does hereby sell, assign and transfer unto the Assignee, its successors or assigns, the entire right, title and interest in and to the mark, and registration, and in and to any renewals and extensions that may be granted thereon, together with the goodwill of the business connected therewith and any right to recover for past infringement thereof and other past injury thereto.

        The Commissioner is requested to issue the certificate of registration to Assignee.


                             Signature Page Follows

                                    @Track Commmunications, Inc.


Date: March 15, 2002                By: /s/ W. MICHAEL SMITH
      ------------------               ----------------------------

                                       Name: W. MICHAEL SMITH
                                            -----------------------

                                       Title: EXEC VP & CFO
                                             ----------------------




STATE OF TEXAS           ss.
                         ss.
COUNTY OF DALLAS         ss.

               BEFORE ME, the undersigned authority, on this day personally appeared W. MICHAEL SMITH, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me under oath that he executed the same as the act and deed of @Track Communications, Inc., as EXEC. V.P. & CFO thereof, and for the purposes and consideration therein expressed.

               GIVEN UNDER MY HAND and seal of office, this 15th day of March, 2002.

[NOTARY PUBLIC SEAL]
============================
Tiffany R. Sweeden
My Commission Expires                   /s/ TIFFANY R. SWEEDEN
March 20, 2004                          -------------------------------
============================            Notary Public in and for
                                        the State of T E X A S

                                    EXHIBIT M


                      Preferred Stock Conversion Agreement
                      ------------------------------------

                                                                  EXECUTION COPY


                              AETHER SYSTEMS, INC.
                              --------------------

                      PREFERRED STOCK CONVERSION AGREEMENT
                      ------------------------------------


      THIS PREFERRED STOCK CONVERSION AGREEMENT (this "Agreement") dated to be effective among the parties hereto as of March 15, 2002 is entered into by and among Aether Systems, Inc. a Delaware corporation (the "Corporation"), and @Track Communications, Inc., a Delaware Corporation ("Holder").

      WHEREAS, the Corporation and Holder have entered into that certain Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement"), pursuant to which the Corporation has acquired certain assets from Holder in return for consideration consisting of $3,000,000 in cash and the Note, which is payable at the election of the Corporation in cash or in shares of Series A Preferred Stock, which shares are, in turn, convertible into shares of Common Stock; and

      WHEREAS, the Corporation and Holder desire to provide for certain arrangements with respect to the conversion of shares of the Series A Preferred Stock issued by the Corporation pursuant to the Note into shares of the Corporation's Common Stock; and

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Certificate of Designation of Series A Convertible Redeemable Preferred Stock of the Corporation (the "Certificate").

      2. Conversions at Option of Holder. Each share of Series A Preferred Stock shall be convertible into shares of Common Stock at the option of the Holder, subject to the limitations set forth in the Certificate.

      3. Mechanics of Conversion. Holder shall effect conversions in the manner provided in Section 4(c) of the Certificate and subject to the conversion restrictions set forth in Section 4(b) of the Certificate. Holder shall use the notice of conversion attached hereto as Exhibit A ("Conversion Notice") to effect any conversion of Series A Preferred Stock into Common Stock. The Corporation shall, upon the reasonable request of the Holder, if available, use commercially reasonable efforts to deliver any certificate or certificates required to be delivered by the Corporation electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

      4. Damages. If upon a properly exercised conversion by the Holder pursuant to this Agreement and the Certificate, the Corporation fails to deliver to the Holder such certificate or certificates required to be delivered pursuant to Section 4(c) of the Certificate, by the third Trading Day after the date that a Conversion Notice is properly delivered to the Corporation and if after such third Trading Day the Holder purchases (in an open market transaction) Common Stock to deliver in satisfaction of a sale by such Holder of the shares of Common Stock which the Holder was entitled to receive upon such conversion (a "Buy-In"), then the Corporation shall

(A) pay in cash as liquidated damages and not as a penalty, to the Holder the amount by which (x) the Holder's total purchase price (including reasonable brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive, but did not receive, from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation, provided, however, that the Corporation shall not be liable for such Buy-In damages if the failure to deliver the shares of Common Stock as required was through no fault of the Corporation. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the market price of the shares of Common Stock on the date of conversion totaled $10,000, under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In. Holder's right to receive payment under this Section 3 shall be its sole remedy for any failure by the Corporation to deliver the shares of Common Stock as required under the Certificate.

      5. Notices. Any and all notices or other communications required by the provisions of the Certificate and/or this Agreement to be given by the Holder, including any Conversion Notice, shall be in writing and delivered by confirmed facsimile with a concurrent confirmed email as set forth below; facsimile number: 443-394-5060, Attention: Chauncey Martin; and email address: requesttoconvert@aethersystems.com; provided, however, that the Holder shall not be responsible for failing to provide notice due to the failure of the Corporation's communications devices and/or infrastructure. With a copy, which shall not constitute notice hereunder, to; (i) the Corporation's transfer agent at BankBoston, N.A., Transfer Agent and Registrar, Mail Stop: 45-02-62, 150 Royall Street, Canton, MA 02021 Attn: Paula Gill, facsimile number (781) 575-2149, and (ii) Wilmer, Cutler & Pickering, 2445 M Street, NW, Washington DC 20037, Attn: Mark A. Dewire, Esq., facsimile number (202) 663-6363. For the avoidance of doubt, notice given by either facsimile or email alone shall not be sufficient notice hereunder. Such notice shall be deemed effective (i) on the Trading Day received, if received by 1:00 P.M. Baltimore, Maryland time, or (ii) on the next Trading Day, if received (A) on any day that is not a Trading Day or
(B) after 1:00 P.M Baltimore, Maryland time on a Trading Day. Any and all notices or other communications or deliveries to be provided by the Corporation pursuant to the terms of the Certificate or hereunder shall be in writing and delivered personally, or sent by a nationally recognized overnight courier service, addressed to the Holder at the address of the Holder appearing on the books of the Corporation, or if no such address appears, at the principal place of business of the Holder. Any notice or other communication or delivery required to be given pursuant to the Certificate or hereunder shall be deemed given when delivered if personally delivered, or the next Business Day if sent via overnight courier. Either the Holder or the Corporation may change its notice address, facsimile number or email address (if applicable) by delivering notice to the other party as provided in this Section.

      6. Cooperation. Upon conversion, the Corporation shall cooperate with Holder to facilitate the timely preparation and delivery of certificates representing the shares of Common Stock to be delivered to a transferee pursuant to a Registration Statement (as defined in the Asset Purchase Agreement), which certificates shall be free, to the extent permitted by the Asset

Purchase Agreement and Certificate, of all restrictive legends, and to enable such shares of Common Stock to be in such denominations and registered in such names as Holder may designate.

      7. Force Majeure. Neither party may be deemed in default hereunder, nor shall it hold the other party responsible for any cessation, interruption or delay in the performance of its obligations under this Agreement due to causes beyond its reasonable control, including: any fire, flood, earthquake or other natural disaster, act of God, war or armed conflict (whether or not officially declared), strikes, civil disturbance, disruption of the public markets or the failure of supply, transportation, telecommunications, power or other essential commodity or service required in the conduct of its business, and other similar causes to those listed, in each case where failure to perform is beyond the reasonable control, and not caused by the negligence of, the non-performing party. The Corporation's timing obligations under this Agreement shall be tolled for the same period of time caused by a force majeure event.

      8. Termination. This Agreement shall terminate and be of no further force or effect at such time as there are no shares of Series A Preferred Stock held or owned by Holder.

      9. Setoff. Notwithstanding anything to the contrary herein, the Corporation shall have the right, but not the obligation, to setoff against the following portion of the Purchase Price (as such term is defined in the Asset Purchase Agreement): (i) $1,000,000 held in escrow pursuant to the Escrow Agreement (as such term is defined in the Asset Purchase Agreement), (ii) $2,000,000 of the $4,000,000 due and payable sixty (60) days after Closing (as such term is defined in the Asset Purchase Agreement) pursuant to the Note; and
(iii) $4,000,000 due and payable 90 days after Closing pursuant to the Note, in whole or in part, for any claims pursuant to Article 7 of the Asset Purchase Agreement that in the Corporation's good faith and reasonable estimate, could be expected to result in Damages to the Business (as such term is defined in the Asset Purchase Agreement) in excess of $1,000,000. Any amounts setoff by the Corporation pursuant to this Section 9 that are subsequently delivered to Holder shall be paid in cash. Notwithstanding anything to the contrary set forth in this Agreement or any other agreement or instrument contemplated hereby, the Corporation shall not be entitled to any setoff unless the Corporation provides prior written notice of its intent to setoff to the Holder, which notice shall be effective when sent and state in reasonable detail the Corporation's good faith basis for, and estimate of, the aggregate amount of its total claim for setoff. The Corporation agrees to consult with the Holder for a period of not less than ten (10) days after the delivery of such notice by the Corporation regarding the proposed setoff, provided, however, that the Corporation shall have a right to withhold payment hereunder during any such period of consultation. The reasonable exercise of such right of setoff by the Corporation in good faith, whether or not ultimately determined to be justified, will not constitute a breach or event of default under this Agreement. Neither the exercise of, nor the failure to exercise such right of setoff, will constitute an election of remedies or limit the Corporation in any manner in the enforcement of any other remedies that may be available to it.

      10. General.
          -------

          (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

          (b) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware without giving effect to the choice of law provisions thereof.

          (c) SELECTION OF A FORUM. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR IF JURISDICTION DOES NOT LIE IN FEDERAL COURT, THE STATE COURTS OF NEW YORK (THE "CHOSEN COURT") AND (A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (B) WAIVES ANY OBJECTION TO LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (C) WAIVES ANY OBJECTION THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO, AND (D) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH THIS AGREEMENT.

          (d) Complete Agreement; Assignment. This Agreement, the Asset Purchase Agreement, and the agreements and instruments delivered hereunder and thereunder constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other party hereto (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assignees, heirs and legal representatives; provided, however, that either party may assign its rights, obligations or liabilities hereunder to any party that merges with or acquires all of its stock or all or substantially all of its assets.

          (e) Amendments and Waivers. Any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Corporation and Holder. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision or a waiver of any other provision or a waiver of any other provision.

          (f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

          (g) Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures and such signatures shall be effective and binding upon the party executing the same upon the transmission of such signature via facsimile.

          (h) Section Headings. The section headings are for the convenience of the parties and in no way define, alter, modify, amend, limit or restrict the contractual obligations of the parties.


                            (Signature pages follow)

      [Counterpart signature page to Preferred Stock Conversion Agreement]



      Executed as of the date first written above.



                                                Aether Systems, Inc.



                                                By: /s/ Dsvid S. Oros
                                                   ---------------------------
                                                Name:  David S. Oros

                                                Title: CEO

      [Counterpart signature page to Preferred Stock Conversion Agreement]



      Executed as of the date first written above.



                                                @Track Communications, Inc.



                                                By: /s/ W. Michael Smith
                                                   ---------------------------

                                                Name:  W. Michael Smith

                                                Title: Exec VP & CFO

                                    EXHIBIT A

                              NOTICE OF CONVERSION


(To be Executed by the Registered Holder) in order to Convert shares of Preferred Stock)


The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of common stock, $0.01 par value per share (the "Common Stock"), or Aether Systems, Inc., a Delaware corporation (the "Company"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                             ---------------------------------------------------
                             Date to Effect Conversion


                             ---------------------------------------------------
                             Number of shares of Preferred Stock to be Converted


                             ---------------------------------------------------
                             Stated Value of shares of Preferred Stock to be Converted


                             ---------------------------------------------------
                             Number of shares of Common Stock to be Issued


                             ---------------------------------------------------
                             Applicable Conversion Price


                             ---------------------------------------------------
                             Signature


                             ---------------------------------------------------
                             Name and Title (if applicable)


                             ---------------------------------------------------
                             Address